Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

TSI HOLDINGS II, LLC,

TOWN SPORTS INTERNATIONAL, LLC,

VARIOUS LENDERS

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as ADMINISTRATIVE AGENT

Dated as of November 15, 2013

DEUTSCHE BANK SECURITIES INC.

and

KEYBANK NATIONAL ASSOCIATION

as JOINT LEAD ARRANGERS and JOINT BOOK RUNNING MANAGERS,

and

KEYBANK NATIONAL ASSOCIATION,

as SYNDICATION AGENT

(i)

SECTION 5.	Prepayments; Payments; Taxes	62

5.01	Voluntary Prepayments	62
5.02	Mandatory Repayments	63
5.03	Method and Place of Payment	68
5.04	Net Payments	68

SECTION 6.	Conditions Precedent to Credit Events on the Initial Borrowing Date	71

6.01	Effective Date; Notes	71
6.02	Officer’s Certificate	71
6.03	Opinions of Counsel	71
6.04	Corporate Documents; Proceedings; etc.	71
6.05	PATRIOT Act	72
6.06	Refinancing	72
6.07	Adverse Change, Approvals	72
6.08	Litigation	72
6.09	Pledge Agreement	73
6.10	Security Agreement	73
6.11	Subsidiaries Guaranty	73
6.12	Financial Statements; Pro Forma Financials; Projections; etc.	73
6.13	Solvency Certificate; Insurance Certificates	73
6.14	Fees, etc.	74
6.15	Public Debt Ratings	74

SECTION 7.	Conditions Precedent to All Credit Events	74

7.01	No Default; Representations and Warranties	74
7.02	Notice of Borrowing; Letter of Credit Request	74

SECTION 8.	Representations, Warranties and Agreements	75

8.01	Organizational Status	75
8.02	Power and Authority	75
8.03	No Violation	75
8.04	Approvals	76
8.05	Financial Statements; Financial Condition; Undisclosed Liabilities; Holdings’ Projections	76
8.06	Litigation	77
8.07	True and Complete Disclosure	77
8.08	Use of Proceeds; Margin Regulations	77
8.09	Tax Returns and Payments	78
8.10	Compliance with ERISA	78
8.11	The Security Documents	79
8.12	Properties	80
8.13	Capitalization	80
8.14	Subsidiaries	80
8.15	Compliance with Statutes, etc.	80
8.16	Investment Company Act	81
8.17	Environmental Matters	81
8.18	Labor Relations	81

(ii)

8.19	Intellectual Property, etc.	82
8.20	Indebtedness	82
8.21	Insurance	82
8.22	Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.	82
8.23	Anti-Terrorism Laws	82

SECTION 9.	Affirmative Covenants	83

9.01	Information Covenants	83
	(a) Quarterly Financial Statements	83
	(b) Annual Financial Statements	83
	(c) Management Letters	84
	(d) Budgets	84
	(e) Officer’s Certificates	84
	(f) Notice of Default, Litigation and Material Adverse Effect	84
	(g) Environmental Matters	84
	(h) PATRIOT Act	85
	(i) Other Information	85
9.02	Books, Records and Inspections	85
9.03	Maintenance of Property; Insurance	86
9.04	Existence; Franchises	86
9.05	Compliance with Statutes, etc.	86
9.06	Compliance with Environmental Laws	87
9.07	ERISA	87
9.08	End of Fiscal Years; Fiscal Quarters	88
9.09	Contributions	88
9.10	Payment of Taxes	88
9.11	Use of Proceeds	88
9.12	Additional Security; Further Assurances; etc.	88
9.13	Ownership of Subsidiaries; etc.	90
9.14	Maintenance of Ratings	90
9.15	Permitted Acquisitions	90
9.16	Cash on Hand at the Captive Insurance Company	91

SECTION 10.	Negative Covenants	91

10.01	Liens	91
10.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	93
10.03	Dividends	95
10.04	Indebtedness	96
10.05	Advances, Investments and Loans	98
10.06	Transactions with Affiliates	100
10.07	Total Leverage Ratio	101
10.08	Limitations on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	101
10.09	Limitation on Certain Restrictions on Subsidiaries	102
10.10	Limitation on Issuance of Capital Stock	103
10.11	Business, etc.	103
10.12	Change of Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization etc.	103

(iii)

SECTION 11.	Events of Default	104

11.01	Payments	104
11.02	Representations, etc.	104
11.03	Covenants	104
11.04	Default Under Other Agreements	104
11.05	Bankruptcy, etc.	105
11.06	ERISA	105
11.07	Security Documents	106
11.08	Guaranties	106
11.09	Judgments	106
11.10	Change of Control	106

SECTION 12.	The Administrative Agent	107

12.01	Appointment	107
12.02	Nature of Duties	107
12.03	Lack of Reliance on the Administrative Agent	108
12.04	Certain Rights of the Administrative Agent	108
12.05	Reliance	108
12.06	Indemnification	108
12.07	The Administrative Agent in its Individual Capacity	108
12.08	Holders	109
12.09	Resignation by the Administrative Agent	109
12.10	Collateral Matters	110

SECTION 13.	Miscellaneous	111

13.01	Payment of Expenses, etc.	111
13.02	Right of Setoff	112
13.03	Notices	112
13.04	Benefit of Agreement; Assignments; Participations	113
13.05	No Waiver; Remedies Cumulative	115
13.06	Payments Pro Rata	116
13.07	Calculations; Computations	116
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	117
13.09	Counterparts	118
13.10	Effectiveness	118
13.11	Headings Descriptive	118
13.12	Amendment or Waiver; etc.	118
13.13	Survival	120
13.14	Domicile of Loans	120
13.15	Register	120
13.16	Confidentiality	121
13.17	PATRIOT Act	121
13.18	No Advisory or Fiduciary Responsibility	122
13.19	Interest Rate Limitation	122

(iv)

SECTION 14.	Credit Agreement Parties Guaranty	122

14.01	Guaranty	122
14.02	Bankruptcy	123
14.03	Nature of Liability	123
14.04	Independent Obligation	123
14.05	Authorization	124
14.06	Reliance	124
14.07	Subordination	124
14.08	Waiver	125
14.09	Payments	126
14.10	Maximum Liability	126
14.11	Keepwell	126

SCHEDULES

SCHEDULE I	Commitments
SCHEDULE II	Lender Addresses
SCHEDULE III	Existing Letters of Credit
SCHEDULE IV	Real Property
SCHEDULE V	Plans
SCHEDULE VI	Subsidiaries
SCHEDULE VII	Existing Indebtedness
SCHEDULE VIII	Insurance
SCHEDULE IX	Legal Names, Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.
SCHEDULE X	Existing Liens
SCHEDULE XI	Existing Investments
SCHEDULE XII	Reverse Dutch Auction Procedures

EXHIBITS

EXHIBIT A-1	Notice of Borrowing
EXHIBIT A-2	Notice of Conversion/Continuation
EXHIBIT B-1	Initial Term Note
EXHIBIT B-2	Revolving Note
EXHIBIT B-3	Swingline Note
EXHIBIT B-4	Incremental Term Note
EXHIBIT C	Letter of Credit Request
EXHIBIT D	Section 5.04(d)(ii) Certificate
EXHIBIT E	Opinion of Simpson Thacher & Bartlett LLP
EXHIBIT F	Officers’ Certificate
EXHIBIT G	Pledge Agreement
EXHIBIT H	Security Agreement
EXHIBIT I	Subsidiaries Guaranty
EXHIBIT J	Solvency Certificate
EXHIBIT K	Compliance Certificate
EXHIBIT L	Assignment and Assumption Agreement
EXHIBIT M	Joinder Agreement
EXHIBIT N	Subordination Provisions
EXHIBIT O-1	Incremental Term Loan Commitment Agreement
EXHIBIT O-2	Incremental RL Commitment Agreement
EXHIBIT P	License Subsidiary Subordination Agreement

(v)

CREDIT AGREEMENT, dated as of November 15, 2013, among TSI HOLDINGS II, LLC, a Delaware limited liability company (“Holdings”), TOWN SPORTS INTERNATIONAL, LLC, a New York limited liability company (the “Borrower”), the Lenders party hereto from time to time, and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“86th Street Property” shall mean the Real Property owned by the Borrower or a Subsidiary Guarantor and located at 151 East 86th Street, New York, New York 10028.

“86th Street Asset Sale” shall have the meaning provided in Section 5.02(d).

“Acquired Entity or Business” shall mean either (x) the assets and liabilities constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of such stock acquisition, become a Wholly-Owned Domestic Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving Person); provided that any foreign operations of any such Person may be held by one or more Foreign Subsidiaries of such Person to the extent otherwise permitted under this Agreement.

“Additional Security Documents” shall have the meaning provided in Section 9.12.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense, non-cash interest expense and non-cash stock or stock option compensation expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean DBNY, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Affiliate thereof shall be considered an Affiliate of Holdings or any Subsidiary thereof.

“Agent-Related Person” shall have the meaning provided in Schedule XII.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Anti-Terrorism Laws” shall have the meaning provided in Section 8.23.

“Applicable Excess Cash Flow Repayment Percentage” shall mean 50%; provided that, (i) if the Secured Leverage Ratio as of the last day of the respective Excess Cash Flow Payment Period is less than 2.50:1.00 but greater than or equal to 2.00:1.00, then the Applicable Excess Cash Flow Repayment Percentage instead shall be 25%, and (ii) if the Secured Leverage Ratio as of the last day of the respective Excess Cash Flow Payment Period is less than 2.00:1.00, then the Applicable Excess Cash Flow Repayment Percentage instead shall be 0%.

“Applicable Margin” shall mean a percentage per annum equal to: (i) in the case of Initial Term Loans maintained as (x) Base Rate Loans, 2.50%, and (y) Eurodollar Loans, 3.50%; (ii) in the case of Revolving Loans maintained as (x) Base Rate Loans, 2.50%, and (y) Eurodollar Loans, 3.50%; (iii) in the case of Swingline Loans, 2.50%; and (iv) in the case of any Type of Incremental Term Loan of a given Tranche that is not an Initial Term Loan, that percentage per annum set forth in, or calculated in accordance with, Section 2.14 and the respective Incremental Term Loan Commitment Agreement.

Notwithstanding anything to the contrary contained above in this definition, (A) the Applicable Margins in respect of any Tranche of Term Loans shall be increased as, and to the extent, necessary to comply with Section 2.14(a), (B) the Applicable Margins in respect of Revolving Loans and Swingline Loans shall be increased as, and to the extent, necessary to comply with Section 2.15(a), (C) the Applicable Margins in respect of any Tranche of Revolving Loans and Swingline Loans made pursuant to any Extended Revolving Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer and (D) the Applicable Margins in respect of any Tranche of Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Offer.

“Applicable Threshold Price” shall have the meaning provided in Schedule XII.

“Asset Sale” shall mean any sale, transfer or other disposition by Holdings or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to Holdings or any of its Wholly-Owned Subsidiaries of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person) other than sales of assets pursuant to Sections 10.02(ii), (vi), (vii), (viii), (x), (xi), (xii) and (xiii).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Auction” shall have the meaning provided in Section 2.17.

“Auction Amount” shall have the meaning provided in Schedule XII.

“Auction Assignment and Assumption” shall have the meaning provided in Schedule XII.

“Auction Manager” shall have the meaning provided in Section 2.17.

“Auction Notice” shall have the meaning provided in Schedule XII.

“Authorized Financial Officer” of any Person shall mean the chief financial officer, the vice-president finance, the treasurer or assistant treasurer of such Person or, if there is no chief financial officer, vice-president finance, treasurer or assistant treasurer of such Person, any other senior executive officer of such Person designated by the president of such Person as being a financial officer authorized to deliver and certify financial information under this Agreement.

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, an Authorized Financial Officer of Holdings or the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Holdings or the Borrower.

“Available Amount” shall mean, at any time, the remainder of (a) the sum of (I) the Cumulative Retained Excess Cash Flow Amount at such time and (II) the Permitted Equity Proceeds Basket Amount at such time minus (b) the sum of (I) the aggregate amount of all Dividends theretofore paid or made pursuant to Section 10.03(vii), (II) the aggregate amount of all Investments theretofore made pursuant to Section 10.05(xiv) and (III) the aggregate amount of all cash payments theretofore made pursuant to Section 10.08(i)(z).

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time, (iii) the Eurodollar Rate for a Eurodollar Loan with a one-month Interest Period commencing on such day plus 1.00%, (iv) with respect to Initial Term Loans only, 2.00% (as such percentage may be increased as, and to the extent, necessary to comply with Section 2.14(a)) and (v) with respect to any Tranche of Incremental Term Loans, such percentage as may be agreed to in the respective Incremental Term Loan Commitment Agreement (as such percentage may be increased as, and to the extent necessary, to comply with Section 2.14(a)). For purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto as provided herein.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“BRS” shall mean Bruckmann, Rosser, Sherrill & Co. Management, L.P, a Delaware limited partnership.

“BRS Investors” shall mean collectively: BRS; Bruce Bruckmann, an individual and his family members; Elizabeth McShane, an individual; Beverly Place, an individual; Kurt Bruckmann, an individual; William Bruckmann, an individual; BCB Family Partners, L.P.; NAZ Family Partners, L.P.; Bruce C. Bruckmann Family 1996 Trust; Bruce C. Bruckmann 1999 Gift Trust; Bruce C. Bruckmann 2007 Gift Trust; Nancy Zweng, an individual; Harold O. Rosser, an individual, his family members and any trust, the beneficiaries of which include only him, his spouse, parents, siblings, or direct lineal descendants; Stephen Sherrill, an individual, his family members and any trust, the beneficiaries of which include only him, his spouse, parents, siblings, or direct lineal descendants; Paul D. Kaminski, an individual; and Merrill Lynch Pierce Fenner & Smith, Custodian for the Benefit of Paul D. Kaminski IRA.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank Eurodollar market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of any such Permitted Acquisition, Significant Asset Sale or other event for which financial statements have been delivered pursuant to this Agreement.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with generally accepted accounting principles and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person (but otherwise subject to Section 13.07(a)(iv)), all rental obligations of such Person which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Captive Insurance Company” shall mean TSI Insurance, Inc., a New York captive insurance company and a Wholly-Owned Domestic Subsidiary of the Borrower.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, and (vii) in the case of Foreign Subsidiaries of the Borrower only (in addition to instruments referred to in clauses (i) through (vi) above), instruments equivalent to those referred to in clauses (i) through (vi) above denominated in a foreign currency, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short term cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary of the Borrower organized in such jurisdiction.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean any of (i) from and after the Effective Date (x) any “Person” or “Group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date), other than BRS, the BRS Investors and their Permissible Transferees, (A) is or shall become the “beneficial owners” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Effective Date), directly or indirectly, of 35% or more on a fully diluted basis of the Voting Equity Interests of Parent, unless BRS, the BRS Investors and their Permissible Transferees are the “beneficial owners” (as so defined) of at least a majority of such Voting Equity Interests on a fully diluted basis, or (B) shall have obtained the power (whether or not exercised) to elect a majority of Parent’s directors or (y) the board of directors of Parent shall cease to consist of a majority of Continuing Directors, (ii) Parent shall cease to own (directly or indirectly) 100% of the Equity Interests of Holdings, (iii) Holdings shall cease to directly own 100% of the Equity Interests of the Borrower, or (iv) a “change of control” (or similar term) pursuant to, and as defined in, any Permitted Unsecured Debt Document in respect of any Permitted Unsecured Debt with an aggregate principal amount of $10,000,000 or more shall occur.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral and all cash and Cash Equivalents delivered as collateral pursuant to Section 2.18(a), 4.02(c), 5.02 or 11.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean any of the commitments of any Lender, i.e., an Initial Term Loan Commitment, an Incremental Term Loan Commitment or a Revolving Loan Commitment.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Holdings and its Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (w) any extraordinary, non-recurring or unusual gains or losses, (x) any non-cash income or gains (other than any non-cash income that may be recognized over time in accordance with generally accepted accounting principles in the U.S. in the ordinary course of business of the Borrower and its Subsidiaries on a basis consistent with past practices where cash payments to the Borrower and its Subsidiaries are made upfront in respect of initiation fees, personal training coupons and similar types of programs), (y) any after-tax effect of income or loss from the early extinguishment of (i) Indebtedness (including obligations under any Interest Rate Protection Agreements or Other Hedging Agreements) or (ii) other derivative instruments, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business), adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period and not otherwise excluded from the calculation of Consolidated EBITDA pursuant to clauses (w), (x), (y) and (z) above in this definition), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of Holdings and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for Holdings and its Subsidiaries determined on a consolidated basis for such period (including, for this purpose (to the extent not otherwise included therein), any cash Dividends (including through payments under any tax sharing agreement) paid by Holdings to Parent (or any other Parent Entity) pursuant to Section 10.03(viii)(y)), (iii) all depreciation and amortization expense of Holdings and its Subsidiaries determined on a consolidated basis for such period, (iv) the amount of all Transaction Expenses for such period, (v) the amount of all deferred rent expense of Holdings and its Subsidiaries determined on a consolidated basis for such period, (vi) the amount of all non-cash deferred compensation expense of Holdings and its Subsidiaries determined on a consolidated basis for such period resulting from the issuance of capital stock, stock options or stock appreciation rights to former or current directors, officers or employees of Holdings or any Subsidiary of Holdings, or the exercise of such options or rights, (vii) the amount of all non-cash deferred compensation expense of Holdings and its Subsidiaries determined on a consolidated basis for such period resulting from the repurchase of capital stock, options and rights described in preceding clause (vi), (viii) the amount of all non-cash charges of Holdings and its Subsidiaries determined on a consolidated basis for such period resulting from discontinued operations to the extent otherwise permitted by FAS 141 to the extent that same were deducted in arriving at Consolidated Net Income for such period, (ix) the amount of all non-cash charges relating to the impairment or write-down of fixed assets, intangible assets or goodwill for such period, (x) the amount of all other non-cash charges of Holdings and its Subsidiaries determined on a consolidated basis for such period, (xi) the amount of all prepayment premiums paid in connection with any retirement of Indebtedness, (xii) the aggregate amount of the Dividend Bonus Payments expensed during such period, (xiii) the aggregate amount of fees, costs and expenses incurred in connection with any amendment, modification or waiver of any Credit Document, any Permitted Acquisition or similar Investment, any Asset Sale, or any equity or debt issuance (in each case, (a) not prohibited under this Agreement and (b) whether or not consummated) during such period and (xiv) the amount of all charges and expenses incurred during such period in respect of restructurings, store closings, headcount reductions or other similar actions, including severance charges in respect of employee terminations during such period, in an aggregate amount not to exceed 10% of Consolidated EBITDA for such period (calculated before giving effect to any increase in Consolidated EBITDA pursuant to this clause (xiv)) and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) (i) the amount of any payment of rent during such period that was deferred in a previous period and (ii) the amount of all cash payments and cash charges made during such period relating to any non-cash charges taken in a previous period pursuant to preceding clause (A)(viii) or (x). For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.

“Consolidated Indebtedness” shall mean, at any time, the remainder of (A) the sum of (without duplication) (i) all Indebtedness of Holdings and its Subsidiaries (on a consolidated basis) in respect of borrowed money, notes or similar instruments, purchase money Indebtedness, Seller Financing and Capitalized Lease Obligations, (ii) reimbursement obligations in respect of all Indebtedness of Holdings and its Subsidiaries of the type described in clause (ii) of the definition of Indebtedness and (iii) all Contingent Obligations of Holdings and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that, for the avoidance of doubt, the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of Holdings or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Indebtedness” minus (B) the lesser of (x) the aggregate amount of all Unrestricted cash and Cash Equivalents (including, for the avoidance of doubt, cash and Cash Equivalents restricted in favor of the Administrative Agent or the Collateral Agent) on hand of Holdings and its Subsidiaries at such time and (y) $50,000,000.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Holdings and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests); provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of Holdings or is accounted for by Holdings by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Holdings or a Subsidiary thereof during such period, (ii) the net income of any Subsidiary of Holdings (other than the Borrower) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary, (iii) the consolidated net income of Holdings for any period shall be reduced (to the extent not otherwise reduced under U.S. generally accepted accounting principles) by the aggregate amount of cash Dividends (including through payments under any tax sharing agreement) paid to Parent (or any other Parent Entity) during such period pursuant to Sections 10.03(v) and (viii) and (iv) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or all or substantially all of the property or assets of such Person are acquired by a Subsidiary of the Borrower.

“Consolidated Secured Indebtedness” shall mean, at any time, the aggregate amount of all Consolidated Indebtedness of Holdings and its Subsidiaries at such time that is secured by a Lien on any asset of Holdings and/or any of its Subsidiaries (including, without limitation, the Obligations).

“Contingent Obligation” shall mean, as to any Person, without duplication, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Parent on the Effective Date and each other director of Parent if such director’s nomination for election to the board of directors of Parent is recommended by a majority of the then Continuing Directors.

“Credit Agreement Party” shall mean and include Holdings and the Borrower.

“Credit Agreement Party Guaranty” shall mean the guaranty of the Credit Agreement Parties pursuant to Section 14.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Subsidiaries Guaranty, each Security Document, the License Subsidiary Subordination Agreement, each Joinder Agreement, each Incremental Term Loan Commitment Agreement and each Incremental RL Commitment Agreement.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“Cumulative Retained Excess Cash Flow Amount” shall mean, an amount, not less than zero, equal to the remainder of (A) the aggregate amount of Excess Cash Flow for all Excess Cash Flow Payment Periods for which financial statements have been required to be delivered pursuant to Section 9.01(b), commencing with the Excess Cash Flow Payment Period in respect of Holdings’ fiscal year ending December 31, 2014 minus the sum of (I) the aggregate amount of prepayments required to be made in respect of such Excess Cash Flow pursuant to Section 5.02(e) and (II) the aggregate amount by which the applicable prepayment required pursuant to Section 5.02(e) for the respective Excess Cash Flow Payment Period has been reduced by operation of clause (B) of such Section 5.02(e).

“DBNY” shall mean Deutsche Bank AG New York Branch, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Insured Risks” shall mean those categories of risks that are not covered by the Borrower’s and its Subsidiaries third party insurance coverage required to be maintained pursuant to Section 9.03 (such as, but not limited to, war, sabotage, terrorism, reputation and deceptive practices and other coverages in excess of those amounts required to be maintained by such Section 9.03) and which are not generally available at commercially reasonable rates as determined in good faith by the board of directors of the Borrower.

“Discount Range” shall have the meaning provided in Schedule XII.

“Dividend” shall mean any dividend or other distribution (whether in cash, securities or other property (other than common Equity Interests of the respective Person paying such dividend or distribution) with respect to any Equity Interest of Holdings or any of its Subsidiaries, or any payment (whether in cash, securities or other property (other than common Equity Interests of the respective Person paying such dividend or distribution)) including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of Holdings or any of its Subsidiaries.

“Dividend Bonus Payments” shall mean the cash bonus payments made by the Borrower and/or its Subsidiaries to certain directors, officers and other employees of Parent or any of its Subsidiaries who hold options to purchase common stock of Parent in an aggregate amount not to exceed $5,000,000 for all such directors, officers and other employees.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of Holdings incorporated or organized in the United States, any State thereof or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Effective Date” shall have the meaning provided in Section 13.10.

“Effective Yield” shall mean, as to any Tranche of Term Loans or any term loans incurred by the Borrower or any of its Subsidiaries in connection with a Repricing Event, the effective yield on such Tranche of Term Loans or such term loans, as applicable, as reasonably determined by the Administrative Agent in consultation with the Borrower, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such term loans and (y) the four years following the date of incurrence thereof) payable generally to lenders making such Tranche of Term Loans or term loans, as applicable, but excluding any arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with the relevant lenders and, if applicable, customary consent fees for an amendment paid generally to consenting lenders.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but excluding individuals, Parent, Holdings and their respective Subsidiaries (except to the limited extent permitted by Section 2.17) and Affiliates; provided, however, notwithstanding the foregoing, one or more Affiliates of Parent (including, for the avoidance of doubt, all directors and officers of Parent, Holdings or any of their respective Subsidiaries) that are neither Parent, Holdings nor any of their respective Subsidiaries, but may include individuals, may be an Eligible Transferee for up to $3,000,000 in the aggregate of outstanding Term Loans at any time for all such Affiliates so long as any such Affiliate shall have waived its right to (x) receive (and by becoming a Lender hereunder hereby waives its right to receive) information (other than administrative information such as notifications under Section 2) not prepared by (or on behalf of) Parent, Holdings or any of their respective Subsidiaries from the Administrative Agent or any Lender (or any advisor, agent or counsel thereof) under or in connection with the Credit Documents and (y) attend (and by becoming a Lender hereunder hereby waives its right to attend) any meeting or conference call (or any portion thereof) with the Administrative Agent or any Lender but in which neither Parent, Holdings nor any of their respective Subsidiaries participates.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety (to the extent relating to the environment or Hazardous Materials) or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the

Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all capital stock, shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or a Subsidiary of Holdings is deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean, with respect to any Borrowing of Eurodollar Loans for any Interest Period, the highest of (i) (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London Time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in Dollar (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), (ii) with respect to Initial Term Loans only, 1.00% (as such percentage may be increased as, and to the extent, necessary to comply with Section 2.14(a)), and (iii) with respect to any Tranche of Incremental Term Loans, such percentage as may be agreed to in the respective Incremental Term Loan Commitment Agreement (as such percentage may be increased as, and to the extent, necessary to comply with Section 2.14(a)).

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, asset sale proceeds (other than sales of inventory in the ordinary course of business), insurance proceeds or Indebtedness (other than Revolving Loans and Swingline Loans)), (ii) the aggregate amount of permanent principal payments of Indebtedness of Holdings and its Subsidiaries

(including the permanent repayment of the principal component of Capitalized Lease Obligations) during such period (other than (1) repayments made with the proceeds of asset sales (other than sales of inventory in the ordinary course of business), sales or issuances of Equity Interests, insurance or Indebtedness, (2) repayments pursuant to Section 10.08(i)(y) or (z) and (3) payments of Loans and/or other Obligations; provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were required as a result of a Scheduled Term Loan Repayment pursuant to Section 5.02(b)), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) the aggregate amount of all cash payments made in respect of all Permitted Acquisitions and all Investments made pursuant to Section 10.05(xiii) (other than intercompany Investments among or between Holdings and its Subsidiaries) consummated by Holdings and its Subsidiaries during such period (other than any such payments to the extent financed with equity proceeds, asset sale proceeds, insurance proceeds, Indebtedness or the Available Amount), and (v) the amount of all gains during such period from the 86th Street Asset Sale.

“Excess Cash Flow Payment Date” shall mean the date occurring 95 days after the last day of each fiscal year of Holdings (commencing with the fiscal year of Holdings ending December 31, 2014).

“Excess Cash Flow Payment Period” shall mean, with respect to the repayment required on each Excess Cash Flow Payment Date, the immediately preceding fiscal year of Holdings.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Subsidiary” shall mean: (a) each Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary); (b) any Subsidiary of the Borrower that is not organized in the United States, any State thereof or the District of Columbia; (c) each Subsidiary of the Borrower acquired after the Initial Borrowing Date that is prohibited by any applicable contractual obligation existing on the date any such Subsidiary is acquired so long as such prohibition in respect of such contract did not arise as part of such acquisition (or in contemplation or anticipation thereof) (for so long as such contractual prohibition remains in effect) or to the extent that a guaranty or grant by such Subsidiary could reasonably be expected to result in material adverse tax consequences as reasonably determined by the Administrative Agent; (d) any Immaterial Subsidiary (for so long as such Subsidiary remains an Immaterial Subsidiary); (e) the Captive Insurance Company; and (f) (i) any Subsidiary of the Borrower that is (x) a “controlled foreign corporation” within the meaning of Section 957 of the Code or (y) a Domestic Subsidiary of such a “controlled foreign corporation” (the Subsidiaries mentioned in preceding sub-clauses (x) and (y), “Excluded CFCs”) and (ii) any Domestic Subsidiary that owns no material assets other than the capital stock of one or more Subsidiaries that are Excluded CFCs.

“Excluded Swap Obligation” shall mean any obligation of any Guarantor to pay or perform under any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean (i) any Tax imposed on or measured by the net income or net profits of a Lender, franchise Taxes and branch profit Taxes, in each case, (a) imposed pursuant to the laws of the Unites States of America or the jurisdiction in which such Lender is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein or (b) that are Other Connection Taxes, (ii) in the case of a Foreign Lender, any United States federal withholding Taxes (x) resulting from a requirement of law on the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office), other than pursuant to any assignment request by the Borrower under Section 2.13, except to the extent such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 5.04(a), or (y) is attributable to such Foreign Lender’s failure to comply with Section 5.04(d), (iii) any U.S. federal withholding Taxes imposed pursuant to FATCA and (iv) any United States federal backup withholding Taxes.

“Executive Order” shall have the meaning provided in Section 8.23.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of May 11, 2011, among Parent, the Borrower, the lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent (as amended prior to the Initial Borrowing Date).

“Existing GAAP” shall have the meaning provided in Section 13.07(a).

“Existing Indebtedness” shall have the meaning provided in Section 8.20.

“Existing Letter of Credit” shall have the meaning provided in Section 3.02(b).

“Expiration Time” shall have the meaning provided in Schedule XII.

“Extended Revolving Commitment” shall have the meaning provided in Section 2.16.

“Extended Term Loans” shall have the meaning provided in Section 2.16.

“Extending RL Lender” shall have the meaning provided in Section 2.16.

“Extending Term Lender” shall have the meaning provided in Section 2.16.

“Extension” shall have the meaning provided in Section 2.16.

“Extension Offer” shall have the meaning provided in Section 2.16.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“FATCA” shall mean Sections 1471 through 1474 of the Code (as enacted on or prior to the Effective Date, and any amended or successor provisions that are substantially comparable; provided that any such amended or successor provisions impose criteria that are not materially more onerous than those contained in such provisions as enacted on or prior to the Effective Date) and the regulations promulgated thereunder or published administrative guidance implementing such provisions and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Foreign Asset Sale” shall have the meaning provided in Section 5.02(j).

“Foreign Recovery Event” shall have the meaning provided in Section 5.02(j).

“Foreign Lender” shall have the meaning provided in Section 5.04(d).

“Foreign Pension Plan” shall mean any defined benefit plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, but which is comparable to a Pension Plan.

“Foreign Subsidiary” shall mean each Subsidiary of Holdings that is not a Domestic Subsidiary.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Issuing Lenders, the Lenders, the Swingline Lender and each party (other than any Credit Party) party to an Interest Rate Protection Agreement or Other Hedging Agreement to the extent such party constitutes a Secured Creditor under the Security Documents.

“Guaranteed Obligations” shall mean (A) as to Holdings, (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal, premium and interest on each Note issued by, and all Loans made to, the Borrower under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrower to any Guaranteed Creditor now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which the Borrower is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in the Credit Agreement and in each such other Credit Document and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of the Borrower and each other Guaranteed Party owing under any Interest Rate Protection Agreement or Other Hedging Agreement entered into by the Borrower or such Guaranteed Party with any Guaranteed Creditor (even if such Guaranteed Creditor subsequently ceases to be a Lender under this Agreement for any reason) so long as such Guaranteed Creditor or affiliate participates in such Interest Rate Protection Agreement or Other Hedging Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein and (B) as to the Borrower, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of each Guaranteed Party owing under any Interest Rate Protection Agreement or Other Hedging Agreement entered into by such Guaranteed Party with any Guaranteed Creditor (even if such Guaranteed Creditor subsequently ceases to be a Lender under this Agreement for any reason) so long as such Guaranteed Creditor or affiliate participates in such Interest Rate Protection Agreement or Other Hedging Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event will the Guaranteed Obligations include any Excluded Swap Obligations.

“Guaranteed Party” shall mean the Borrower and each Subsidiary of the Borrower party to an Interest Rate Protection Agreement or Other Hedging Agreement with any Guaranteed Creditor.

“Guarantor” shall mean each of Holdings, the Borrower and each Subsidiary Guarantor.

“Guaranty” shall mean each of the Credit Agreement Parties Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any governmental authority.

“Holdings” shall have the meaning set forth in the first paragraph of this Agreement.

“Immaterial Subsidiary” shall mean Subsidiaries of the Borrower, in the aggregate, whose revenues at any time are 5% or less of the consolidated revenues of the Borrower and its Subsidiaries for the twelve month period ending on the last day of the most recently ended month on or prior to such time.

“Incremental Commitment” shall mean either an Incremental Term Loan Commitment or an Incremental RL Commitment.

“Incremental Commitment Requirements” shall mean, with respect to any provision of Incremental Term Loan Commitments on an Incremental Term Loan Borrowing Date or Incremental RL Commitments on any Incremental RL Commitment Date, the satisfaction of each of the following conditions on any such date: (i) no Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Loans in an aggregate principal amount equal to the full amount of Incremental Term Loan Commitments and/or Incremental RL Commitments then provided had been incurred, and the proceeds of such Loans had been applied, on any such date) and all of the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects at such time (it being understood that (x) any representation and warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects and (y) any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) as of such earlier date); (ii) Holdings shall be in compliance with the financial covenant contained in Section 10.07 (whether or not such covenant is applicable at such time in accordance with its terms) for the Calculation Period most recently ended on or prior to the respective Incremental Term Loan Borrowing Date or Incremental RL Commitment Date, as the case may be, on a Pro Forma Basis, as if the relevant Loans to be made pursuant to the Incremental Commitments (assuming the full utilization thereof), and the proceeds of such Loans had been applied, on the first day of such Calculation Period; (iii) the delivery by Holdings or the Borrower to the Administrative Agent on or prior to such date of an officer’s certificate executed by an Authorized Financial Officer of Holdings or the Borrower and certifying as to compliance with preceding clauses (i) and (ii) and containing the calculations (in reasonable detail) required by preceding clause (ii); (iv) the delivery by Holdings or the Borrower to the Administrative Agent on or prior to such date of an acknowledgement in form reasonably satisfactory to the Administrative Agent and executed by Holdings and each Subsidiary Guarantor, acknowledging that such Incremental Commitments and all Loans to be incurred pursuant thereto shall constitute (and be included in the definition of) “Guaranteed Obligations” hereunder and under the Subsidiaries Guaranty; (v) the delivery by Holdings or the Borrower to the Administrative Agent of a customary opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Credit Parties reasonably satisfactory to the Administrative Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to Section 6.03 as may be reasonably requested by the Administrative Agent, and such other matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; (vi) the delivery by Holdings or the Borrower to the Administrative Agent of such officers’ certificates, board of director resolutions and, solely with respect to Holdings and the Borrower, evidence of good standing as the Administrative Agent shall reasonably request; and (vii) the completion by the Borrower and the other Credit Parties by such date of such other actions as the Administrative Agent may reasonably request in connection with such Incremental Commitments.

“Incremental RL Commitment” shall mean, for any Lender, any commitment by such Lender to make Revolving Loans pursuant to Section 2.01(b) as agreed to by such Lender in the respective Incremental RL Commitment Agreement delivered pursuant to Section 2.15; it being understood, however, that on each date upon which an Incremental RL Commitment of any Lender becomes effective, such Incremental RL Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.15.

“Incremental RL Commitment Agreement” shall mean each Incremental RL Commitment Agreement substantially in the form of Exhibit O-2 (appropriately completed) executed in accordance with Section 2.15.

“Incremental RL Commitment Date” shall mean each date upon which an Incremental RL Commitment under an Incremental RL Commitment Agreement becomes effective as provided in Section 2.15(b).

“Incremental RL Lender” shall have the meaning specified in Section 2.15(b).

“Incremental Term Loan” shall have the meaning provided in Section 2.01(c).

“Incremental Term Loan Borrowing Date” shall mean, with respect to each Tranche of Incremental Term Loans, each date on which Incremental Term Loans of such Tranche are incurred pursuant to Section 2.01(c) and as otherwise permitted by Section 2.14.

“Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.14, in such amount as agreed to by such Lender in the respective Incremental Term Loan Commitment Agreement and as set forth opposite such Lender’s name in Schedule I (as modified in accordance with Section 2.14) directly below the column entitled “Incremental Term Loan Commitment”, as the same may be terminated or reduced pursuant to Section 4.03 or 11.

“Incremental Term Loan Commitment Agreement” shall mean each Incremental Term Loan Commitment Agreement substantially in the form of Exhibit O-1 (appropriately completed) executed in accordance with Section 2.14.

“Incremental Term Loan Lender” shall have the meaning provided in Section 2.14(b).

“Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement; provided that the final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.

“Incremental Term Note” shall have the meaning provided in Section 2.05(a).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, accrued interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person in respect of Indebtedness of the types described in clauses (i) through (iv) above and clause (vi) below, and (vi) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in the ordinary course of business of such Person.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under this Agreement or any Note.

“Individual RL Exposure” of any RL Lender shall mean, at any time, the sum of (x) the aggregate principal amount of all Revolving Loans made by such RL Lender and then outstanding, (y) such RL Lender’s RL Percentage in each then outstanding Letter of Credit multiplied by the sum of the Stated Amount of the respective Letter of Credit and any Unpaid Drawings relating thereto and (z) such RL Lender’s RL Percentage multiplied by the aggregate principal amount of all then outstanding Swingline Loans.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Initial Borrowing Distribution” shall mean the cash Dividend made by the Borrower to Holdings, and the subsequent cash Dividend made by Holdings to Parent, on or within one Business Day following the Initial Borrowing Date in an aggregate amount equal to $45,000,000.

“Initial Revolving Loan Maturity Date” shall mean November 15, 2018.

“Initial Term Loan” shall have the meaning provided in Section 2.01(a).

“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Initial Term Loan Commitment,” as the same may be terminated pursuant to Section 4.03 or 11.

“Initial Term Loan Maturity Date” shall mean November 15, 2020.

“Initial Term Note” shall have the meaning provided in Section 2.05(a).

“Intellectual Property” shall have the meaning provided in Section 8.19.

“Intercompany Loan” shall have the meaning provided in Section 10.05(vii).

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“Issuing Lender” shall mean each of DBNY (except as otherwise provided in Section 12.09) and any other Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender; provided that, if any Extension or Extensions of Revolving Loan Commitments is or are effected in accordance with Section 2.16, then upon the occurrence of the Initial Revolving Loan Maturity Date and on each later date which is or was at any time a Revolving Loan Maturity Date with respect to Revolving Loan Commitments (each, an “Issuing Lender Termination Date”), each Issuing Lender (other than the Administrative Agent except as otherwise provided below) at such time shall have the right to resign as an Issuing Lender on, or on any date within 20 Business Days after, the respective Issuing Lender Termination Date, in each case upon not less than 10 days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the respective entity so resigning shall retain all of its rights hereunder and under the other Credit Documents as an Issuing Lender with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the proviso to the preceding sentence), each Issuing Lender has resigned in such capacity in accordance with the preceding sentence, then no Person shall be an Issuing Lender hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or an affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Borrower agrees to act as an Issuing Lender hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents). Nothing in this definition shall limit the right of the Administrative Agent to resign hereunder (including in its capacity as an Issuing Lender) in accordance with the provisions of Section 12.09.

“Issuing Lender Termination Date” shall have the meaning provided in the definition of “Issuing Lender” contained herein.

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit M (appropriately completed).

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Subsidiaries with respect to workers’ compensation, surety bonds and other similar statutory obligations, (ii) rental obligations of the Borrower or any of its Subsidiaries under Real Property leases to which the Borrower or any of its Subsidiaries are a party to and (iii) such other obligations of the Borrower or any of its Subsidiaries as are permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (x) any Permitted Unsecured Debt, (y) any Indebtedness that is subordinated to any of the Obligations and (z) and any Equity Interests).

“Lead Arrangers” shall mean, collectively, Deutsche Bank Securities Inc. and KeyBank National Association, in their capacities as joint lead arrangers and joint book-running managers, and any successor thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution or other Person listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13 or 13.04(b).

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c), (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent, the Swingline Lender, any Issuing Lender and/or any Credit Party (x) that it does not intend to comply with its obligations under Section 2.01(b) or 2.01(e) or Section 3, as the case may be, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Section 2.18 and any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such RL Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (iii) any default by such Lender with respect to its obligations under any other credit facility to which it is a party and which the Swingline

Lender, any Issuing Lender or the Administrative Agent reasonably believes in good faith has occurred and is continuing, and (iv) the failure of such Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) within one Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Majority Lenders with Revolving Loan Commitments has or have, as applicable, funded its or their portion thereof.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.18(a).

“Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings at such time in respect of Letters of Credit. The Letter of Credit Exposure of any RL Lender at any time shall be its RL Percentage of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“License Subsidiary” shall mean TSI Holdings (IP), LLC, a Delaware limited liability company and a Wholly-Owned Domestic Subsidiary of the Borrower.

“License Subsidiary Subordination Agreement” shall mean that certain Subordination Agreement, dated as of November 15, 2013, among the License Subsidiary, the Administrative Agent and the Collateral Agent substantially in the form of Exhibit P (as the same may be amended, restated, supplemented and/or otherwise modified from time to time).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations under the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(e).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or (y) on the ability of the Credit Parties taken as a whole to perform their payment obligations to the Lenders or Administrative Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Initial Term Loan Maturity Date, each Incremental Term Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be; provided that, with respect to any Tranche of Extended Term Loans, the Maturity Date with respect thereto shall be the final maturity date as specified in the applicable Extension Offer accepted by the respective Extending Term Lenders.

“Maximum Incremental Commitment Amount” shall mean, at any date of determination, the sum of (I) the remainder of (a) $60,000,000 minus (b) the sum of (i) the aggregate principal amount of all Incremental Term Loans incurred pursuant to Section 2.14 prior to such date (other than Incremental Term Loans incurred in reliance on clause (II) below) and (ii) the aggregate amount of all Incremental RL Commitments incurred pursuant to Section 2.15 prior to such date plus (II) in the case of Incremental Term Loans only, an additional amount if, after giving effect to the incurrence of such additional amount (as well as any other Incremental Term Loans or Incremental RL Commitments then being incurred or obtained on such date), Holdings would be in compliance with a Secured Leverage Ratio of less than 2.50:1.00 for the Calculation Period most recently ended prior to the respective Incremental Term Loan Borrowing Date, on a Pro Forma Basis, as if the relevant Incremental Term Loans to be made pursuant to the applicable Incremental Term Loan Commitments (assuming the full utilization thereof), and the proceeds thereof had been applied, on the first day of such Calculation Period.

“Maximum Rate” shall have the meaning provided in Section 13.19.

“Maximum Swingline Amount” shall mean $5,000,000.

“Minimum Borrowing Amount” shall mean (i) for Term Loans, $1,000,000, (ii) for Revolving Loans, $500,000, and (iii) for Swingline Loans, $100,000.

“Minimum Extension Condition” shall mean (x) with respect to any Extension of any Tranche of Term Loans pursuant to Section 2.16, that Lenders, the sum of whose aggregate outstanding principal amount of Term Loans of such Tranche at such time equal 50% or more of the aggregate outstanding principal amount of all Term Loans of such Tranche at such time, shall have accepted the respective Extension Offer, and (y) with respect to any Extension of any Tranche of Revolving Loan Commitments pursuant to Section 2.16, that Lenders, the sum of whose Revolving Loan Commitments of such Tranche at such time equal 50% or more of the aggregate Revolving Loan Commitments of such Tranche at such time, shall have accepted the respective Extension Offer.

“Minimum Liquidity Condition” shall mean that the sum of (I) the aggregate amount of Unrestricted cash and Cash Equivalents (including, for the avoidance of doubt, cash and Cash Equivalents restricted in favor of the Administrative Agent or the Collateral Agent) of Holdings and its Subsidiaries at such time plus (II) the Total Unutilized Revolving Loan Commitment at such time shall equal or exceed $50,000,000. For purposes of this definition only, the amount of the Total Unutilized Revolving Loan Commitment at any time shall be limited to that amount thereof (if any) that the Borrower is permitted to incur at such time in accordance with the terms of this Agreement and any amount in excess thereof shall not be treated as part of the Total Unutilized Revolving Loan Commitment at such time.

“Minimum Tranche Amount” shall have the meaning provided in Section 2.16.

“MNPI” shall mean material non-public information with respect to Parent, Holdings or its Subsidiaries, or the respective securities of any of the foregoing.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, debenture, deed of trust, deed to secure debt, or similar security instrument.

“Mortgaged Property” shall mean any Real Property owned by Holdings or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has, or within the past five years has had, an obligation to contribute.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Debt Proceeds” shall mean, with respect to any incurrence of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions, fees and other costs associated therewith, including, without limitation, those of attorneys, accountants and other professionals) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.

“Net Equity Proceeds” shall mean, with respect to each issuance or sale of any Equity Interests by Holdings to Parent (or any other Parent Entity) or any capital contribution to Holdings by Parent (or any other Parent Entity), the cash proceeds (net of underwriting discounts and commissions, fees and other costs associated therewith, including, without limitation, those of attorneys, accountants and other professionals) received by Holdings from the respective sale or issuance of the respective Equity Interests or from the respective capital contribution (other than from sales or issuances of Parent Capital Stock (or Equity Interests of any other Parent Entity) to, or capital contributions to Parent (or any other Parent Entity) from, employees, officers and/or directors of Parent, Holdings or any of their respective Subsidiaries).

“Net Recovery Event Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds (net of costs, expenses and taxes incurred in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event.

“Net Sale Proceeds” shall mean, for any Asset Sale, the gross cash or Cash Equivalent proceeds (including any cash or Cash Equivalents received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of the costs and expenses of such sale (including fees and commissions, payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were sold), and the incremental taxes paid or reasonably expected to be payable as a result of such Asset Sale.

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Non-Guarantor Subsidiary” shall mean any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Note” shall mean each Initial Term Note, each Incremental Term Note, Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention: MaryKay Coyle, Telephone No.: (212) 250-6039, and Telecopier No.: (212) 797-5690, and (ii) for operational notices, the office of the Administrative Agent located at 5022 Gate Parkway, Suite 100, Jacksonville, FL 32256, Attention: Maxeen Jacques, Telephone No.: (904) 527-6411, and Telecopier No.: (904) 494-6852, or, in each case, such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements (including Unpaid Drawings with respect to Letters of Credit), damages and other liabilities, and guarantees of the foregoing amounts. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event will the Obligations include any Excluded Swap Obligations

“Other Connection Taxes” shall mean, with respect to any Lender, Issuing Lender or Participant, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Taxes (other than a connection arising from such Person having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Note, or sold or assigned an interest in this Agreement or any Note).

“OFAC” shall have the meaning provided in Section 8.23.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Parent” shall mean Town Sports International Holdings, Inc., a Delaware corporation and the direct or indirect parent company of Holdings.

“Parent Capital Stock” shall mean any Equity Interests of Parent.

“Parent Entity” shall mean any direct or indirect parent company of Holdings that is a Subsidiary of Parent.

“Participant” shall have the meaning provided in Section 3.04(a).

“Participant Register” shall have the meaning provided in Section 13.04(a).

“PATRIOT Act” shall have the meaning provided in Section 13.17.

“Payment Office” shall mean the office of the Administrative Agent located at 5022 Gate Parkway, Suite 100, Jacksonville, FL 32256 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” shall mean a Plan which is subject to Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA.

“Permissible Transferees” shall mean in the case of BRS or any BRS Investor, (A) any Affiliate of BRS, (B) any managing director, general partner, limited partner (but, in the case of any limited partner, only to the extent that such limited partner receives its Equity Interests in Parent through a pro rata in-kind distribution from the existing fund through which such limited partner’s investment in Parent is held), director, officer or employee of BRS or any Affiliate thereof (collectively, “BRS Associates”), and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants or (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any BRS Associate and (D) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a BRS Associate, his or her spouse, parents, siblings, or direct lineal descendants.

“Permitted Acquired Debt” shall have the meaning provided in Section 10.04(v).

“Permitted Acquisition” shall mean the acquisition by the Borrower or a Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving Person) or a Subsidiary Guarantor (so long as a Subsidiary Guarantor is the surviving Person)); provided that (in each case) (A) in the case of the acquisition of 100% of the Equity Interests of any Person (including way of merger), such Person shall own no Equity Interests of any other Person (excluding de minimis amounts) unless either (x) such Person owns 100% of the Equity Interests of such other Person or (y) (1) such Person and/or its Wholly-Owned Subsidiaries own at least 80% of the consolidated assets of such Person and its Subsidiaries and (2) any non-Wholly-Owned Subsidiary of such Person was non-wholly-owned prior to the date of such Permitted Acquisition of such Person, (B) at least 90% of the consolidated assets and consolidated revenues of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or of the business of the Person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in the United States, (C) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 10.11, (D) such Permitted Acquisition shall not be hostile and shall have been approved by the board of directors (or similar body) and/or the equity holders of the Acquired Entity or Business and (E) all requirements of Sections 9.15 and 10.02 applicable to Permitted Acquisitions are satisfied.

Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Equity Proceeds Basket Amount” shall mean, initially, $0, which amount shall be increased on each date after the Initial Borrowing Date on which Holdings receives any Net Equity Proceeds, by an amount equal to such Net Equity Proceeds received by Holdings on such date and contributed to the Borrower.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Unsecured Debt” shall mean any unsecured Indebtedness of Holdings or the Borrower, which may be guaranteed on an unsecured basis by the Borrower or one or more Subsidiary Guarantors, all of the terms and conditions of which satisfy the requirements of Section 10.04(xi), as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Unsecured Debt Documents” shall mean, on and after the execution and delivery thereof, each note, indenture, loan agreement, instrument, agreement, guaranty and other document relating to each incurrence or issuance of Permitted Unsecured Debt, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) in respect of which Holdings or a Subsidiary of Holdings or an ERISA Affiliate is, or in the past five years has been (or if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall have the meaning provided in Section 6.09.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness, to finance a Permitted Acquisition, to finance a

Dividend pursuant to Section 10.03(vii) or to finance an Investment pursuant to Section 10.05(xiv)) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired, repaid or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Permitted Acquisition or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition or any other Significant Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness, to finance Permitted Acquisitions, to finance a Dividend pursuant to Section 10.03(vii) or to finance an Investment pursuant to Section 10.05(xiv)) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired, repaid or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired, repaid or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition or any Significant Asset Sale effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations of the Applicable Margins and the Incremental Commitment Requirements and pursuant to Sections 2.17(a), 9.15, 10.03(vii), 10.04(xi), 10.05(xiv) and 10.08(i)(z) only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be permitted to be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“Projections” shall mean the projections that are contained in the Confidential Information Memorandum (Private Version) dated October 2013 (the “Confidential Information Memorandum”) and that were prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date.

“Qualified Preferred Stock” shall mean any preferred stock of Holdings issued to (and continued to be held by) Parent so long as, in each case, the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision and (ii) do not require the cash payment of Dividends.

“Qualifying Bid” shall have the meaning provided in Schedule XII.

“Quarterly Payment Date” shall mean the last Business Day of each June, September, December and March occurring after the Initial Borrowing Date, commencing on December 31, 2013.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Holdings or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03 (in either case, excluding any business interruption insurance proceeds).

“Refinancing” shall mean the repayment of all outstanding loans and all other obligations (and the termination of all commitments) under the Existing Credit Agreement.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” shall have the meaning provided in Section 13.01(a).

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reply Amount” shall have the meaning provided in Schedule XII.

“Reply Price” shall have the meaning provided in Schedule XII.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Pension Plan other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Repricing Event” shall mean (i) any prepayment or repayment of Initial Term Loans with the proceeds of, or any conversion of Initial Term Loans into, any new or replacement tranche of term loans incurred by the Borrower or any of its Subsidiaries and which bear interest with an Effective Yield less than the Effective Yield applicable to the Initial Term Loans (but excluding any such term loans incurred in connection with a Change of Control) and (ii) any amendment or other modification or waiver to this Agreement which effectively reduces the Effective Yield applicable to the Initial Term Loans. Any determination by the Administrative Agent as contemplated by preceding clauses (i) and (ii) shall be conclusive and binding on all Lenders holding Initial Term Loans, absent manifest error.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders of such time and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Responsible Officer” shall mean the chief executive officer, the president, the chief operating officer, any senior vice-president or any Authorized Financial Officer of Holdings or the Borrower.

“Restricted” shall mean, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings or of any such Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by Holdings or such Subsidiary.

“Return Bid” shall have the meaning provided in Schedule XII.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Credit Facility” shall mean, at any time, the aggregate amount of the RL Lenders’ Revolving Loan Commitments at such time and all related Obligations (including Revolving Loans, Swingline Loans and Letters of Credit).

“Revolving Loan” shall have the meaning provided in Section 2.01(b).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) increased from time to time pursuant to Section 2.15 or (z) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b). In addition, the Revolving Loan Commitment of each Lender shall include, subject to the consent of such Lender, any Extended Revolving Commitment of such Lender.

“Revolving Loan Maturity Date” shall mean the Initial Revolving Loan Maturity Date; provided that, with respect to any Tranche of Extended Revolving Commitments (and related outstandings), the Revolving Loan Maturity Date with respect thereto shall instead be the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans (or with participations in Letter of Credit Outstandings or Swingline Loans).

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentage of such RL Lender shall be determined immediately prior (and without giving effect) to such termination (but otherwise giving effect to any subsequent assignments of outstanding Revolving Loans and Letter of Credit Outstandings); provided, further, that in the case of Section 2.18 when a Defaulting Lender shall exist, “RL Percentage” shall mean the percentage of the Total Revolving Loan Commitment (disregarding any Defaulting Lender’s Revolving Loan Commitment) represented by such Lender’s Revolving Loan Commitment.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Scheduled Incremental Term Loan Repayment” shall have the meaning provided in Section 5.02(b)(ii).

“Scheduled Incremental Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b)(ii).

“Scheduled Initial Term Loan Repayment” shall have the meaning provided in Section 5.02(b)(i).

“Scheduled Initial Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b)(i).

“Scheduled Term Loan Repayment” shall mean each Scheduled Initial Term Loan Repayment and each Scheduled Incremental Term Loan Repayment of a given Tranche, as the context may require.

“Scheduled Term Loan Repayment Date” shall mean each Scheduled Initial Term Loan Repayment Date and each Scheduled Incremental Term Loan Repayment Date of a given Tranche, as the context may require.

“SEC” shall have the meaning provided in Section 9.01.

“Section 5.04(d)(ii) Certificate” shall have the meaning provided in Section 5.04(d)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Secured Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Secured Indebtedness on such date to Consolidated EBITDA for the Test Period or Calculation Period (as applicable) last ended on or prior to such date; provided that, for purposes of any calculation of the Secured Leverage Ratio pursuant to this Agreement, (i) Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein and (ii) Consolidated Secured Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 6.10.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement and, after the execution and delivery thereof, each Additional Security Document.

“Seller Financing” shall mean Indebtedness of the Borrower or a Subsidiary Guarantor issued as consideration to a seller of assets (including equity) pursuant to a Permitted Acquisition.

“Settlement Service” shall have the meaning provided in Section 13.04(b).

“Significant Asset Sale” shall mean each Asset Sale (or series of related Asset Sales) which generates Net Sale Proceeds of at least $5,000,000.

“Specified Default” shall mean any Default under Section 11.01 or 11.05 (other than with respect to an Immaterial Subsidiary).

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiaries Guaranty” shall have the meaning provided in Section 6.11.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of the Borrower that has executed the Subsidiaries Guaranty and has not otherwise been released therefrom in accordance with the terms hereof or thereof. Notwithstanding anything to the contrary contained herein, no Subsidiary that is an Excluded Subsidiary shall be required to be a Subsidiary Guarantor.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean DBNY for so long as DBNY is the Administrative Agent hereunder and thereafter shall mean the successor Administrative Agent in its individual capacity.

“Swingline Loan” shall have the meaning provided in Section 2.01(d).

“Swingline Loan Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Loan Exposure of any RL Lender at any time shall be its RL Percentage of the aggregate Swingline Loan Exposure at such time.

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Syndication Agent” shall mean KeyBank National Association, in its capacity as syndication agent.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments or other charges imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean each Initial Term Loan, each Incremental Term Loan and each Extended Term Loan.

“Term Loan Commitments” shall mean, collectively, the Initial Term Loan Commitments and the Incremental Term Loan Commitments.

“Term Loan Maturity Date” shall mean the Initial Term Loan Maturity Date or any Incremental Term Loan Maturity Date, as applicable; provided that, with respect to any Tranche of Extended Term Loans, the Term Loan Maturity Date with respect thereto shall instead be the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender.

“Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time.

“Test Period” shall mean each period of four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period).

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Incremental Term Loan Commitment” of any Tranche of Incremental Term Loans shall mean, at any time, the sum of the Incremental Term Loan Commitments of such Tranche of each of the Lenders at such time.

“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period or Calculation Period (as applicable) last ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein and (ii) for purposes of any calculation of the Total Leverage Ratio in determining the Incremental Commitment Requirements and pursuant to Sections 2.17(a), 9.15, 10.03(vi), 10.03(vii), 10.04(xi), 10.08(i)(y) and 10.08(i)(z) only, Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment then in effect less (y) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding plus the aggregate amount of all Letter of Credit Outstandings.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches on the Effective Date (i.e., Initial Term Loans, Revolving Loans and Swingline Loans); provided that, for purposes of Sections 2.13, 13.04(b) and 13.12(a) and (b) and the definition of “Majority Lenders”, Revolving Loans and Swingline Loans shall be deemed to constitute part of a single “Tranche”. In addition, and notwithstanding the foregoing, any Incremental Term Loans extended after the Initial Borrowing Date shall, except to the extent provided in Section 2.14(c), be made pursuant to one or more additional Tranches of Term Loans which shall be designated pursuant to the respective Incremental Term Loan Commitment Agreement in accordance with the relevant requirements specified in Section 2.14. Furthermore, after giving effect to an Extension pursuant to Section 2.16, (x) any Revolving Loans pursuant to Extended Revolving Commitments shall constitute a separate Tranche of Revolving Loans from the Tranche of Revolving Loans from which they were converted and (y) any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted.

“Transaction” shall mean, collectively, (i) the consummation of the Refinancing, (ii) the payment of the Initial Borrowing Distribution, (iii) the entering into of the Credit Documents on the Initial Borrowing Date and the incurrence of Initial Term Loans on such date and (iv) the payment of all fees and expenses in connection with the foregoing.

“Transaction Expenses” shall mean all costs, fees and expenses incurred in connection with the Transaction and the other transactions contemplated in connection with the Transaction, including all closing fees paid to any of the Lenders and the Administrative Agent hereunder, attorney’s fees, accountants’ fees, placement agents’ fees, discounts, commissions and brokerage fees and consultant fees.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the actuarial present value of the accumulated benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Pension Plan’s actuary in the most recent annual valuation of the Pension Plan.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“Voting Equity Interests” shall mean, as to any Person, any class or classes of outstanding Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors or equivalent governing body of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Domestic Subsidiary of such Person.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Equity Interests (other than, in the case of a Foreign Subsidiary, director’s qualifying shares and nominal amount of shares held by local nationals, in each case to the extent required by applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time. Unless otherwise indicated herein, or the context otherwise requires, all references herein to any Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries shall mean and be deemed to be references to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries, as the case may be, of the Borrower.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(b) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

1.03 Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of which taking of each such action shall be determined independently and in no event may any two or more of such actions be treated as occurring simultaneously.

1.04 Rounding. Any financial ratios required to be maintained or complied with by Holdings pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements, Laws, Etc.. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other contractual requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any requirement of law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such requirement of law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight saving or standard, as applicable).

SECTION 2. Amount and Terms of Credit.

2.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make a term loan or term loans (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) to the Borrower, which Initial Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans; provided that, except as otherwise specifically provided in Section 2.10(b), all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid, Initial Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans; provided that, except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

(c) Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment for a given Tranche of Incremental Term Loans severally agrees to make a term loan or term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrower, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing of such Tranche on the applicable Incremental Term Loan Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans; provided that, except as otherwise specifically provided in Section 2.10(b), all Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type, and (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche on the respective Incremental Term Loan Borrowing Date. Once repaid, Incremental Term Loans incurred hereunder may not be reborrowed.

(d) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Swingline Loans) at such time, an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.01(d), the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party, the Required Lenders or the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders or the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments, as applicable.

(e) On any Business Day, the Swingline Lender may, in its sole discretion, give notice by 3:00 P.M. (New York time) to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day (or on the second succeeding Business Day to the extent that the aforementioned notice is delivered (the to the extent required to be delivered) after 3:00 P.M. (New York time) on a Business Day) by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

(f) If the Initial Revolving Loan Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on the Initial Revolving Loan Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of the Initial Revolving Loan Maturity Date); provided that, if on the occurrence of the Initial Revolving Loan Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.07), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to Extended Revolving Loan Commitments, which will remain in effect after the occurrence of the Initial Revolving Loan Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the Initial Revolving Loan Maturity Date.

2.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 15 Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans (unless a greater number of such Borrowings is agreed to by the Administrative Agent).

2.03 Notice of Borrowing. (a) Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, it shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder or (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), it shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day. Each such notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Initial Term Loans, Revolving Loans or Incremental Term Loans and, if Incremental Term Loans, the specific Tranche thereof, and (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender that is required to make Loans of the Tranche specified in the respective Notice of Borrowing, written notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.01(e), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(e).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed in good faith by the Administrative Agent or the Swingline Lender, as the case may be, to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04 Disbursement of Funds. No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 3:00 P.M. (New York time) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York time) on the date specified in Section 2.01(e)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall within one Business Day thereafter pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05 Notes. (a) The Borrower’s obligations to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Initial Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each an “Initial Term Note” and, collectively, the “Initial Term Notes”), (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each a “Revolving Note” and, collectively, the “Revolving Notes”), (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”), and (iv) in the case of Incremental Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (each, an “Incremental Term Note” and, collectively, the “Incremental Term Notes”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall (at its expense) promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06 Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan; provided that, (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans if (x) any Event of Default under Section 11.05 with respect any Credit Party (other than an Immaterial Subsidiary) is in existence on the proposed date of conversion or (y) any other Event of Default or any Specified Default is in existence on the proposed date of the conversion and (in the case of this sub-clause (y) only) the Required Lenders determine (in their sole discretion) that such conversion would be disadvantageous to the Lenders at such time, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York time) (x) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) in the case of a conversion into Eurodollar Loans and (y) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) in the case of a conversion into Base Rate Loans (in each case, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07 Pro Rata Borrowings. All Borrowings of Initial Term Loans, Incremental Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Initial Term Loan Commitments, applicable Incremental Term Loan Commitments or Revolving Loan Commitments, as the case may be; provided that all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans required to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of (A) any repayment or prepayment in full of all outstanding Term Loans of any Tranche and (B) in the case of Revolving Loans, the termination of the Total Revolving Loan Commitment, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09 Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, three or six month period, or, to the extent agreed to by all Lenders with Commitments and/or Loans under the relevant Tranche, twelve month period; provided that (in each case):

(i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) no Interest Period may be selected at any time if (x) an Event of Default under Section 11.05 with respect to any Credit Party (other than an Immaterial Subsidiary) is then in existence or (y) any other Event of Default or any Specified Default is then in existence and (in the case of this sub-clause (y) only) the Required Lenders determine (in their sole discretion) that such conversion would be disadvantageous to the Lenders at such time;

(vi) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans; and

(vii) no Interest Period in respect of any Borrowing of any Tranche of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Tranche of Term Loans will be required to be made under Section 5.02(b) if the aggregate principal amount of such Tranche of Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Tranche of Term Loans then outstanding less the aggregate amount of such required repayment.

If by 12:00 Noon (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to (A) a change that shall subject any Lender to any Taxes (other than (1) Indemnified Taxes covered in Section 5.04(a), (2) Excluded Taxes and (3) Connection Income Taxes) on its Loans, loan principal, Letters of Credit, Commitments or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d) Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Effective Date in a requirement of law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 2.10 and Section 3.06).

(e) Notwithstanding anything to the contrary in this Section 2.10, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.

2.11 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Eurodollar Loans, or assignment of any of its Eurodollar Loans pursuant to Section 2.13, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

2.12 Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs under any such Section or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent and, in the case of a replacement of Revolving Loan Commitments, each Issuing Lender and the Swingline Lender or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:

(a) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall be obligated to enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans of a Tranche or Tranches, the outstanding Term Loans of such Tranche or Tranches with respect to which such Lender is being replaced) of, and in each case (except for the replacement of only the outstanding Term Loans of the respective Lender) all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (II) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then accrued and unpaid interest with respect thereto at such time and (III) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.01 (other than pursuant to Section 4.01(h)),

(y) except in the case of the replacement of only the outstanding Term Loans of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Lender, together with all then accrued and unpaid interest with respect thereto at such time, and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender, together with all then accrued and unpaid interest thereon at such time; and

(b) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those (x) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Sections 2.11 and 4.01(h) or (y) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder and, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.14 Incremental Term Loan Commitments. (a) The Borrower shall have the right to request, at any time after the Initial Borrowing Date, that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Term Loan Commitments to the Borrower and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent and the Borrower an Incremental Term Loan Commitment Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Incremental Term Loans, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) each Tranche of Incremental Term Loan Commitments, and all Incremental Term Loans to be made pursuant thereto, shall be denominated in Dollars, (iv) the amount of each Tranche of Incremental Term Loan Commitments (whether constituting a new Tranche of Incremental Term Loans or being added to (and thereafter constituting a part of) a then outstanding Tranche of Term Loans) shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Loan Commitment under such Tranche of Incremental Term Loans (including Eligible Transferees who will become Lenders) of at least $25,000,000 (or such lower amount as may be acceptable to the Administrative Agent) and in integral multiples of $5,000,000 in excess thereof (or such other integral multiple as may be acceptable to the Administrative Agent), (v) the aggregate amount of all Incremental

Term Loan Commitments provided pursuant to this Section 2.14 and the aggregate principal amount of all Incremental Term Loans to be made pursuant thereto shall not exceed the Maximum Incremental Commitment Amount at such time, (vi) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental Term Loan Lender in respect of each Incremental Term Loan Commitment shall be separately agreed to by the Borrower and each such Incremental Term Loan Lender, (vii) each Tranche of Incremental Term Loans shall (A) have an Incremental Term Loan Maturity Date of no earlier than the Initial Term Loan Maturity Date, (B) have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Initial Term Loans and (C) be subject to the Applicable Margins as are set forth in the Incremental Term Loan Commitment Agreement governing such Tranche of Incremental Term Loans; provided that, if the Effective Yield for such Tranche of Incremental Term Loans determined as of the initial funding date for such Tranche of Incremental Term Loans exceeds the Effective Yield relating to the Initial Term Loans or such Incremental Term Loans immediately prior to the effectiveness of the respective Incremental Term Loan Commitment Agreement by more than 0.50%, then the Applicable Margins relating to the Initial Term Loans and any Incremental Term Loans thereto incurred shall be adjusted to be equal to the Effective Yield relating to such Tranche of Incremental Term Loans minus 0.50% (it being understood and agreed that any increase in Effective Yield to the Initial Term Loans or any Tranche of Incremental Term Loans required due to the application of a Base Rate floor or Eurodollar Rate floor on any Incremental Term Loan Facility shall be effected, at the option of the Borrower, through an increase in (or implementation of, as applicable) any Base Rate floor or Eurodollar Rate floor applicable to the Initial Term Loans or such Tranche of Incremental Term Loans or an increase in the Applicable Margins with respect thereto or a combination thereof), (viii) the proceeds of all Incremental Term Loans shall be used only for the purposes permitted by Section 8.08(c), (ix) each Incremental Term Loan Commitment Agreement shall specifically designate the Tranche or Tranches of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as the Initial Term Loans or any other then existing Tranche of Term Loans) unless the requirements of Section 2.14(c) are satisfied), (x) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Guaranties, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Guaranties, and (xi) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 2.01(c) and such Incremental Term Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents.

(b) At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 2.14, the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall execute and deliver to the Administrative Agent an Incremental Term Loan Commitment Agreement, with the effectiveness of the Incremental Term Loan Commitment provided therein (and the making of the respective Incremental Term Loans thereunder) to occur on the date set forth in such Incremental Term Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent (or any affiliate thereof)), (x) all Incremental Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.14 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental Term Loan Commitment Agreement shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time,

(i) Schedule I shall be deemed modified to reflect the Incremental Term Loan Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Loan Lender, Incremental Term Notes will be issued, at the Borrower’s expense, to such Incremental Term Loan Lender in conformity with the requirements of Section 2.05.

(c) Notwithstanding anything to the contrary contained above in this Section 2.14, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, A-3, B-1, B-2, B-3, C-1, C-2, C-3, etc.); provided that, with the consent of the Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, a then outstanding Tranche of Term Loans so long as the following requirements are satisfied:

(i) the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Maturity Date and shall have the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;

(ii) the new Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Scheduled Term Loan Repayment Dates as then remain with respect to the Tranche of Term Loans to which such new Incremental Term Loans are being added (with the amount of each Scheduled Term Loan Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche of Term Loans to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Term Loan Repayments of the respective Tranche of Term Loans proportionately); and

(iii) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Term Loans of the respective Tranche.

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of Eurodollar Loans of the respective Tranche of Term Loans, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans of the respective Tranche and which will end on the last day of such Interest Period). In connection therewith, the Borrower hereby agrees to compensate the Lenders making the new Incremental Term Loans of the respective Tranche for funding Eurodollar Loans during an existing Interest Period on such basis as may be agreed by the Borrower and the respective Lender or Lenders as may be provided in the respective Incremental Term Loan Commitment Agreement.

The Incremental Term Loan Agreement may, with the consent of the Borrower and the Administrative Agent, but without the consent of any other Credit Party or the Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14.

2.15 Incremental RL Commitments. (a) The Borrower shall have the right to request, at any time after the Initial Borrowing Date, that one or more Lenders (and/or one or more other Persons that are Eligible Transferees and which will become Lenders) provide Incremental RL Commitments and, subject to the terms and conditions contained in this Agreement and in the respective Incremental RL Commitment Agreement, make Revolving Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental RL Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental RL Commitment and executed and delivered to the Administrative Agent an Incremental RL Commitment Agreement as provided in clause (b) of this Section 2.15, such Lender shall not be obligated to fund any Revolving Loans in excess of its Revolving Loan Commitment as in effect prior to giving effect to such Incremental RL Commitment incurred pursuant to this Section 2.15, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental RL Commitment without the consent of any other Lender, (iii) each incurrence of Incremental RL Commitments on a given Incremental RL Commitment Date pursuant to this Section 2.15 shall be in a minimum aggregate amount for all Lenders which provide an Incremental RL Commitment (including any Eligible Transferee who will become Lenders) of at least $10,000,000 (or such lower amount as may be acceptable to the Administrative Agent) and in integral multiples of $1,000,000 in excess thereof (or such other integral multiple as may be acceptable to the Administrative Agent, (iv) the aggregate amount of Incremental RL Commitments to be incurred pursuant to this Section 2.15 at any time shall not exceed the Maximum Incremental Commitment Amount at such time, (v) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental RL Lender in respect of each Incremental RL Commitment shall be separately agreed to by the Borrower and each such Incremental RL Lender, (vi) if the Applicable Margins with respect to Revolving Loans to be incurred pursuant to an Incremental RL Commitment shall be higher in any respect than those applicable to any other Revolving Loans, the Applicable Margins for such other Revolving Loans and extension of credit hereunder shall be automatically increased as and to the extent needed to eliminate any deficiencies in accordance with the definition of “Applicable Margin” contained herein, (vii) the proceeds of all Revolving Loans to be made pursuant to any Incremental RL Commitments shall be used only for the purposes permitted by Section 8.08(b), and (viii) all Loans subsequently incurred pursuant to such Incremental RL Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Guaranties, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Guaranties.

(b) At the time of the provision of Incremental RL Commitments pursuant to this Section 2.15, the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental RL Commitment (each, an “Incremental RL Lender”) shall execute and deliver to the Administrative Agent an Incremental RL Commitment Agreement, with the effectiveness of such Incremental RL Lender’s Incremental RL Commitment to occur on the date set forth in such Incremental RL Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent (or any affiliate thereof)), (x) all Incremental Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.15 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental RL Commitment Agreement shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental RL Commitment Agreement, and at such time (A) the Total Revolving Loan Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental RL Commitments, (B) Schedule I shall be deemed modified to reflect the revised Revolving Loan Commitments of the affected Lenders and (C) to the extent requested by any Incremental RL Lender, Revolving Notes will be issued, at the Borrower’s expense, to such Incremental RL Lender in conformity with the requirements of Section 2.05.

(c) At the time of any provision of Incremental RL Commitments pursuant to this Section 2.15, the Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the RL Lenders, and incur additional Revolving Loans from certain other RL Lenders (including the Incremental RL Lenders), in each case to the extent necessary so that all of the RL Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 2.15) and with the Borrower being obligated to pay to the respective RL Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing.

2.16 Extension of Term Loans and Revolving Loan Commitments. (a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.16, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date or Revolving Loan Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with a like Maturity Date or Revolving Loan Commitments with a like Maturity Date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time following the Initial Borrowing Date transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Term Loans and/or Revolving Loan Commitments and otherwise modify the terms of such Term Loans and/or Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Loan Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans)) (each, an “Extension”, any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate Tranche of Revolving Loan Commitments from the Tranche of Revolving Loan Commitments from which they were converted), so long as the following terms are satisfied:

(i) except as to interest rates, fees and final maturity, the Revolving Loan Commitment of any RL Lender (an “Extending RL Lender”) extended pursuant to an Extension (an “Extended Revolving Loan Commitment”), and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Loan Commitments (and related outstandings) (except for covenants or other provisions contained herein applicable only to periods after the then latest Maturity Date then in effect); provided that (x) subject to the provisions of Sections 2.01(f) and 3.07 to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after the Initial Revolving Loan Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Loan Commitments in accordance with their RL Percentages (and, except as provided in Sections 2.01(f) and 3.07, without giving effect to changes thereto on the Initial Revolving Loan Maturity Date, with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings and commitment reductions under Revolving Loan Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (B) repayments required upon the Revolving Loan Maturity Date of the non-extending Revolving Loan Commitments) and (y) at no time shall there be Revolving Loan Commitments hereunder (including extended Revolving Loan Commitments and any original Revolving Loan Commitments) which have more than two different Revolving Loan Maturity Dates;

(ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained herein applicable only to periods after the then latest Maturity Date then in effect);

(iii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Maturity Date then in effect hereunder and the amortization schedule applicable to Term Loans pursuant to Section 5.02(b) for periods prior to the Initial Term Loan Maturity Date may not be increased;

(iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Loan Commitments, as the case may be, in respect of which Lenders with Term Loans or Revolving Loan Commitments, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Loan Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loan Commitments, as the case may be, of such Lenders with Term Loans or Revolving Loan Commitments, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders with Term Loans or Revolving Loan Commitments, as the case may be, have accepted such Extension Offer;

(vii) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(viii) the applicable Minimum Extension Condition shall be satisfied;

(ix) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent; and

(x) the Extension shall not become effective unless, on the proposed effective date of the Extension, the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of each Credit Party dated the applicable date of the Extension and executed by an Authorized Officer of such Credit Party certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Extension. In connection with each Extension Offer, each relevant Lender, acting in its sole and individual discretion, shall determine whether it wishes to participate in the respective Extension contemplated by such Extension Offer. Any relevant Lender that does not respond to an Extension Offer within the time period contemplated by the applicable Extension Offer shall be deemed to have rejected such Extension Offer. The election of any relevant Lender to agree to an Extension shall not obligate any other Lender to so agree.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.01, 5.02, 13.02 or 13.06 and (ii)(x) no Tranche of Extended Term Loans shall be in an amount of less than $25,000,000 and (y) no Tranche of Extended Revolving Commitments shall be in an amount less than $20,000,000 (in either case, the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (but otherwise subject to Section 13.12(a)) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16; provided that such consent shall not be deemed to be an acceptance of an Extension Offer.

(c) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrower (and the other applicable Credit Parties) as (and to the extent) may be necessary in order establish new Tranches in respect of Revolving Loan Commitments or Term Loans so extended and such technical amendments as may be necessary in connection with the establishment of such new Tranches, in each case on terms consistent with this Section 2.16. Without limiting the foregoing, in connection with any Extensions the respective Credit Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a Maturity Date prior to the then latest Maturity Date so that such maturity date is extended to the then latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

2.17 Borrower Repurchases. (a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Borrower may, at any time and from time to time after the occurrence of the Initial Borrowing Date, (x) purchase Term Loans through open market purchases and/or (y) conduct reverse Dutch auctions in order to purchase Term Loans (each reverse Dutch auction, an “Auction” and each such Auction to be managed exclusively by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent, such investment bank in such capacity, the “Auction Manager”), in either case so long as the following conditions are satisfied (to the extent applicable):

(i) each Auction and each open market purchase shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.17 and Schedule XII, as applicable;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction or any open market purchase;

(iii) the minimum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to purchase in any such Auction shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv) the Minimum Liquidity Condition has been satisfied at such time and immediately after giving effect to the purchase of Term Loans pursuant to such Auction or open market purchase;

(v) the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenant in Section 10.07 (whether or not such covenant is applicable at such time in accordance with its terms) for the Calculation Period most recently ended on or prior to the date of the respective purchase of Term Loans pursuant to such Auction or open market purchase;

(vi) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower in such Auction or open market purchase shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(vii) no more than one Auction may be ongoing at any one time;

(viii) no more than three Auctions may be effected in any twelve month period unless otherwise agreed by the Administrative Agent;

(ix) each Auction shall be open and offered to all Lenders of the relevant Tranche of Term Loans on a pro rata basis;

(x) the Borrower represents and warrants that, as of the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction or open market purchase, no Credit Party shall have any MNPI that both (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such MNPI) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Auction or sell Term Loans to the Borrower pursuant to an open market purchase;

(xi) at the time of each purchase of Term Loans through an Auction or an open market purchase, the Borrower shall have delivered to the Auction Manager (in the case of an Auction), the Administrative Agent and each applicable selling Lender (in the case of an open market purchase) an officer’s certificate of an Authorized Officer of the Borrower certifying as to compliance with preceding clauses (ii), (iv), (v) and (x) (and containing the calculations (in reasonable detail) required by preceding clauses (iv) and (v)); and

(xii) no purchase of Term Loans pursuant to this Section 2.17 shall be made with proceeds received from the incurrence of Revolving Loans or Swingline Loans.

(b) The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction. If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.17, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 13.06 (although the par principal amount of Term Loans of the respective Tranche so purchased pursuant to this Section 2.17 shall be applied to reduce the remaining Scheduled Term Loan Repayments of such Tranche of Term Loans of the applicable Lenders being repaid on a pro rata basis).

(c) The Administrative Agent and the Lenders hereby consent to the Auctions, open market purchases and the other transactions contemplated by this Section 2.17 (provided that no Lender shall have an obligation to participate in any such Auctions or open market purchases) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.17 shall not constitute Investments by the Borrower)) or any other Credit Document that may otherwise prohibit any Auction, open market purchase or any other transaction contemplated by this Section 2.17. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any RL Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such RL Lender is a Defaulting Lender:

(a) if any Swingline Loan Exposure or Letter of Credit Exposure exists at the time an RL Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Loan Exposure and Letter of Credit Exposure shall be reallocated among the RL Lenders that are Non-Defaulting RL Lenders in accordance with their respective RL Percentages but only to the extent (x) the sum of all RL Lenders’ that are Non-Defaulting RL Lenders Individual RL Exposures plus such Defaulting Lender’s Swingline Loan Exposure and Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting RL Lenders’ Revolving Loan Commitments and (y) immediately following the reallocation to an RL Lender that is a Non-Defaulting Lender, the Individual RL Exposure of such RL Lender does not exceed its Revolving Loan Commitment at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Loan Exposure and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding (the “Letter of Credit Back-Stop Arrangements”);

(iii) the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure;

(iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.18(a), then the fees payable to the RL Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages; and

(v) if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(a), then, without prejudice to any rights or remedies of any Issuing Lender or any RL Lender hereunder, all letter of credit fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated; and

(b) notwithstanding anything to the contrary contained in Section 2.01(d) or Section 3, so long as any RL Lender is a Defaulting Lender, (i) the Swingline Lender shall not fund any Swingline Loan and no Issuing Lender shall issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the Non-Defaulting Lenders and/or cash collateral has been provided by the Borrower in accordance with Section 2.18(a), and (ii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among RL Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.18(a)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such RL Lender to be a Defaulting Lender, then (i) the Swingline Loan Exposure and Letter of Credit Exposure of the RL Lenders shall be readjusted to reflect the inclusion of such RL Lender’s Revolving Loan Commitments and on such date such RL Lender shall purchase at par such of the Revolving Loans of the other RL Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such RL Lender to hold such Revolving Loans in accordance with its RL Percentage and (ii) so long as no Default or Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower. If the Revolving Loan Commitments have been terminated, all Obligations in respect of the Total Revolving Loan Commitment (or related outstandings) have been paid in full and no Letters of Credit are outstanding, then, so long as no Default or Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower.

SECTION 3. Letters of Credit.

3.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 15th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 15th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii) such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02 Maximum Letter of Credit Outstandings; Final Maturities. (a) Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $25,000,000 or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the Revolving Loan Maturity Date) and (B) five Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 15 days prior to the Revolving Loan Maturity Date.

(b) Schedule III contains a description of all letters of credit issued by each Issuing Lender pursuant to the Existing Credit Agreement (each such letter of credit, an “Existing Letter of Credit”) and which are to remain outstanding on the Initial Borrowing Date and sets forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the stated amount, (iv) the name of the beneficiary and (v) the expiry date. Each such letter of credit, including any extension thereof, shall constitute a “Letter of Credit” under, as defined in, and for all purposes of, this Agreement and shall be deemed issued on the Initial Borrowing Date.

3.03 Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least four Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written report (which may be transmitted via facsimile) of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week.

(c) The initial Stated Amount of each Letter of Credit shall not be less than $20,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04 Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements applicable to such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed the amount of such payment in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, on or prior to 1:00 P.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day (or to the extent that the Administrative Agent so notifies such Participant after 1:00 P.M. (New York time) on such Business Day, on the immediately succeeding Business Day, in either case) in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant that has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever (except in the case of an Issuing Lender’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which Holdings or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Holdings or any Subsidiary of Holdings and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

3.05 Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 with respect to the Borrower shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 1:00 P.M. (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05 with respect to the Borrower, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it; provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b) The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Holdings or any Subsidiary of Holdings may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the

Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06 Increased Costs. If at any time after the Effective Date, the introduction or effectiveness of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such governmental authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (other than (1) Indemnified Taxes covered in Section 5.04(a), (2) Excluded Taxes and (3) Connection Income Taxes), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower. Notwithstanding anything to the contrary in this Section 3.06, the Borrower shall not be required to compensate any Issuing Lender or Participant pursuant to this Section 3.06 for any amounts incurred more than 180 days prior to the date that such Person notifies the Borrower of such Person’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.

3.07 Extended Revolving Loan Commitments. If the Initial Revolving Loan Maturity Date shall have occurred at a time when Extended Revolving Commitments are in effect, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the RL Lenders under the applicable Tranche to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 3.04 and 3.05) under (and ratably participated in by Lenders under the applicable Tranche pursuant to) the Extended Revolving Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Initial Revolving Loan Maturity Date with respect to a given Tranche of Revolving Loan Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders under a Tranche in any Letter of Credit under such Tranche issued before the Initial Revolving Loan Maturity Date.

SECTION 4. Commitment Commission; Fees; Reductions of Commitment.

4.01 Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to 0.50% of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated. Notwithstanding the foregoing, Commitment Commission in respect of any Extended Revolving Commitments shall be the rate set forth in the applicable Extension Offer.

(b) The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding. Notwithstanding the foregoing, the Letter of Credit Fee in respect of any Extended Revolving Commitments shall be the rate set forth in the applicable Extension Offer.

(c) The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit; provided that the minimum amount of Facing Fees payable in any twelve-month period for each outstanding Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such payment, issuance or amendment with respect to letters of credit.

(e) The Borrower agrees to pay to the Administrative Agent for distribution to the respective Incremental Term Loan Lenders such fees as may be agreed to as provided in Section 2.14(a).

(f) The Borrower agrees to pay to the Administrative Agent for distribution to the respective Incremental RL Lenders such fees as may be agreed to as provided in Section 2.15(a).

(g) The Borrower agrees to pay to the Administrative Agent and its Affiliates such fees as may be agreed to in writing from time to time by Holdings and/or any of its Subsidiaries and the Administrative Agent and such Affiliates.

(h) At the time of the effectiveness of any Repricing Event that is consummated on or prior to May 15, 2014, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Initial Term Loans that are either repaid, converted or subjected to a pricing reduction in connection with such Repricing Event (including each Lender that withholds its consent to such Repricing Event and is replaced as a Replaced Lender pursuant to Section 2.13), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Event described in clause (i) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid or converted in connection with such Repricing Event and (y) in the case of a Repricing Event described in clause (ii) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Event. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Event.

4.02 Voluntary Termination of Unutilized Revolving Loan Commitments. (a) Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in the case of partial reductions to the Total Unutilized Revolving Loan Commitment in an integral multiple of $1,000,000; provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

(b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11 but excluding the payment of amounts owing in respect of Loans of any Tranche maintained by such Lender, if such Loans are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination pursuant to Section 5.01(b) (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is reallocated and/or cash collateralized in the manner set forth in clause (c) below, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01), which shall survive as to such repaid Lender.

(c) If any Letter of Credit Exposure exists at the time that an RL Lender’s Revolving Loan Commitment is terminated as provided in Section 4.02(b) or an RL Lender becomes a Defaulting Lender, then:

(i) all or any part of such Letter of Credit Exposure shall be reallocated among the RL Lenders that are Non-Defaulting RL Lenders in accordance with such RL Lenders’ respective RL Percentages but only to the extent (x) the sum of the Individual RL Exposures of all RL Lenders that are Non-Defaulting RL Lenders plus such terminated RL Lender’s Letter of Credit

Exposure that is to be reallocated does not exceed the aggregate amount of all Non-Defaulting RL Lenders’ Revolving Loan Commitments and (y) immediately following the reallocation to an RL Lender that is a Non-Defaulting Lender, the Individual RL Exposure of such RL Lender does not exceed its Revolving Loan Commitment at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Administrative Agent cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such terminated RL Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in an aggregate amount equal to 100% of such terminated RL Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Letter of Credit Exposure is outstanding.

4.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on November 15, 2013, unless the Initial Borrowing Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Initial Term Loan Commitment (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of Initial Term Loans on such date).

(c) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Incremental Term Loan Commitment under a given Tranche shall terminate in its entirety on the Incremental Term Loan Borrowing Date for such Tranche of Incremental Term Loans (after giving effect to the incurrence of Incremental Term Loans of such Tranche on such date).

(d) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, (i) the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each RL Lender) (other than Extended Revolving Loan Commitments) shall terminate in its entirety upon the Initial Revolving Loan Maturity Date and (ii) the Total Revolving Loan Commitment remaining in effect after the Initial Revolving Loan Maturity Date shall terminate in its entirety upon the Revolving Loan Maturity Date applicable to any Extended Revolving Loan Commitments.

SECTION 5. Prepayments; Payments; Taxes.

5.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium or penalty (except as set forth in clause (vi) of this Section 5.01(a)), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify (I) whether Initial Term Loans, Incremental Term Loans under a given Tranche, Revolving Loans or Swingline Loans shall be prepaid, (II) the amount of such prepayment, (III) the Types of Loans to be prepaid and (IV) in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent), (y) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent) and (z) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $50,000 (or such lesser amount as is acceptable to the Administrative Agent); provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; (iv) each prepayment in respect of any Tranche of Term Loans made pursuant to this Section 5.01(a) shall be allocated among each of the outstanding Tranches of Term Loans on a pro rata basis, with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of such prepayment; (v) each prepayment of any Tranche of Term Loans pursuant to this Section 5.01(a) shall reduce the then remaining Scheduled Term Loan Repayments of such Tranche of Term Loans in the order designated in writing by the Borrower to the Administrative Agent at the time that the Borrower delivers its respective notice of prepayment or, in the absence of such designation, in direct order of maturity; and (vi) any prepayment of Initial Term Loans made on or prior to May 15, 2014 in connection with a Repricing Event shall be accompanied by the payment by the Borrower of the fee described in Section 4.01(h).

(b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to repay all Loans of such Lender, together with accrued and unpaid interest, Fees, and all other amounts (including all amounts, if any, owing under Section 2.11) then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 13.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments), and (y) such Lender’s RL Percentage of all outstanding Letters of Credit is reallocated and/or cash collateralized in the manner provided in Section 4.02(c) and (B) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained. Each prepayment of any Tranche of Term Loans pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Term Loan Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of such Tranche of Term Loans after giving effect to all prior reductions thereto).

5.02 Mandatory Repayments. (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Swingline Loans and, after all outstanding Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, outstanding Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established and controlled by the Administrative Agent.

(b) (i) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled Initial Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of Initial Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be (x) reduced as provided in Section 5.01(a), 5.01(b) or 5.02(g) or (y) increased as provided in Section 2.14(c), a “Scheduled Initial Term Loan Repayment”):

Scheduled Initial Term Loan Repayment Date	Amount

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2014	$812,500

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2014	$812,500

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2014	$812,500

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2014	$812,500

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2015	$812,500

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2015	$812,500

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2015	$812,500

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2015	$812,500

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2016	$812,500

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2016	$812,500

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2016	$812,500

Scheduled Initial Term Loan Repayment Date	Amount

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2016	$812,500

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2017	$812,500

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2017	$812,500

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2017	$812,500

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2017	$812,500

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2018	$812,500

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2018	$812,500

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2018	$812,500

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2018	$812,500

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2019	$812,500

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2019	$812,500

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2019	$812,500

The last Business Day of the Borrower’s fiscal quarter ending December 31, 2019	$812,500

The last Business Day of the Borrower’s fiscal quarter ending March 31, 2020	$812,500

The last Business Day of the Borrower’s fiscal quarter ending June 30, 2020	$812,500

The last Business Day of the Borrower’s fiscal quarter ending September 30, 2020	$812,500

Initial Term Loan Maturity Date	$303,062,500 (or, if less, the then remaining aggregate outstanding principal amount of Initial Term Loans	)

(ii) In addition to any other mandatory repayments pursuant to this Section 5.02, the Borrower, if applicable, shall be required to make, with respect to each Tranche of Incremental Term Loans, to the extent then outstanding, scheduled amortization payments of such Tranche of Incremental Term Loans on the dates and in the principal amounts set forth in the respective Incremental Term Loan Commitment Agreement (each such date, a “Scheduled Incremental Term Loan Repayment Date”, and each such repayment, as the same may, if applicable, be (x) reduced as provided in Section 5.01(a), 5.01(b) or 5.02(g) or (y) increased as provided in Section 2.14(c), a “Scheduled Incremental Term Loan Repayment”).

(c) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Initial Borrowing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Holdings or any of its Subsidiaries of Indebtedness for borrowed money the incurrence of which is not otherwise permissible hereunder, an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(d) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Initial Borrowing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, however, that with respect to no more than $30,000,000 in the aggregate of such Net Sale Proceeds received by Holdings or its Subsidiaries in any fiscal year of Holdings, such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and such Net Sale Proceeds shall be used or committed (pursuant to a binding commitment) to be used to purchase assets used or to be used in the businesses permitted pursuant to Section 10.11 within 365 days or, in the case of any such commitment, within 545 days (or, in the case of the sale or disposition of the 86th Street Property (the “86th Street Asset Sale”), 30 months) following the date of such Asset Sale; and provided further, however, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 5.02(d) are not so reinvested within such 365-day or 545-day (or 30-month, as applicable) period (or such earlier date, if any, as Holdings or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(d) without regard to the preceding proviso.

(e) In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Flow Payment Date, an amount equal to the remainder (if positive) of (A) the Applicable Excess Cash Flow Repayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period minus (B) the aggregate amount of principal repayments of Loans (other than any Term Loans (calculated at the face amount thereof) purchased or repaid pursuant to an Auction or an open market purchase pursuant to Section 2.17) to the extent (and only to the extent) that such repayments were made as a voluntary prepayment pursuant to Section 5.01 with internally generated funds (but in a case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment) during the relevant Excess Cash Flow Payment Period, shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(f) In addition to any other mandatory repayments pursuant to this Section 5.02, within 30 days following each date on or after the Initial Borrowing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Recovery Event Proceeds therefrom do not exceed $500,000), an amount equal to 100% of the Net Recovery Event Proceeds from such Recovery Event shall be applied within such 30 day period as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, however that, so long as no Default or Event of Default then exists, such Net Recovery Event Proceeds shall not be required to be so applied within such 30 day period to the extent that such Net Recovery Event Proceeds shall be used or committed (pursuant to a binding commitment) to be used to purchase assets used or to be used in the businesses permitted pursuant to Section 10.11 within 365 days or, in the case of any such commitment, within 545 days following the date of the receipt of such Net Recovery Event Proceeds; and provided further, that if all or any portion of such Net Recovery Event Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 365 days or 545 days, as applicable, after the date of the receipt of such Net Recovery Event Proceeds (or such earlier date, if any, as Holdings or the relevant Subsidiary determines not to reinvest the Net Recovery Event Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(f) without regard to the immediately preceding proviso.

(g) Each amount required to be applied pursuant to Sections 5.02(c), (d), (e) and (f) in accordance with this Section 5.02(g) shall be applied to repay the outstanding principal amount of Term Loans and shall be allocated among each Tranche of outstanding Term Loans on a pro rata basis, with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of the respective repayment. The amount of each principal repayment of each Tranche of Term Loans made as required by Sections 5.02(c), 5.02(d), 5.02(e) and 5.02(f) shall be applied to reduce the then remaining Scheduled Term Loan Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amounts of such Scheduled Term Loan Repayments of such Tranche of Term Loans after giving effect to all prior reductions thereto).

(h) With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made; provided that: (i) repayments of Eurodollar Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a goal, but not an obligation, of minimizing breakage cost owing under Section 2.11.

(i) In addition to any other mandatory repayments pursuant to this Section 5.02, (i) notwithstanding anything to the contrary contained herein, all then outstanding Loans of a respective Tranche (other than Swingline Loans) shall be repaid in full on the respective Maturity Date for such

Tranche of Loans, and (ii) outstanding Swingline Loans shall be repaid in full on the earlier of (x) the fifth Business Day following the date of the incurrence of such Swingline Loans and (y) the Swingline Expiry Date.

(j) Notwithstanding any other provisions of Section 5.02(d) or (f), (i) to the extent that any of or all the Net Sale Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Asset Sale”) or the Net Recovery Event Proceeds of any Recovery Event from a Foreign Subsidiary (a “Foreign Recovery Event”) are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Sale Proceeds or Net Recovery Event Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 5.02(d) or (f), as applicable, but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Sale Proceeds or Net Recovery Event Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and an amount equal to such repatriated Net Sale Proceeds or Net Recovery Event Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 5.02(d) or (f), as applicable, and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Sale Proceeds or Net Recovery Event Proceeds of any Foreign Asset Sale or any Foreign Recovery Event would have a material adverse tax cost consequence with respect to such Net Sale Proceeds or Net Recovery Event Proceeds, the Net Sale Proceeds or Net Recovery Event Proceeds so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which the amount of any Net Sale Proceeds or Net Recovery Event Proceeds from any Foreign Asset Sale or Foreign Recovery Event so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.02(d) or (f), (x) the Borrower shall apply an amount equal to such Net Cash Proceeds or Net Recovery Event Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds or Net Recovery Event Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Net Recovery Event Proceeds had been repatriated (or, if less, the Net Cash Proceeds or Net Recovery Event Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Net Recovery Event Proceeds are applied to the repayment of Indebtedness of a Foreign Subsidiary.

5.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office; provided that, written notice by the Borrower to the Administrative Agent regarding the making of any payment from the Borrower’s account at the Payment Office shall be deemed the making of such payment to the extent that a sufficient amount of funds are available to be withdrawn from such account and such funds are in fact transferred to the Payment Office. Any payments under this Agreement or under any Note which are made later than 1:00 P.M. (New York time) on any day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04 Net Payments. (a) All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for Taxes, unless such deduction or withholding is required by any law. If any applicable law requires the deduction or withholding of any Tax from any such payment by the Borrower or the applicable withholding agent, then the Borrower and/or the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law. If any such Taxes are Indemnified Taxes, the Borrower agrees to pay the full amount of such Indemnified Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any such Indemnified Taxes, will not be less than the amount provided for herein or in such Note had no such withholding or deduction been made. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts (or such other evidence reasonably satisfactory to the Administrative Agent) evidencing such payment by the Borrower (to the extent Borrower is responsible for making such withholding or deduction). The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Indemnified Taxes so levied or imposed and paid by such Lender.

(b) The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.04(a) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (c).

(d) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder or under any Note shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the immediately preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.04(d)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, to the extent it is legally entitled, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes (other than a Lender that may be treated as an exempt recipient under Treasury Regulations Section 1.6049-4(c)(1)(ii), subject to the provisions of Treasury Regulations Section 1.1441-1(d)(4)) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, an Internal Revenue Service Form W-9. To the extent it is legally entitled, each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes (“Foreign Lender”) and not described in the succeeding sentence (regarding Internal Revenue Service Form W-8IMY) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption or reduction under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption or reduction in from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(d)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement or any Note (including a partnership or a participating Lender), such Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY on behalf of itself and (ii) the relevant forms prescribed in the preceding two sentences as applicable that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender. In addition, if a payment made to a Foreign Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Foreign Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Foreign Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the certification or forms in the preceding sentences obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(d)(ii) Certificate or Internal Revenue Service Form W-8IMY (together with all underlying forms), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(d).

(e) If the Borrower pays any additional amount under this Section 5.04 to a Lender and such Lender determines in its sole discretion that it has actually received in connection therewith any refund of its Tax liabilities, such Lender shall pay to the Borrower such refund; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax refund, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction of any refund with respect to which such Lender has made a payment to the Borrower pursuant to this Section 5.04(e) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 5.04 without any exclusions or defenses, (iii) nothing in this Section 5.04(e) shall require any Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iv) no Lender shall be required to pay any amounts pursuant to this Section 5.04(e) at any time when a Default or an Event of Default exists.

SECTION 6. Conditions Precedent to Credit Events on the Initial Borrowing Date. The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, are subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

6.01 Effective Date; Notes. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Initial Term Note and/or Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

6.02 Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Borrower by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.06, 6.07, 6.08 and 7.01 have been satisfied on such date.

6.03 Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received from Simpson Thacher & Bartlett LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit E.

6.04 Corporate Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Initial Borrowing Date, all corporate, limited liability company, partnership and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals and good standing certificates, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, limited liability company, partnership or governmental authorities.

6.05 PATRIOT Act. On or prior to the Initial Borrowing Date, the Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case to the extent requested in writing at least five Business Days prior to the Initial Borrowing Date.

6.06 Refinancing. On the Initial Borrowing Date and concurrently with the funding of the Initial Term Loans hereunder, all Indebtedness under the Existing Credit Agreement shall have been repaid in full (other than the Existing Letters of Credit that are deemed to be issued hereunder as Letters of Credit) and all commitments in respect thereof shall have been terminated and all Liens and guaranties in connection therewith shall have been terminated (and all appropriate releases, termination statements or other instruments of assignment with respect thereto shall have been obtained) to the reasonable satisfaction of the Administrative Agent. The Administrative Agent shall have received satisfactory evidence (including satisfactory pay-off letters, mortgage releases, Intellectual Property releases and UCC-3 termination statements) that the matters set forth in the immediately preceding sentence have been satisfied as of the Initial Borrowing Date.

6.07 Adverse Change, Approvals. (a) Since December 31, 2012 (but for this purpose assuming that the Transaction had occurred prior to December 31, 2012), nothing shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect.

(b) On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein. On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.

6.08 Litigation. On the Initial Borrowing Date, there shall be no actions, suits, investigations or proceedings pending or threatened (i) with respect to the Transaction, this Agreement or any other Credit Document or (ii) which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.09 Pledge Agreement. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit G (as amended, modified or supplemented from time to time, the (“Pledge Agreement”) and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken and the Pledge Agreement shall be in full force and effect.

6.10 Security Agreement. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit H (as amended, modified or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) fully authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Holdings or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name Holdings or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing); and

(iii) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.

6.11 Subsidiaries Guaranty. On the Initial Borrowing Date, each Wholly-Owned Domestic Subsidiary (other than an Excluded Subsidiary) shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit I (as amended, modified or supplemented from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

6.12 Financial Statements; Pro Forma Financials; Projections; etc. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 8.05(a) and (d).

6.13 Solvency Certificate; Insurance Certificates. On the Initial Borrowing Date, the Administrative Agent shall have received:

(i) a solvency certificate from the chief financial officer of Holdings in the form of Exhibit J; and

(ii) certificates of insurance complying with the requirements of Section 9.03 for the business and properties of Holdings and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee.

6.14 Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid to (i) each Lender with an Initial Term Loan Commitment on the Initial Borrowing Date an initial yield payment equal to 0.50% of its Initial Term Loan Commitment in effect on such date (immediately before giving effect to the termination thereof pursuant to Section 4.03(b)) and (ii) the Administrative Agent all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent to the extent then due.

6.15 Public Debt Ratings. On or prior to the Initial Borrowing Date, the Borrower shall have obtained (i) debt ratings (of any level) from S&P and Moody’s in respect of each Tranche of Loans existing on the Initial Borrowing Date and (ii) corporate credit and corporate family ratings (of any level) from S&P and Moody’s, each of which ratings shall be in effect on the Initial Borrowing Date.

SECTION 7. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), are subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01 No Default; Representations and Warranties. At the time of each such Credit Event and also immediately after giving effect thereto (i) there shall exist no Default or Event of Default (for the avoidance of doubt, giving effect to the last sentence of Section 10.07 to the extent applicable) and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation and warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date).

7.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(b) Prior to the issuance of each Letter of Credit (other than the Existing Letters of Credit), the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by Holdings and the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 and Section 7 (with respect to Credit Events on the Initial Borrowing Date) or in this Section 7 (with respect to Credit Events after the Initial Borrowing Date) and applicable to such Credit Event are satisfied as of such applicable time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7 unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of Holdings and the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that (x) any representation and warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date).

8.01 Organizational Status. Each of Holdings and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except (x) in the case of preceding clauses (i) and (ii), for Immaterial Subsidiaries, and (y) in the case of preceding clause (iii), for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02 Power and Authority. Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is a party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene in any material respect any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement, partnership agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

8.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document (except (in each case) for (x) those that have otherwise been obtained or made and (y) filings which are necessary to perfect the security interests created under the Security Documents).

8.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Holdings’ Projections. (a) (i) (A) The audited consolidated balance sheet of Parent and its Subsidiaries for Parent’s fiscal year ended December 31, 2012 and the related audited consolidated statements of income, cash flows and shareholders’ equity (or deficit, as the case may be) of Parent and its Subsidiaries for such fiscal year ended on such date and (B) the unaudited consolidated balance sheet of Parent and its Subsidiaries for Parent’s fiscal quarter ended September 30, 2012 and the related unaudited consolidated statements of income, cash flows and shareholders’ equity (or deficit, as the case may be) of Parent and its Subsidiaries for such fiscal quarter ended on such date, copies of which have been furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the consolidated financial position of Parent and its Subsidiaries at the dates of such balance sheets and the consolidated results of the operations of Parent and its Subsidiaries for the periods covered thereby, subject, in the case of preceding sub-clause (B), to normal year-end audit adjustments and the absence of footnotes. All of the foregoing historical financial statements have been prepared in accordance with generally accepted accounting principles consistently applied.

(ii) The pro forma consolidated financial statements of Parent and its Subsidiaries at September 30, 2013 after giving effect to the Transaction and the financing therefor, copies of which have been furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the pro forma consolidated financial position of Parent and its Subsidiaries as of September 30, 2013 and the pro forma consolidated results of operations of Parent and its Subsidiaries for the twelve-month period ended on September 30, 2013. Such pro forma financial statements have been prepared on a basis consistent with the historical financial statements set forth in clause (i) of this Section 8.05(a).

(b) On and as of the Initial Borrowing Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of Holdings and its Subsidiaries taken as a whole and of the Borrower and its Subsidiaries taken as a whole will exceed their respective debts, (ii) Holdings and its Subsidiaries taken as a whole and the Borrower and its Subsidiaries taken as a whole has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) Holdings and its Subsidiaries taken as a whole and the Borrower and its Subsidiaries taken as a whole will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Except (i) as fully disclosed in the financial statements referred to in Section 8.05(a) and (ii) for the Obligations, there were as of the Initial Borrowing Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d) The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date represent estimates of the performance of the Borrower and its Subsidiaries for the periods stated therein based upon assumptions which were believed by the Borrower in good faith to be reasonable when made and continue to be reasonable as of the Initial Borrowing Date; provided, however, that the foregoing is not a guarantee that such projections will be achieved. The Projections are based upon estimates and assumptions which the Borrower believes in good faith to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Initial Borrowing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein; it being understood that the Projections are subject to significant risks and uncertainties, many of which are beyond the Borrower’s control.

(e) After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to December 31, 2012), since December 31, 2012, there has been no change in the condition (financial or otherwise), business, operations, assets or liabilities of Holdings or any of its Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings and the Borrower, threatened (i) with respect to the Transaction or any Credit Document or (ii) that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.07 True and Complete Disclosure. All factual information (taken as a whole) furnished in writing by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender (including, without limitation, all factual information contained in the Credit Documents and the Confidential Information Memorandum) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect.

8.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Initial Term Loans will be used by the Borrower to (i) finance the Refinancing, (ii) pay the Initial Borrowing Distribution, and (iii) pay the fees and expenses incurred in connection with the Transaction.

(b) All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital, capital expenditures and other general corporate purposes of Holdings and its Subsidiaries; provided that (x) no proceeds of Revolving Loans or Swingline Loans may be used to (i) finance the Refinancing or the Initial Borrowing Distribution or (ii) pay any fees and expenses incurred in connection with the Transaction and (y) no proceeds of Swingline Loans will be used to refinance then outstanding Swingline Loans.

(c) All proceeds of Incremental Term Loans will be used for the working capital, capital expenditures and other general corporate purposes (including for Permitted Acquisitions, Dividends and prepayments of Indebtedness) otherwise permitted hereunder.

(d) Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will be used (a) for “buying” or “carrying” any Margin Stock (within the meaning of Regulation U) for any purpose which violates or is inconsistent with Regulation U or (b) for any purpose that will violate or be inconsistent with the provisions of Regulation T, U or X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and such Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or FR Form G-3, as applicable, referred to in Regulation U.

(e) At the time of each Credit Event, not more than 25% of the value of the assets of Holdings and its Subsidiaries taken as a whole (including all Equity Interests of Holdings held in treasury) will constitute Margin Stock.

8.09 Tax Returns and Payments. Each of Parent and Holdings and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all material tax returns (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Parent, Holdings and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Parent, Holdings and its Subsidiaries for the periods covered thereby. Each of Parent and Holdings and each of its Subsidiaries has paid all taxes and assessments due and payable by it, other than those that are immaterial and those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of Parent, Holdings and its Subsidiaries in accordance with generally accepted accounting principles. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Holdings or any of its Subsidiaries, threatened by any authority regarding any taxes relating to Parent, Holdings or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to result in a material liability to Holdings and its Subsidiaries taken as a whole.

8.10 Compliance with ERISA. (a) Schedule V sets forth, as of the Initial Borrowing Date, the name of each Plan and Multiemployer Plan. Except to the extent that a breach of any of the following representations or warranties in this clause (a), either individually or (to the extent any such breach has not been satisfied and is outstanding) in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; (ii) each Plan (and each related trust, if any) that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service, or has submitted or is within the remedial amendment period for submitting an application for a determination letter with the Internal Revenue Service, or is a prototype plan that has received an Internal Revenue Service opinion letter with respect to the prototype plan document, to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code, and, to Holdings’ and the Borrower’s knowledge, no event has occurred and no condition or circumstance has existed that has resulted, or would be likely to result, in the revocation of any such determination or opinion, rejection of such an application or the failure to issue such a favorable determination letter; (iii) no Reportable Event has occurred; (iv) no Pension Plan has an Unfunded Current Liability; (v) no Pension Plan has failed to satisfy the minimum funding standard within the meaning of, and no Pension Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of, Section 412 of the Code or Section 302 or 304 of ERISA; (vi) no determination has been received that any Pension Plan is, or is expected to be, considered an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (vii) all contributions required to be made with respect to a Pension Plan or Multiemployer Plan have been timely made; (viii) neither Holdings nor any

Subsidiary of Holdings nor any ERISA Affiliate has incurred (or, to Holdings’ and the Borrower’s knowledge, reasonably expects to incur) any liability to or on account of a Pension Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, or 4069 of ERISA or Section 436(f), 4971 or 4975 of the Code; (ix) no proceedings have been instituted to terminate or appoint a trustee to administer any Pension Plan; (x) no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists or is reasonably likely to arise on account of any Pension Plan; (xi) no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Pension Plan (other than routine claims for benefits) is pending, or, to Holdings’ and the Borrower’s knowledge, expected or threatened; (xiii) neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred (or, to Holdings’ and the Borrower’s knowledge, reasonably expects to incur) any liability to or on account of a Multiemployer Plan pursuant to Sections 4201, 4204 or 4212 of ERISA; (xiv) neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has received any notice, and no Multiemployer Plan has received from Holdings, any Subsidiary of Holdings or any ERISA Affiliate any notice, that a Multiemployer Plan is “insolvent” or in “reorganization” (as such terms are defined in Title IV of ERISA) or in “endangered” or “critical” status under Section 305 of ERISA; (xv) all amounts required by applicable law or by the terms of any welfare benefit plan (as defined in Section 3(1) of ERISA) maintained by Holdings or any of its Subsidiaries with respect to, or for the provision of, post-retirement health benefits have been accrued in accordance with Statement of Financial Accounting Standards No. 106 and Holdings or any of its Subsidiaries may cease contributions to or terminate such plans without incurring any material liability; and (xvi) each group health plan (as defined in Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code.

(b) Except to the extent that a breach of any of the following representations or warranties in this clause (b), either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made; neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of actuarial assumptions used to fund such Foreign Pension Plan, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

8.11 The Security Documents. (a) Except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws effecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law), the provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the respective Credit Parties in the Security Agreement Collateral described therein, and, in the case of security interests created on the Initial Borrowing Date, the Collateral Agent, for the benefit of the Secured Creditors, has (or within 10 days (or 30 days in the case of filings to be made with the United States Copyright Office or 90 days in the case of filings to be made with the United States Patent and Trademark Office) following the Initial Borrowing Date will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents, if applicable, and (y) the Grant of Security Interest in U.S. Trademarks, if applicable, in the respective form attached to the Security Agreement, in each case in the

United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States registered trademarks and patents (and applications therefor) covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States registered copyrights (and applications therefor) covered by the Security Agreement.

(b) Except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws effecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law), the provisions of the Pledge Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the respective Credit Parties in the Pledge Agreement Collateral described therein and such security interests constitute perfected security interests, subject to no security interests of any other Person, other than Permitted Liens under Section 10.01(i), (x), (xiii) (other than with respect to Equity Interests of any Subsidiary Guarantor), (xvi) (other than with respect to Equity Interests of the Borrower or any Subsidiary Guarantor) or (xvii). No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under either Pledge Agreement other than with respect to that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC which is not also a “certificated security” (as defined in the UCC as in effect with New York).

8.12 Properties. All Real Property owned by Holdings or any of its Subsidiaries as of the Initial Borrowing Date is set forth in Schedule IV. Each of Holdings and each of its Subsidiaries has good and marketable title to all material properties owned by it, and a valid leasehold interest in all property leased by it, including (in each case) all property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except (x) as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement and (y) to the extent that the failure to hold such title or to have a valid leasehold interest, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect), free and clear of all Liens, other than Permitted Liens.

8.13 Capitalization. On the Initial Borrowing Date, all outstanding Equity Interests of Holdings have been duly and validly issued, are fully paid and non-assessable and are owned by Parent. All outstanding shares of capital stock of Holdings have been duly and validly issued, are fully paid and non-assessable and are owned by Parent. Holdings does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

8.14 Subsidiaries. Holdings has no Subsidiaries other than (i) those Subsidiaries listed on Schedule VI (which Schedule identifies (x) the direct owner of each such Subsidiary on the Initial Borrowing Date and their percentage ownership interest therein and (y) each Excluded Subsidiary as of the Initial Borrowing Date) and (ii) new Subsidiaries created or acquired in compliance with this Agreement.

8.15 Compliance with Statutes, etc. Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.16 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.17 Environmental Matters. (a) Each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of Holdings and the Borrower, threatened Environmental Claims against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries (including, to the knowledge of Holdings and the Borrower, any such claim arising out of the ownership, lease or operation by Holdings or any of its Subsidiaries of any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of its Subsidiaries, or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries (including, to the knowledge of Holdings and the Borrower, any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries) or, to the knowledge of Holdings and the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Holdings or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim against Holdings or any of its Subsidiaries.

(c) Notwithstanding anything to the contrary in this Section 8.17, the representations and warranties made in this Section 8.17 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.18 Labor Relations. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against Holdings or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries, and (iv) no violation of the Fair Labor Standards Act or any other applicable federal, state or foreign wage and hour laws, except (with respect to any matter specified in clause (i), (ii), (iii) or (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.19 Intellectual Property, etc. Except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each of Holdings and each of its Subsidiaries owns or has the right to use all the domestic and foreign patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information, know-how and other intellectual property of any type, whether or not written (including, but not limited to, rights in computer programs, databases and data collections) and formulas, or has rights with respect to the foregoing (collectively “Intellectual Property”) necessary for the present conduct of its business, without any known conflict with the rights of others. The conduct of the business of Holdings and its Subsidiaries does not infringe the intellectual property rights of others, except for such infringements which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.20 Indebtedness. Schedule VII sets forth a true and complete list of all Indebtedness of Holdings and its Subsidiaries as of the Initial Borrowing Date (excluding the Obligations, the “Existing Indebtedness”) and which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

8.21 Insurance. Schedule VIII sets forth a true and complete listing of all insurance maintained by Holdings and its Subsidiaries as of the Initial Borrowing Date, with the amounts insured (and any deductibles) set forth therein.

8.22 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedule IX sets forth, as of the Initial Borrowing Date, the legal name of each Credit Party, the type of organization of each Credit Party, whether or not each Credit Party is a registered organization (within the meaning of the New York UCC), the jurisdiction of organization of each Credit Party, the location (within the meaning of the New York UCC) of each Credit Party, and the organizational identification number (if any) of each of Credit Party.

8.23 Anti-Terrorism Laws. (a) Neither Holdings nor any of its Subsidiaries is in violation of any material legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the PATRIOT Act. Neither Holdings nor any of its Subsidiaries and, to the knowledge of Holdings, no agent of Holdings or any of its Subsidiaries acting on behalf of Holdings or any of its Subsidiaries, as the case may be, is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of the Executive Order;

(ii) a Person owned or controlled by, or acting on behalf of any Person that is listed in the annex to, or is otherwise subject to the provisions of the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most correct list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(b) Neither Holdings nor any of its Subsidiaries and, to the knowledge of Holdings and the Borrower, no agent of Holdings or any of its Subsidiaries acting on behalf of Holdings or any of its Subsidiaries, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 8.23(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 9. Affirmative Covenants. Each of Holdings and the Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated (or have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in a stated amount equal to at least 103% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01 Information Covenants. Holdings will furnish to the Administrative Agent (for distribution to each Lender):

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of Holdings (commencing with its fiscal quarter ended on March 31, 2014), (i) the consolidated balance sheet of Holdings and its Subsidiaries at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings (or accumulated deficit, as the case may be) and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(d), all of which shall be certified by an Authorized Financial Officer of Holdings that they fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings (or accumulated deficit, as the case may be) and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing (which certification shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit (other than with respect to, or resulting from, the occurrence of an upcoming maturity date of any Loans)) and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c) Management Letters. Promptly after Holdings’ or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d) Budgets. No later than 60 days following the first day of each fiscal year of Holdings, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for Holdings and its Subsidiaries on a consolidated basis) for each of the twelve months of such fiscal year prepared in detail setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from an Authorized Financial Officer of Holdings in the form of Exhibit K, which certificate shall (i) set forth in reasonable detail the calculations required to establish the Total Leverage Ratio at the end of such fiscal quarter or year, as the case may be, (ii) if delivered with the financial statements required by Section 9.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period as well as the Applicable Excess Cash Flow Repayment Percentage and the amount of the respective payment required by Section 5.02(e) for such Excess Cash Flow Payment Period and (iii) include a certification on behalf of Holdings that (x) to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and (y) that there have been no changes to Annexes B through G, inclusive, of the Security Agreement and Annexes A through F of the Pledge Agreement, in each case since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents).

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any Responsible Officer of Holdings or the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation (including, without limitation, by the New York Insurance Department) or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Environmental Matters. Promptly after any Responsible Officer of Holdings or the Borrower obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that (a) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency, or the receipt by Holdings or any of its Subsidiaries of any written notices from any government or governmental agency under, or pursuant to, CERCLA which identify Holdings or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Holdings or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto.

(h) PATRIOT Act. Promptly following the Administrative Agent’s or any Lender’s reasonable request therefor, all documentation and other information that the Administrative Agent or such Lender (through the Administrative Agent) reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(i) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.01 (other than any required comparison to budget as provided in such clause (a)) may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing to the Administrative Agent, within the time periods otherwise required above in such clauses (a) and (b), Parent’s Form 10-Q or 10-K, as applicable, filed with the Securities and Exchange Commission or any successor thereto (the “SEC”) so long as such Forms include the information required by such clauses (a) and (b); provided that, to the extent such information relates to Parent, such information is accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to Parent, on the one hand, and the information relating to Holdings and its Subsidiaries on a consolidated basis, on the other hand.

9.02 Books, Records and Inspections. Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in all material respects in conformity in all material respects with (and to the extent required by) generally accepted accounting principles and all applicable requirements of law shall be made in relation to its business and activities. Holdings will, and will cause each of its Subsidiaries to, permit, upon reasonable notice to Holdings, officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect, under guidance of officers of Holdings or such Subsidiary, any of the properties of Holdings or such Subsidiary, and to examine the books of account of Holdings or such Subsidiary and discuss the affairs, finances and accounts of Holdings or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may reasonably request; provided that only one such inspection may be conducted in any fiscal year of Holdings unless an Event of Default is in existence.

9.03 Maintenance of Property; Insurance. (a) Holdings will, and will cause each of its Subsidiaries to, (i) keep, in all material respects, all material property necessary to the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, (ii) maintain with financially sound and reputable third party insurance companies insurance (except to the extent of any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings and its Subsidiaries) on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its written request therefor, information as may be requested as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) Holdings will, and will cause each of its Subsidiaries to, at all times keep its property constituting Collateral insured in favor of the Collateral Agent as loss payee and/or additional insured, as applicable, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured, as applicable), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent (unless it is such insurer’s policy not to provide such a statement) and (iii) shall be deposited with the Collateral Agent.

(c) If Holdings or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if Holdings or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation), on or after the date that is 20 days after Holdings or the Borrower has received written notice from the Administrative Agent of its intention to do so, to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

9.04 Existence; Franchises. Holdings will, and will cause each of its Subsidiaries to, take or cause to be taken, (A) all actions necessary to preserve and keep in full force and effect its existence and (B) all reasonable actions necessary to maintain its material franchises, privileges, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall (i) prevent (x) sales of assets and other transactions by Holdings or any of its Subsidiaries in accordance with the terms of this Agreement or (y) the withdrawal by Holdings or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) require Holdings or any of its Subsidiaries to preserve or keep in full force and effect any franchises, privileges, copyrights, trademarks or patents if Holdings or such Subsidiary shall determine in its reasonable judgment that the preservation or continued effectiveness thereof is no longer desirable in the conduct of the business of Holdings or such Subsidiary and that the loss thereof, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.05 Compliance with Statutes, etc. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06 Compliance with Environmental Laws. (a) Holdings will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance. Neither Holdings nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(g), (ii) at any time that Holdings or any of its Subsidiaries are not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, Holdings and the Borrower will (in each case) provide, at the sole expense of Holdings and the Borrower and at the reasonable request of the Administrative Agent, an environmental site assessment report concerning any Mortgaged Property, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Mortgaged Property. If Holdings or the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by Holdings and the Borrower, and Holdings and the Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Mortgaged Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to Holdings or the Borrower, all at the sole expense of the Borrower.

9.07 ERISA. As soon as possible and, in any event, within 15 Business Days after Holdings, any Subsidiary of Holdings or any ERISA Affiliate knows of the occurrence of any of the following, to the extent that same, either individually or (to the extent such occurrence is ongoing and has not been satisfied) in the aggregate, could reasonably be expected to have a Material Adverse Effect, Holdings will deliver to each of the Lenders a certificate of an Authorized Financial Officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Holdings, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other governmental agency and any notices received by Holdings, such Subsidiary or such ERISA Affiliate from the PBGC or any other government agency with respect thereto: (a) that a Reportable Event has occurred; that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA of a Pension Plan is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Pension Plan within the following 30 days; (b) that a Pension Plan has failed to satisfy the minimum funding standard, within the meaning of Section 412 of the Code or Section 302 of ERISA; (c) that a determination has been received that any Pension Plan is, or is expected to be, considered an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (d) that a Pension Plan has an Unfunded Current Liability; (e) that proceedings have been or are reasonably expected to be instituted to terminate or appoint a trustee to administer a Pension Plan; (f) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Pension Plan; (g) that any contribution required to be made with respect to a Pension Plan, a Multiemployer Plan or a Foreign Pension Plan has not been timely made; (h) that notice has been received that a Multiemployer Plan has been “terminated”, or is in “reorganization” or “insolvent” (all within the meaning of Title IV of ERISA) or is in “endangered” or “critical” status (within the meaning of Section 305 of ERISA); or (i) that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or is reasonably likely to incur (A) any liability with respect to a Pension Plan under Sections 409, 502(i), 502(l), 4062, 4063, 4064 or 4069 of ERISA or Sections 436(f), 4971, 4975 or 4980 of the Code; (B) any liability under Sections 4201, 4204 or 4212 of ERISA with respect to a Multiemployer Plan; (C) any liability with respect to a group health plan (as defined in Section 4980B(g)(2) of the Code) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; or (D) liability for post-retirement health benefits under any welfare benefit plan (within the meaning of Section 3(1) of ERISA). In addition, at the request of any Lender(s), within 30 days following the later of the date of the request or the date of filing or receipt (as applicable), Holdings will deliver to the Administrative Agent for delivery to such Lenders (i) a complete copy of the most recent annual report (on Internal Revenue Service Form 5500-series) of each Plan specified (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) any material notices furnished or received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate to or from, as applicable, either the plan administrator or an applicable governmental agency with respect to a Pension Plan, Multiemployer Plan or Foreign Pension Plan.

9.08 End of Fiscal Years; Fiscal Quarters. Holdings will cause (i) each of its fiscal years to end on December 31 of each year and (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31, of each fiscal year.

9.09 Contributions. Except in respect of any property distributed to Holdings by the Borrower in accordance with Section 10.03, Holdings will contribute as a common equity contribution to the capital of the Borrower upon Holdings’ receipt thereof, any net cash proceeds received by Holdings from any asset sale, any incurrence of Indebtedness, any Recovery Event, any issuance or sale of its equity, any cash capital contributions or any tax refunds (other than any tax refunds that are repaid to the Borrower pursuant to any tax sharing agreement with Holdings).

9.10 Payment of Taxes. Holdings will pay and discharge, and will cause Parent and each of Holdings’ Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither Parent, Holdings nor any of Holdings’ Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

9.11 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.12 Additional Security; Further Assurances; etc. (a) Holdings will, and will cause each of the other Credit Parties to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests in such assets and properties (leased or owned) of the Borrower and the other Credit

Parties as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent but otherwise subject to any limitations set forth in the Security Documents as to “excluded assets” (collectively, the “Additional Security Documents”). All such security interests shall be granted pursuant to documentation substantially consistent with that entered into on the Initial Borrowing Date or otherwise reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws effecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law) superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full. Notwithstanding anything to the contrary herein or in any other Credit Document, Holdings and its Subsidiaries (i) shall not be required to grant a Mortgage in (x)(I) the 86th Street Property and (II) any owned Real Property the fair market value of which (as determined in good faith by the Borrower) is less than $5,000,000 or (y) any Leasehold, (ii) shall not be required to take any action related to the perfection of any security interests in motor vehicles, cash, deposit accounts and securities accounts (except to the extent that such perfection can be accomplished by the filing of a UCC-1 (or similar) financing statement or relates to a deposit account or securities account required to be established by a Credit Party with the Collateral Agent pursuant to the Security Agreement or the Pledge Agreement) and (iii) shall not be required to enter into any foreign law pledges, mortgages or security agreements.

(b) Subject to the last sentence of Section 9.12(a), Holdings and the Borrower will, and the Borrower will cause each of the other Credit Parties to, at the expense of Holdings and the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, financing statements, transfer endorsements, powers of attorney and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require pursuant to this Section 9.12 to perfect (and maintain the perfection and priority) of the security interests in the Collateral (but otherwise subject to any limitations set forth in the Security Documents). Subject to the last sentence of Section 9.12(a), with respect to any Mortgage, Holdings will cause to be delivered to the Collateral Agent such opinions of counsel, title insurance, surveys, and, if applicable, flood certifications as may be reasonably requested by the Collateral Agent to assure itself that this Section 9.12 has been complied with.

(c) Subject to the last sentence of Section 9.12(a), except as otherwise provided in clause (d) of this Section 9.12, Holdings and the Borrower agree that each action required above by this Section 9.12 shall be completed as soon as reasonably practicable, but in no event later than 30 days after such action is requested to be taken by the Administrative Agent (as such date may be extended by the Administrative Agent in its sole discretion).

(d) Subject to the last sentence of Section 9.12(a), within 15 Business Days (as such date may be extended by the Administrative Agent in its sole discretion) (i) after the establishment, creation or acquisition of a Wholly-Owned Domestic Subsidiary which is not an Excluded Subsidiary (or within 15 Business Days (as such date may be extended by the Administrative Agent in its sole discretion) after any Excluded Subsidiary ceases to constitute an Excluded Subsidiary hereunder), Holdings and the Borrower will cause such Wholly-Owned Domestic Subsidiary (x) to execute and deliver to the Administrative Agent a Joinder Agreement and (y) to deliver to the Administrative Agent such other relevant documentation of the type described in Section 6 as such Wholly-Owned Domestic Subsidiary would have had to deliver on the Initial Borrowing Date if it were a Credit Party on such date to the extent requested by the Administrative Agent and (ii) after any Credit Party acquires any additional Equity Interests of any Subsidiary, such Equity Interests shall be pledged and delivered pursuant to (and to the extent required by) the Pledge Agreement.

9.13 Ownership of Subsidiaries; etc. Except as otherwise permitted by Section 10.05 and the definition of “Permitted Acquisition”, Holdings will, and will cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries (other than, in the case of Foreign Subsidiaries, directors’ qualifying shares and other nominal amounts held by local nationals, in each case to the extent required by applicable law).

9.14 Maintenance of Ratings. The Borrower will use its commercially reasonable efforts to maintain at all times (i) monitored public debt ratings (of any level) from S&P and Moody’s in respect of each Tranche of Loans and (ii) a monitored public corporate rating and a monitored public corporate family rating (in each case, of any level) from S&P and Moody’s.

9.15 Permitted Acquisitions. Subject to the provisions of this Section 9.15 and the requirements contained in the definition of Permitted Acquisition, the Borrower and the Subsidiary Guarantors may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) in the case of any Permitted Acquisition or series of related Permitted Acquisitions in which the aggregate consideration payable in connection therewith is $10,000,000 or more, the Borrower shall have given to the Administrative Agent at least 10 Business Days’ (or such shorter period of time as may be reasonably acceptable to the Administrative Agent) prior written notice of any Permitted Acquisition, which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) Holdings shall be in compliance with the financial covenant contained in Section 10.07 (whether or not such covenant is applicable at such time in accordance with its terms) for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period; (iv) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the respective Permitted Acquisition (both before and after giving effect thereto) (it being understood that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (or all respects, or as the case may be) as of such earlier date; (v) to the extent that the Borrower is using the proceeds of Revolving Loans or Swingline Loans to finance the proposed Permitted Acquisition, after giving effect to such proposed Permitted Acquisition and the payment of all amounts (including fees and expenses) owing in connection therewith, the sum of (I) the Total Unutilized Revolving Loan Commitment plus (II) the aggregate amount of Unrestricted cash and Cash Equivalents (including, for the avoidance of doubt, cash and Cash Equivalents restricted in favor of the Administrative Agent or the Collateral Agent) of Holdings and its Subsidiaries shall equal or exceed the sum of (x) $15,000,000 plus (y) an amount equal to the aggregate amount reasonably likely to be payable in respect of all post-closing purchase price adjustments required or which will be required in connection with such Permitted Acquisition (and all other Permitted Acquisitions for which such purchase price adjustments may be required to be made) as determined by the Borrower in good faith; and (vi) the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Financial Officer thereof, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (v), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iii) and (v).

9.16 Cash on Hand at the Captive Insurance Company. If at any time the Captive Insurance Company holds cash or Cash Equivalents in excess of $2,000,000 in the aggregate for a period of more than five consecutive Business Days, the Borrower will cause the Captive Insurance Company to immediately pay a cash Dividend up to the Borrower in an amount equal to such excess.

SECTION 10. Negative Covenants. Each of Holdings and the Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated (or have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in a stated amount equal to at least 103% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01 Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for taxes, assessments or governmental charges or levies which are not overdue for a period of more than 30 days or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(ii) Liens in respect of property or assets of Holdings or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of Holdings’ or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of Holdings or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule X, but only to the respective date, if any, set forth in such Schedule X for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule X; provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries (other than after-acquired property that is affixed or incorporated into the property covered by such Lien);

(iv) Liens created pursuant to the Security Documents;

(v) licenses (including of Intellectual Property), sublicenses (including of Intellectual Property), leases or subleases granted to other Persons not materially interfering with the conduct of the business of Holdings and its Subsidiaries taken as a whole;

(vi) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iii); provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any asset of Holdings or any other asset of the Borrower or any Subsidiary of the Borrower (other than additions and accessions to such initially encumbered assets and proceeds and products thereof);

(vii) Liens placed upon equipment, machinery or fixed or capital assets acquired by the Borrower or any of its Subsidiaries after the Initial Borrowing Date and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 120 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, machinery, fixed or capital assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iii) and (y) in all events, the Lien encumbering the equipment, machinery or fixed or capital assets so acquired does not encumber any asset of Holdings or any other asset of the Borrower or any Subsidiary of the Borrower (other than additions and accessions to such initially encumbered assets and proceeds and products thereof);

(viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x) Liens arising out of the existence of any judgment or award not constituting an Event of Default under Section 11.09;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of appeal bonds and obligations in respect of the payment for borrowed money);

(xiii) Liens on property or assets acquired pursuant to a Permitted Acquisition or other Investment, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or other Investment; provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04(v), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or other Investment and do not attach to any asset of Holdings or any other asset of the Borrower or any of its Subsidiaries (other than additions and accessions to such initially encumbered assets and proceeds and products thereof);

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition or an Investment (other than the Equity Interests of any Subsidiary of the Borrower) securing any Seller Financing incurred by the Borrower or a Subsidiary thereof to finance (in whole or in part) the respective Permitted Acquisition or Investment; provided that (x) such Liens only serve to secure the Seller Financing incurred as part of such Permitted Acquisition or Investment, (y) any Seller Financing that is secured by such Liens is permitted to exist under Section 10.04(iii), and (z) such Liens do not attach to any asset of Holdings or any other asset of the Borrower or any of its Subsidiaries (other than additions and accessions to such initially encumbered assets and proceeds and products thereof);

(xv) to the extent constituting a Lien, sale-leaseback transactions consummated pursuant to Section 10.02(iv); provided that (x) such Liens only serve to secure the obligations in respect of such sale-leaseback transaction and (y) the Lien encumbering such asset does not encumber any asset of Holdings or any other asset of the Borrower or any Subsidiary of the Borrower (other than additions and accessions to such initially encumbered assets and proceeds and products thereof);

(xvi) Liens not otherwise permitted pursuant to this Section 10.01 which secure obligations of the Borrower or any of its Subsidiaries permitted under this Agreement not exceeding $20,000,000 in the aggregate at any time outstanding;

(xvii) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 10.02, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof so long as such rights or restrictions only apply to the Equity Interests or other assets that are the subject of such sale or transfer; and

(xviii) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder.

In connection with the granting of Liens of the type described in clauses (vi), (vii), (xiii) and (xiv) of this Section 10.01 by Holdings or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the assets subject to such Liens).

10.02 Consolidation, Merger, Purchase or Sale of Assets, etc. Holdings will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or consummate any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or consummate any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment and Intellectual Property in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i) Capital Expenditures by the Borrower and its Subsidiaries shall be permitted (other than Capital Expenditures to the extent constituting a Permitted Acquisition unless otherwise permitted under Section 9.15);

(ii) each of the Borrower and its Subsidiaries may make sales of inventory in the ordinary course of business;

(iii) Investments may be made to the extent permitted by Section 10.05;

(iv) the Borrower and its Subsidiaries may sell assets (including Equity Interests of any Subsidiary but otherwise subject to the proviso to this clause (iv) in the case of a Subsidiary Guarantor), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be), (x) the consideration received by the Borrower or such Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(d) and (z) such sale does not constitute all or substantially all of the assets of Holdings and its Subsidiaries (taken as a whole); provided that the sale of the Equity Interests of any Subsidiary Guarantor shall not be permitted pursuant to this clause (iv) unless such sale is for all of the outstanding Equity Interests of such Subsidiary Guarantor;

(v) each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04);

(vi) each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii) each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower and its Subsidiaries taken as a whole, in each case so long as no such grant otherwise prohibits the Collateral Agent’s security interest in the asset or property subject thereto;

(viii) (A) any Subsidiary of the Borrower (other than the Captive Insurance Company) may merge with and into, or be dissolved or liquidated into, the Borrower or any Subsidiary Guarantor so long as (i) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving Person of any such merger, dissolution or liquidation, (ii) in all other cases, a Subsidiary Guarantor is the surviving Person of any such merger, dissolution or liquidation, and (iii) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (B) any Non-Guarantor Subsidiary (other than the Captive Insurance Company) may merge with and into, or be dissolved or liquidated into, any other Non-Guarantor Subsidiary;

(ix) Permitted Acquisitions may be made to the extent permitted by Section 9.15;

(x) the Borrower and its Subsidiaries may sell or exchange specific items of equipment (including pursuant to trade up/trade in transactions), so long as the purpose of each such sale or exchange is to acquire (and results within 120 days of such sale or exchange in the acquisition of) replacement items of equipment;

(xi) (A) the Borrower may transfer assets to any Subsidiary Guarantor and any Subsidiary of the Borrower may transfer assets to the Borrower or to any Subsidiary Guarantor and (B) any Non-Guarantor Subsidiary may transfer assets to any other Non-Guarantor Subsidiary (other than to the Captive Insurance Company);

(xii) the Captive Insurance Company and any Immaterial Subsidiary may be dissolved or liquidated, if Holdings determines that it is in the best interests of the Credit Parties to do so; and

(xiii) the Borrower and its Subsidiaries may sell, transfer or otherwise dispose of Intellectual Property which, in the reasonable judgment of the Borrower or such Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of its business.

To the extent the Required Lenders (or all of the Lenders, as the case may be) waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to Holdings or another Credit Party), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions as the Administrative Agent or the Collateral Agent may deem appropriate in order to effect the foregoing.

10.03 Dividends. Holdings will not, and will not permit any of its Subsidiaries to pay any Dividends with respect to Holdings or any of its Subsidiaries, except that:

(i) any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower and any Foreign Subsidiary of the Borrower also may pay cash Dividends to any Wholly-Owned Foreign Subsidiary of the Borrower;

(ii) any non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders, partners or members generally so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary;

(iii) the Borrower may pay cash Dividends to Holdings, and Holdings may use the proceeds thereof to pay cash Dividends to Parent (or any other Parent Entity) so long as Parent (or such other Parent Entity) promptly uses such proceeds solely to redeem or repurchase outstanding shares of Parent’s common stock (or options to purchase such common stock) following the death, disability, retirement or termination of employment of officers, directors or employees of Parent, Holdings or any of Parent’s other Subsidiaries; provided that (x) the aggregate amount of Dividends pursuant to this Section 10.03(iii) shall not exceed (I) $1,000,000 in any fiscal year of Holdings plus (II) the aggregate amount of cash proceeds received by Parent (and contributed to Holdings) after the Initial Borrowing Date in connection with the issuance of Parent’s common stock (or options to purchase such common stock) to officers, directors or employees of Parent, Holdings or their respective Subsidiaries plus (III) any cash proceeds received by Holdings (or Parent or any Parent Entity and contributed (through Holdings) to the Borrower), the Borrower or any of its Subsidiaries from key man life insurance policies obtained solely for the purpose of making such redemptions or repurchases and (y) at the time of any Dividend (including any such redemption or repurchase) permitted to be made pursuant to this Section 10.03(iii), no Default or Event of Default shall then exist or result therefrom;

(iv) Holdings may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock rather than in cash;

(v) the Borrower may pay cash Dividends to Holdings (and Holdings may use the proceeds thereof to pay cash Dividends to Parent (or any other Parent Entity)) so long as the proceeds thereof are promptly used by Holdings (or Parent or any other Parent Entity), as applicable) solely to pay operating expenses incurred in the ordinary course of business (including, without limitation, professional fees and expenses) and other similar corporate overhead costs and expenses; provided that the aggregate amount of all cash Dividends paid pursuant to this clause (v) shall not exceed $3,500,000 in any fiscal year of Holdings;

(vi) the Borrower may pay cash Dividends to Holdings for the purpose of enabling Holdings to (and Holdings may) pay cash Dividends to Parent (or any other Parent Entity) in an aggregate amount not to exceed, when added to the aggregate amount of cash payments made pursuant to Section 10.08(i)(y), $35,000,000, so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) at the time that any such Dividend is paid or made (and immediately after giving effect thereto), Holdings shall be in compliance, on a Pro Forma Basis, with the financial covenant contained in Section 10.07 (whether or not such covenant is applicable at such time in accordance with its terms) for the Calculation Period most recently ended on or prior to the date of the respective Dividend;

(vii) the Borrower may pay additional cash Dividends to Holdings for the purpose of enabling Holdings to (and Holdings may) pay cash Dividends to Parent (or any other Parent Entity) in an aggregate amount not to exceed the Available Amount as in effect immediately before the respective Dividend, so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) at the time that any such Dividend is paid or made (and immediately after giving effect thereto), Holdings shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio of less than 4.00:1.00 for the Calculation Period most recently ended on or prior to the date of the respective Dividend;

(viii) the Borrower may pay cash Dividends to Holdings (and Holdings may pay cash Dividends to Parent (or any other Parent Entity)) (including through payments under any tax sharing agreement with Holdings or Parent (or any other Parent Entity)) in amounts required for such Person to pay, in each case without duplication, (x) franchise taxes and other similar taxes required to maintain such Person’s corporate existence, and (y) foreign, federal, state and/or local income taxes, to the extent such income taxes are attributable to the income of the Borrower and its Subsidiaries;

(ix) to the extent that any Dividend Bonus Payment may constitute a Dividend, the Borrower and its Subsidiaries may pay Dividend Bonus Payments; and

(x) Holdings and the Borrower may pay the Initial Borrowing Distribution.

10.04 Indebtedness. Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Indebtedness of the Borrower under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iii) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations, purchase money Indebtedness described in Section 10.01(vii) and Seller Financing; provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations, purchase money Indebtedness and Seller Financing permitted by this clause (iii) exceed $20,000,000 at any time outstanding;

(iv) Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule VII (as reduced by any repayments thereof on or after the Initial Borrowing Date), without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent set forth on Schedule VII; provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(v) Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition or an Investment or Indebtedness of the Borrower or a Subsidiary assumed at the time of a Permitted Acquisition or an Investment involving the purchase of an asset or assets securing such Indebtedness) (such Indebtedness, in either case, “Permitted Acquired Debt”); provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or Investment and (y) the aggregate principal amount of all Indebtedness permitted by this clause (v) shall not exceed $15,000,000 at any one time outstanding;

(vi) intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Section 10.05;

(vii) Indebtedness consisting of guaranties by the Borrower of lease obligations of Wholly-Owned Subsidiaries of the Borrower;

(viii) (A) Contingent Obligations of the Borrower or any Subsidiary Guarantor with respect to Indebtedness and lease obligations of the Borrower or any Subsidiary Guarantor otherwise permitted under this Agreement and (B) Contingent Obligations of any Non-Guarantor Subsidiary with respect to Indebtedness and lease obligations of any other Non-Guarantor Subsidiary;

(ix) Indebtedness of the Borrower or any of its Subsidiaries under any foreign exchange contracts or currency swap agreements constituting Other Hedging Agreements entered into in connection with the Borrower’s or any of its Subsidiaries foreign operations so long as entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(x) so long as no Default or Event of Default then exists or would result therefrom, additional unsecured Indebtedness incurred by the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding; and

(xi) additional unsecured Indebtedness incurred by Holdings or the Borrower constituting Permitted Unsecured Debt, and unsecured guaranties thereof by the Borrower or the

Subsidiary Guarantors, so long as (I) no Default or Event of Default exists at the time of incurrence thereof or would result therefrom, (II) Holdings shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio of less than 4.50:1.00 for the Calculation Period most recently ended on or prior to the date of the respective incurrence of such Permitted Unsecured Debt (determined after giving effect to the incurrence of such Permitted Unsecured Debt), (III) such Indebtedness is not subject to any scheduled amortization, mandatory redemption, mandatory repayment or mandatory prepayment, sinking fund or similar payment (other than, in each case, offers to repurchase upon a change of control, asset sale or event of loss and acceleration rights after an event of default) or have a final maturity date, in either case prior to the date occurring 91 days following the latest Maturity Date then in effect, (IV) the indenture or other applicable agreement governing such Indebtedness (including any related guaranties and collateral) shall not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included), and (V) Holdings or the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying as to compliance with the requirements of preceding clauses (I) through (IV) and containing the calculations (in reasonable detail) required by preceding clause (II).

10.05 Advances, Investments and Loans. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business;

(ii) Holdings and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) Holdings and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule XI; provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv) Holdings and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers;

(v) the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) the Borrower may enter into Interest Rate Protection Agreements to the extent permitted by Section 10.04(ii);

(vii) (A) the Borrower and the Subsidiary Guarantors may make intercompany loans and advances (I) between and among one another and (II) to Non-Guarantor Subsidiaries in an aggregate amount not to exceed, when added to the aggregate amount of all capital contributions made to Non-Guarantor Subsidiaries pursuant to clause (viii)(II), $10,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) and (B) Non-Guarantor Subsidiaries may make intercompany loans and advances (I) between and among one another and (II) to the Borrower or a Subsidiary Guarantor (all such intercompany loans and advances referred to in preceding clauses (A) and (B), collectively, the “Intercompany Loans”), so long as (x) any note held by a Credit Party and evidencing any such Intercompany Loan is pledged to the Collateral Agent pursuant to, and to the extent required by, the Pledge Agreement, (y) the aggregate outstanding principal amount of all Intercompany Loans made pursuant to this clause (vii) to the Captive Insurance Company, when added to the aggregate amount of all capital contributions made to the Captive Insurance Company pursuant to clause (viii) of this Section 10.05, shall not exceed $2,500,000 at any time outstanding (determined without regard to any write-downs or write-offs of any such Investments), and (z) any Intercompany Loans made by a Non-Guarantor Subsidiary to any Credit Party shall be subject to the subordination provisions set forth in Exhibit N;

(viii) (I) the Borrower and the Subsidiary Guarantors may make capital contributions to their respective Subsidiaries that are also Subsidiary Guarantors, (II) the Borrower and the Subsidiary Guarantors may make capital contributions to Non-Guarantor Subsidiaries in an aggregate amount not to exceed, when added to the aggregate outstanding principal amount of all Intercompany Loans made to Non-Guarantor Subsidiaries pursuant to clause (vii)(II) of Section 10.05, shall not exceed $10,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of any such Investments), and (III) Non-Guarantor Subsidiaries of the Borrower may make capital contributions to or other Investments in other Non-Guarantor Subsidiaries; provided that the aggregate amount of all capital contributions made to the Captive Insurance Company pursuant to this clause (viii), when added to the aggregate outstanding principal amount of all Intercompany Loans made to the Captive Insurance Company pursuant to clause (vii) of this Section 10.05, shall not exceed $2,500,000 at any time outstanding (determined without regard to any write-downs or write-offs of any such Investments);

(ix) Permitted Acquisitions shall be permitted in accordance with Section 9.15;

(x) the Borrower and its Subsidiaries may acquire and hold non-cash consideration received from Asset Sales to the extent permitted pursuant to Section 10.02(iv);

(xi) Holdings may make Investments in the Borrower;

(xii) the Borrower and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 10.04(ix);

(xiii) the Borrower and its Subsidiaries may make Investments not otherwise permitted by this Section 10.05 (other than Investments in or to Holdings) in an aggregate amount not to exceed $15,000,000 (determined without regard to any write-downs or write-offs thereof), net of cash payments of principal in the case of loans and cash equity returns (whether as a dividend or redemption) in the case of equity investments or capital contributions;

(xiv) the Borrower and its Subsidiaries may make additional Investments not otherwise permitted by this Section 10.05 in an aggregate amount not to exceed the Available Amount as in effect immediately before the respective Investment, so long as no Default or Event of Default then exists or would result therefrom;

(xv) Contingent Obligations of Holdings and its Subsidiaries permitted by Section 10.04, to the extent constituting an Investment, shall be permitted; and

(xvi) Investments by the Borrower and its Subsidiaries to the extent acquired with Parent Capital Stock shall be permitted.

10.06 Transactions with Affiliates. Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Holdings or any of its Subsidiaries, other than on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) Dividends may be paid to the extent provided in Section 10.03;

(ii) loans may be made and repaid and other transactions may be entered into by Holdings and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii) customary fees may be paid to non-officer directors of Holdings and its Subsidiaries;

(iv) Holdings and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including arrangements made with respect to bonuses) with officers, employees and directors of Holdings and its Subsidiaries in the ordinary course of business and the Borrower and its Subsidiaries may pay the Dividend Bonus Payment;

(v) (A) the Borrower and its Subsidiaries may make payments to (x) the Captive Insurance Company for the sole purpose of paying insurance premiums owed to the Captive Insurance Company and (y) the License Subsidiary for the sole purpose of paying any license fees owed to the License Subsidiary on a basis consistent with past practices and (B) the Captive Insurance Company may pay out claims to (or on behalf of) Holdings and its Subsidiaries in respect of the Designated Insured Risks and (y) the License Subsidiary may pay intellectual property maintenance fees to the Borrower and its other Subsidiaries on a basis consistent with past practices;

(vi) subject to the limitations set forth in Section 10.03(viii), Holdings and its Subsidiaries may enter into, and may make payments under, any tax sharing agreement with Parent, any other Parent Entity or Holdings;

(vii) Holdings may issue shares of its Equity Interests otherwise permitted to be issued by it under this Agreement;

(viii) transactions between or among Holdings and any one or more of its Wholly-Owned Subsidiaries (other than the Captive Insurance Company) to the extent that such transactions are not otherwise prohibited under this Agreement; and

(ix) Subsidiaries of the Borrower may pay fees to the Borrower or any Subsidiary Guarantor in exchange for management or other services provided to such Subsidiaries.

Notwithstanding anything to the contrary contained above in this Section 10.06, neither the Borrower nor any Subsidiary of the Borrower shall make any payments to the Captive Insurance Company except as specifically provided in clause (v) of this Section 10.06 and as otherwise permitted by Section 10.05.

10.07 Total Leverage Ratio. Holdings will not permit the Total Leverage Ratio as of the last day of any Test Period to be greater than 4.50:1.00. Notwithstanding the foregoing, this Section 10.07 shall only be in effect (x) when the aggregate outstanding principal amount or face amount (as the case may be) of Swingline Loans, Letters of Credit (other than Letters of Credit in an aggregate face amount not to exceed $5,500,000 at any time outstanding issued in the ordinary course of business and on a basis consistent with the past practices of the Borrower) and/or Revolving Loans exceeds 25% of the aggregate amount of the Total Revolving Loan Commitment then in effect and (y) when determining whether a Default or an Event of Default exists for purposes of Section 7.01 if the aggregate outstanding principal amount or face amount (as the case may be) of Swingline Loans, Letters of Credit (other than Letters of Credit in an aggregate face amount not to exceed $5,500,000 at any time outstanding issued in the ordinary course of business and on a basis consistent with past practices of the Borrower) and/or Revolving Loans exceeds (or will exceed after giving effect to the proposed Credit Event) 25% of the aggregate amount of the Total Revolving Loan Commitment then in effect (it being understood that, for the purposes of this clause (y), calculation of compliance with this Section 10.07 shall be determined as of the last day of the Test Period most recently ended prior to the date of the applicable Credit Event but determined on a pro forma basis to give effect to such Credit Event).

10.08 Limitations on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. Holdings will not, and will not permit any of its Subsidiaries to:

(i) on and after the execution and delivery of any Permitted Unsecured Debt Document, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Permitted Unsecured Debt; provided that:

(x) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may prepay, redeem, repurchase or acquire any then outstanding Permitted Unsecured Debt with the Net Debt Proceeds received by Holdings or the Borrower from a new issuance of Permitted Unsecured Debt after the Initial Borrowing Date to the extent issued in accordance with the terms of this Agreement;

(y) the Borrower may prepay any then outstanding Permitted Unsecured Debt in an aggregate amount not to exceed, when added to the aggregate amount of cash Dividends paid or made pursuant to Section 10.03(vi), $35,000,000, so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) at the time that any such prepayment is paid or made (and immediately after giving effect thereto), Holdings shall be in compliance, on a Pro Forma Basis, with the financial covenant contained in Section 10.07 (whether or not such covenant is applicable at such time in accordance with its terms) for the Calculation Period most recently ended on or prior to the date of the respective prepayment; and

(z) the Borrower may prepay, redeem, repurchase or acquire any then outstanding Permitted Unsecured Debt in an aggregate amount not to exceed the Available Amount as in effect immediately before the respective prepayment, redemption, repurchase and acquisition, so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) at the time that any such prepayment, redemption, repurchase or acquisition is paid or made (and immediately after giving effect thereto), Holdings shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio of less than 4.00:1.00 for the Calculation Period most recently ended on or prior to the date of the respective prepayment, redemption, repurchase or acquisition;

(ii) on and after the execution and delivery of any Permitted Unsecured Debt Document, amend, modify or change, or permit the amendment, modification or change of, any provision of any Permitted Unsecured Debt Document to the extent that the Permitted Unsecured Debt Document in the amended, modified or changed form would not be able to be incurred at such in accordance with the terms of Section 10.04(xi);

(iii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, in any manner that could reasonably be expected to be materially adverse to the interests of the Lenders;

(iv) (x) repay any Intercompany Loan owed to the Captive Insurance Company at any time that a Default or an Event of Default exists or would result therefrom and (y) in the case of any Credit Party, repay any Intercompany Loan owed to a Non-Guarantor Subsidiary at any time that a Default or an Event of Default exists or would result therefrom; or

(v) increase in any material respect the basis on which the insurance premiums paid to the Captive Insurance Company are calculated.

To the extent that any Permitted Unsecured Debt is prepaid, redeemed, repurchased, or acquired as otherwise permitted by clause (i) of this Section 10.08, such Permitted Unsecured Debt shall be immediately cancelled by the Borrower and shall no longer be outstanding.

10.09 Limitation on Certain Restrictions on Subsidiaries. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, (b) make loans or advances to Holdings or any of its Subsidiaries or (c) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law (including, in the case of the Captive Insurance Company, the New York Insurance Law and the regulations promulgated thereunder), (ii) this Agreement and the other Credit Documents, (iii) on and after the execution and delivery thereof, the Permitted Unsecured Debt Documents, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which Holdings or any of its Subsidiaries is the licensee) or other contract entered into by Holdings or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(iii), (v), (vi), (vii), (ix), (xii), (xiii), (xiv), (xv), (xvi), (xvii) or (xviii) and (viii) restrictions or encumbrances with respect to a Subsidiary of the Borrower imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or all or substantially all of the assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement and the other Credit Documents.

10.10 Limitation on Issuance of Capital Stock. (a) Holdings will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred Equity Interests other than (x) Qualified Preferred Stock of Holdings issued to Parent, (y) preferred Equity Interests issued by a Subsidiary of the Borrower to the Borrower or a Subsidiary Guarantor and (z) preferred Equity Interests issued by a Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary, or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other common Equity Interests that are redeemable at the sole option of Holdings or such Subsidiary, as the case may be.

(b) Holdings will not permit the Borrower or any Subsidiary Guarantor to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests other than (x) in the case of the Borrower, to Holdings, and (y) in the case of a Subsidiary Guarantor, to the Borrower or to another Subsidiary Guarantor.

10.11 Business, etc. (a) Holdings will not, and will not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by Holdings and its Subsidiaries as of the Initial Borrowing Date and other businesses reasonably related thereto or reasonable extensions thereof.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, (i) Holdings will not engage in any business or own any significant assets or have any material liabilities other than (w) the payment of Dividends and other payments under Sections 10.03 and 10.08, (x) its ownership of the Equity Interests of the Borrower, (y) its ownership of those Investments permitted to be held by it under Section 10.05 and (z) those liabilities which it is responsible for under this Agreement, the other Credit Documents and Permitted Unsecured Debt Documents to which it is a party; provided that Holdings may engage in those activities that are incidental to the maintenance of its existence in compliance with applicable law and legal, tax and accounting matters in connection with any of the foregoing activities, and (ii) Holdings will not permit the Captive Insurance Company to engage in any business or own any significant assets or have any material liabilities other than (x) its ownership of the Equity Interests of the License Subsidiary and its holding of any Intercompany Loans owed to it as permitted by this Agreement, (y) having those liabilities which it is responsible for in respect of any Intercompany Loans owed by it as permitted by this Agreement and (z) providing insurance only to, and collecting related premiums only from, the Borrower and its Subsidiaries with respect to the Designated Insured Risks (it being understood that in no event shall Holdings permit the Captive Insurance Company to assume any reinsurance from any other insurance company, including any reinsurance of the Borrower’s and its Subsidiaries’ risks that are directly insured by any other insurance company); provided that, in addition to the foregoing, the Captive Insurance Company may engage in those activities that are incidental to the maintenance of its existence in compliance with applicable law and legal, tax and accounting matters in connection with any of the foregoing activities.

10.12 Change of Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization etc. Holdings will not, and will not permit the Borrower or any Subsidiary Guarantor to, change its legal name, its type of organization, its status as a registered organization (in the case of a registered organization), its jurisdiction of organization, or its organizational identification number (if any), except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Security Documents and so long as same do not involve (x) a registered organization ceasing to constitute the same or (y) a Credit Party changing its jurisdiction of organization from the United States or a State thereof to a jurisdiction of organization outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent not more than 5 Business Days’ written notice (or such later notice as is acceptable to the Collateral Agent) after each change to the information listed on Schedule IX (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Schedule IX which shall correct all information contained therein for the respective Credit Party, and (ii) in connection with the respective such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

SECTION 11. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or any Unpaid Drawing or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan, Note or Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect (or in any respect to the extent qualified by materiality or Material Adverse Effect) on the date as of which made or deemed made; or

11.03 Covenants. Holdings or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.08, 9.09, 9.11, 9.12(d), 9.15 or Section 10 (other than those set forth in Section 10.07), (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 10.07, 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to Holdings or the Borrower by the Administrative Agent or the Required Lenders or (iii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 10.07; provided that an Event of Default under this clause (iii) shall not constitute an Event of Default for purposes of any Term Loan unless and until the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments have actually declared all outstanding Obligations under the Revolving Credit Facility to be immediately due and payable as a result of the Borrower’s failure to perform or observe any term, covenant or agreement contained in Section 10.07 in accordance with this Agreement and such declaration has not been rescinded on or before such date; or

11.04 Default Under Other Agreements. (i) Holdings or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be (or shall become) due and payable prior to the stated maturity thereof (other than, in the case of this clause (ii), any secured

Indebtedness that is required to be prepaid as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness); provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $15,000,000; or

11.05 Bankruptcy, etc. Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary), and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary), or Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) (including, but not limited to, in the case of the Captive Insurance Company, Article 74 of the New York Insurance Law), or there is commenced against Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) any such proceeding which remains undismissed for a period of 60 days, or Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or

11.06 ERISA. (a) (i) Any Pension Plan shall have failed to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 302 or 304 of ERISA, (ii) a determination shall have been made that any Pension Plan is, or is expected to be, considered an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (iii) a Reportable Event shall have occurred, (iv) a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Plan shall be subject to the advance reporting requirement of PBGB Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Pension Plan within the following 30 days,(v)any Pension Plan shall have had or is likely to have a trustee appointed to administer such Pension Plan, (vi) any Pension Plan is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, (vii) any Pension Plan shall have an Unfunded Current Liability, (viii) a contribution required to be made with respect to a Pension Plan, a Multiemployer Plan or a Foreign Pension Plan shall not have been timely made, (ix) Holdings, any Subsidiary of Holdings or any ERISA Affiliate shall have received a notice that a Multiemployer Plan has been terminated (within the meaning of Title IV of ERISA) or is in “endangered” or “critical” status (under Section 305 of ERISA), (x) Holdings or any Subsidiary of Holdings or any ERISA Affiliate shall have incurred or shall be reasonably likely to incur (A) liability to or on account of a Pension Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, or 4069 of ERISA or Section 436(f), 4971 or 4975 of the Code, (B) liability under Sections 4201, 4204 or 4212 of ERISA with respect to a Multiemployer Plan, (C) liability under Section 4980B of the Code on account of a group health plan (as defined in Section 4980B(g)(2) of the Code), or (D) liability for post-retirement health benefits under a welfare benefit plan (within the meaning of Section 3(1) of ERISA), or (xi) a “default” within the meaning of Section 4219(c)(5) of

ERISA shall have occurred with respect to any Multiemployer Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability individually has had, or could reasonably be expected to have, a Material Adverse Effect, or to the extent any such lien, security interest or liability has not been satisfied and remains outstanding, when aggregated with all such other liens, security interests or liabilities that have not been satisfied and remain outstanding, could reasonably be expected to have a Material Adverse Effect; or

11.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (other than (x) immaterial portions of the Collateral or (y) as otherwise may be permitted hereunder in accordance with the terms hereof), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01)), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document or, if no such period of grace is provided in such Security Document, such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or the Required Lenders; or

11.08 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor, or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under its Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty; or

11.09 Judgments. One or more judgments or decrees shall be entered against Holdings or any Subsidiary (other than an Immaterial Subsidiary) of Holdings involving in the aggregate for Holdings and its Subsidiaries (other than an Immaterial Subsidiary) a liability (to the extent not paid or fully covered by a reputable and solvent third party insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments or decrees equals or exceeds $15,000,000; or

11.10 Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders (or, if an Event of Default occurs and is continuing as a result of the Borrower’s failure to perform or observe any term, covenant or agreement contained in Section 10.07, at the written request of, or with the consent of, the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments only, and in such case, without limiting Section 11.03(iii), only with respect to the Revolving Credit Facility), shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (vi) apply any cash collateral held by the Administrative Agent pursuant to Sections 2.18 and/or 5.02 to the repayment of the Obligations; and (vii) exercise, as Administrative Agent or Collateral Agent, any and all of its other rights and remedies under applicable law, hereunder and under the other Credit Documents.

SECTION 12. The Administrative Agent.

12.01 Appointment. The Lenders hereby irrevocably designate and appoint DBNY as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include DBNY in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

12.02 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Syndication Agent and each Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each of the Syndication Agent and each Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, neither the Syndication Agent nor any Lead Arranger shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document (including with respect to any agreements or other instruments referred to herein or therein) or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the

Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Majority Lenders” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 with respect to the Borrower then exists, the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, in either case, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents (including any subordination agreement) for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders (or the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments) or the Collateral Agent (at the direction of the Required Lenders (or such Majority Lenders)) in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders (or such Majority Lenders) or the Collateral Agent (at the direction of the Required Lenders (or such Majority Lenders)) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to create, take any action with respect to any Collateral or Security Documents which may be necessary to create, perfect (if and to the extent perfection is required by the Security Documents) and maintain perfected (if and to the extent perfection is required by the Security Documents) the security interest in and Liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and all Letters of Credit and payment and satisfaction of all of the Obligations (other than contingent indemnification obligations not then due and payable) at any time arising under or in respect of this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents or the last sentence of each of Sections 10.01 and 10.02. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence, willful misconduct or material breach (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 13. Miscellaneous.

13.01 Payment of Expenses, etc. (a) The Borrower hereby agrees to: (i) pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and one local counsel to the Administrative Agent in each relevant jurisdiction) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts and administration functions with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, one additional firm of counsel for the Lenders); (ii) pay and hold the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (collectively, as to the Administrative Agent, such Issuing Lender or such Lender, its “Related Parties”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements (limited, in the case of any Event of Default, to one counsel to the Administrative Agent, one additional counsel for all Issuing Lenders and Lenders, taken as a whole, one local counsel for the Administrative Agent and the Lenders, taken as a whole, in each relevant jurisdiction, and, solely in the case of an actual or perceived conflict of interests, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated, taken as a whole)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document, (b) the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (c) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Holdings, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Person entitled to indemnification pursuant to Section 13.01(a), on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Letter of Credit, any Loan or the use of the proceeds thereof. No Person entitled to indemnification pursuant to Section 13.01(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such indemnified Person results from such indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.02 Right of Setoff. In addition to any rights and remedies now or hereafter granted under applicable law, the Security Documents or otherwise, and not by way of limitation of any such rights or remedies, upon any Obligation becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to (x) each Lender in the case of Sections 2.01(d), 2.03(a) and 3.04(c) and (y) the Administrative Agent and the Borrower (in either case) shall not be effective until received by such Lender, the Administrative Agent or the Borrower, as the case may be.

13.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that neither Holdings nor the Borrower may assign or transfer any of its rights, obligations or interest hereunder or under the other Credit Documents without the prior written consent of the Lenders; and provided further that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments and outstanding Loans hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder; and provided still further that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Revolving Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement, (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating or (iv) release all or substantially all of the Subsidiary Guarantors under the Subsidiaries Guaranty (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

The Borrower agrees that each participant under this Section 13.04(a) shall be entitled to the benefits of Sections 2.10, 2.11, 3.06 and 5.04 (subject to the requirements and limitations therein, including the requirements under Section 5.04(d) (it being understood that the documentation required under Section 5.04(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.04; provided that such participant (A) agrees to be subject to the provisions of Sections 2.12 and 2.13 as if it were an assignee and (B) shall not be entitled to receive any greater payment under Sections 2.10, 3.06 or 5.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.13 with respect to any participant. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 13.02 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement; provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Event of Default under Section 11.01 or 11.05 then exists (other than with respect to an Immaterial Subsidiary), the consent of the Borrower in each case shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed); provided that the Borrower’s consent shall not be required for any assignments of Initial Term Loans made by DBNY (or its Affiliates) within 90 days after the Initial Borrowing Date as part of the primary syndication of the Initial Term Loans; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, (iv) the consent of each Issuing Lender and the Swingline Lender shall be required in connection with any assignment of Revolving Loan Commitments (and related Obligations) pursuant to clause (y) above (such consent not to be unreasonably withheld or delayed), (v) unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(d)(ii) Certificate) described in Section 5.04(d). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes in law after the date of the respective assignment). Notwithstanding the foregoing provisions of this Section 13.04(b) or any other provision of this Agreement, if the Borrower shall have consented thereto in writing, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Commitments and/or related outstanding Obligations via an electronic settlement system acceptable to the Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this Section 13.04(b). Each assigning Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Commitments and/or related outstanding Obligations pursuant to the Settlement Service. Assignments and assumptions of Commitments and/or related outstanding Obligations shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Borrower and the Lenders of the Settlement Service as set forth herein.

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders); provided that, (i) except as otherwise specifically provided herein, all accounting and financial terms used herein shall utilize generally accepted accounting principles and policies in conformity with those used to prepare the December 31, 2012 year-end historical financial statements of Parent and its Subsidiaries referred to in Section 8.05(a) (“Existing GAAP”) (ii) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and the financial covenant contained herein or in any other Credit Document (as well as all calculations of the Total Leverage Ratio and the Secured Leverage Ratio) shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis and (iv) for the avoidance of doubt, all operating lease expense and other liabilities with respect to leases of Holdings and its Subsidiaries that would constitute operating leases under Existing GAAP shall not be included in the calculations of Indebtedness or Capital Expenditures.

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE SECURITY DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF HOLDINGS AND THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE BORROWER. EACH OF HOLDINGS AND THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HOLDINGS OR THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS OR THE BORROWER IN ANY OTHER JURISDICTION.

(b) EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or other electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which Holdings, the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give Holdings, the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties (other than foreign borrowers) may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders); provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to following clause (i), a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i) or whose Obligations are being extended in the case of following clause (i)(x)), (i)(x) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, (y) reduce the amount of, or extend the date of, any Scheduled Term Loan Repayment in respect of the applicable Tranche of Term Loans, or (z) reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) release all or substantially all of the Guarantors (except as expressly provided in the Credit Documents) from the Guaranties, (iv) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (v) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), or (vi) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement on the Effective Date, (x) without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below in this sub-clause (x), alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.01(a) or 5.02(g) (it being understood, however, that (a) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (b) any conversion of any Tranche of Loans into another Tranche of Loans hereunder in like principal amount shall not be considered a “prepayment” or “repayment” for purposes of this clause (2)), (3) without the consent of the Majority Lenders of each Tranche which is adversely affected by such amendment, amend the definition of Majority Lenders (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), (4) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (5) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (6) without the written consent of the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments, amend, modify or waive any condition precedent set forth in Section 7 with respect to the making of Revolving Loans, Swingline Loans or the issuance of Letters of Credit, (7) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (8) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, or (9) except as otherwise provided in this Agreement (including, without limitation, pursuant to Sections 2.16, 2.17, 2.18, 4.02(b), 4.02(c), and 5.01(b)), with respect to any voluntary or mandatory prepayment or repayment of the Loans of any Tranche pursuant to Section 5.01, 5.02(c), 5.02(d), 5.02(e) or 5.02(f), effect a non-pro rata prepayment or repayment of such Loans of any Lender under such Tranche which would result in any such Lender receiving less than its pro rata share thereof without the consent of such Lender.

Notwithstanding anything to the contrary contained in this Agreement, amendments, modifications, supplements or waivers of Section 10.07 (or the component financial definitions solely for purposes of the financial covenant set forth in Section 10.07, and for no other purpose under this Agreement) will require only the approval of the Majority Lenders with Revolving Loans and/or Revolving Loan Commitments.

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit Outstandings in accordance with Sections 4.02(b) and/or 5.01(b); provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the further proviso to Section 13.12(a).

(c) Notwithstanding anything to the contrary contained in this Section 13.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries of the Borrower in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Effective Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in law after the date of the respective transfer).

13.15 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15; provided that the Borrower will not be liable for any portion of such losses, claims, damages or liabilities to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will not disclose without the prior consent of Holdings and the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information; provided that such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document; provided further that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the extent such information is received by the Administrative Agent or Lender from a third party that is not known by the Administrative Agent or such Lender to be subject to confidentiality arrangements to Holdings or any of its Subsidiaries, (vi) to the Administrative Agent or the Collateral Agent, (vii) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16, (viii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender otherwise permitted by this Agreement; provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16, (ix) for purposes of establishing a “due diligence” defense and (x) solely to the extent that such information is independently developed by the Administrative Agent or such Lender.

(b) Each of Holdings and the Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries); provided that such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17 PATRIOT Act. Each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001) (as amended from time to time)) (the “PATRIOT Act”) hereby notifies Holdings and the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Credit Parties and other information that will allow such Lender to identify Holdings, the Borrower and the other Credit Parties in accordance with the PATRIOT Act.

13.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and Lead Arrangers are arms-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers on the other hand, (B) each of the Borrower and each other Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent and the Lead Arrangers are, and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lead Arranger has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent nor any Lead Arranger has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.19 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 14. Credit Agreement Parties Guaranty.

14.01 Guaranty. In order to induce the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements and Other Hedging Agreements and in recognition of the direct benefits to be received by each Credit Agreement Party from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Interest Rate Protection Agreements and Other Hedging Agreements, each Credit Agreement Party hereby agrees with the Guaranteed Creditors as follows: each Credit Agreement Party hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, each Credit Agreement Party, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Guaranteed Party), then and in such event each Credit Agreement Party agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Credit Agreement Party, notwithstanding any revocation of this Credit Agreement Party Guaranty or other instrument evidencing any liability of any other Guaranteed Party, and such Credit Agreement Party shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.02 Bankruptcy. Additionally, each Credit Agreement Party unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Guaranteed Party upon the occurrence of any of the events specified in Section 11.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

14.03 Nature of Liability. The liability of each Credit Agreement Party hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by such Credit Agreement Party, any other guarantor or by any other party, and the liability of each Credit Agreement Party hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Credit Agreement Party waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

14.04 Independent Obligation. The obligations of each Credit Agreement Party hereunder are independent of the obligations of any Guaranteed Party, any other guarantor, any other guarantor or any other Person, and a separate action or actions may be brought and prosecuted against either Credit Agreement Party whether or not action is brought against any Guaranteed Party, any other guarantor or any other Person and whether or not any Guaranteed Party, any other guarantor or any other Person be joined in any such action or actions. Each Credit Agreement Party waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Guaranteed Party with respect to any Guaranteed Obligations or other circumstance which operates to toll any statute of limitations as to such Guaranteed Party shall operate to toll the statute of limitations as to the relevant Credit Agreement Party.

14.05 Authorization. Each Credit Agreement Party authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Credit Agreement Party Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against any Guaranteed Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, any Guaranteed Party or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to their respective creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of such Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Credit Agreement Party from its liabilities under this Credit Agreement Party Guaranty.

14.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder by the relevant Credit Agreement Party.

14.07 Subordination. Any indebtedness of any Guaranteed Party now or hereafter owing to either Credit Agreement Party is hereby subordinated to the Guaranteed Obligations of such

Guaranteed Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of such Guaranteed Party to such Credit Agreement Party shall be collected, enforced and received by such Credit Agreement Party for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of such Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of either Credit Agreement Party under the other provisions of this Credit Agreement Party Guaranty. Prior to the transfer by either Credit Agreement Party to any Person (other than a Subsidiary Guarantor) of any note or negotiable instrument evidencing any such indebtedness of any Guaranteed Party to such Credit Agreement Party, such Credit Agreement Party shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Credit Agreement Party hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Credit Agreement Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

14.08 Waiver. (a) Each Credit Agreement Party waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Each Credit Agreement Party waives any defense based on or arising out of any defense of the any Guaranteed Party, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of any Guaranteed Party, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the any Guaranteed Party other than payment of the Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of either Credit Party hereunder except to the extent the Guaranteed Obligations of each Credit Agreement Party have been paid. Each Credit Agreement Party waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Credit Agreement Party against any Guaranteed Party or any other party or any security.

(b) Each Credit Agreement Party waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Credit Agreement Party Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Each Credit Agreement Party assumes all responsibility for being and keeping itself informed of the each Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which each Credit Agreement Party assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise such Credit Agreement Party of information known to them regarding such circumstances or risks.

(c) Until such time as the Guaranteed Obligations have been paid in full in cash, each Credit Agreement Party hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Credit Agreement Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against any other guarantor of the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Guaranteed Party or any other guarantor which it may at any time otherwise have as a result of this Credit Agreement Party Guaranty.

14.09 Payments. All payments made by either Credit Agreement Party pursuant to this Section 14 shall be made in Dollars and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 5.03 and 5.04.

14.10 Maximum Liability. It is the desire and intent of the Credit Agreement Parties and the Guaranteed Creditors that this Credit Agreement Party Guaranty shall be enforced against each Credit Agreement Party to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of the Credit Agreement Parties under this Credit Agreement Party Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of such Credit Agreement Party’s obligations under this Credit Agreement Party Guaranty shall be deemed to be reduced and such Credit Agreement Party shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

14.11 Keepwell. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under its Guaranty in respect of Swap Obligations (provided, however, that the Borrower shall only be liable under this Section 14.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 14.11, or otherwise under this Credit Agreement Party Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 14.11 shall remain in full force and effect until a discharge of Guaranteed Obligations. The Borrower intends that this Section 14.11 constitute, and this Section 14.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

5 Penn Plaza	TSI HOLDINGS II, LLC
4th Floor
New York, New York 10001
Attention: Dan Gallagher	By:	/s/ Daniel Gallagher
Tel. No.: (212) 246-6700		Name: Daniel Gallagher
Fax No.: (212) 246-8422		Title: Chief Financial Officer

5 Penn Plaza	TOWN SPORTS INTERNATIONAL, LLC
4th Floor
New York, New York 10001
Attention: Dan Gallagher	By:	/s/ Daniel Gallagher
Tel. No.: (212) 246-6700		Name: Daniel Gallagher
Fax No.: (212) 246-8422		Title: Chief Financial Officer

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and as a Lender

By:	/s/ Mary Kay Coyle
Name: Mary Kay Coyle
Title: Managing Director

By:	/s/ Kirk L. Tashjian
Name: Kirk L. Tashjian
Title: Vice President

(2)

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Shibani Feahnle
Name: Shibani Feahnle
Title: Vice President

(3)

SCHEDULE I

COMMITMENTS

Lenders	Initial Term Loan Commitment	Revolving Loan Commitment
Deutsche Bank AG New York Branch	$325,000,000	$20,000,000
KeyBank National Association	$0	$25,000,000

Total	$325,000,000	$45,000,000

SCHEDULE II

LENDER ADDRESSES

Lenders	Addresses
Deutsche Bank AG New York Branch	60 Wall Street New York, NY 10005 Attn: MaryKay Coyle Tel: Fax: e-mail: and 5022 Gate Parkway, Suite 100 Jacksonville, FL 32256 Attn: Maxeen Jacques Tel: Fax: e-mail:

KeyBank National Association	127 Public Square Cleveland, Ohio 44114 Attn: Shibani Faehnle Tel: Fax: e-mail:

SCHEDULE IV

SCHEDULE OF OWNED REAL PROPERTY

Entity	Location

Town Sports International, LLC	151 East 86th Street New York, NY 10028

SCHEDULE V

PLANS

Town Sports International 401(K) Plan

SCHEDULE VI

SUBSIDIARIES

Legal Entity Name	Owner	Percentage of Ownership
Town Sports International, LLC	TSI Holdings II, LLC	100%
BFX West 65th Street, LLC	Boutique Fitness, LLC	100%
Boutique Fitness, LLC	Town Sports International, LLC	100%
Town Sports AG	TSI International, Inc.	100%
TSI 217 Broadway, LLC	Town Sports International, LLC	100%
TSI Alexandria, LLC	TSI Holdings (VA), LLC	100%
TSI Alexandria West, LLC	Town Sports International, LLC	100%
TSI Allston, LLC	Town Sports International, LLC	100%
TSI Andover, LLC	TSI Holdings (MA), LLC	100%
TSI Ardmore, LLC	TSI Holdings (PA), LLC	100%
TSI Arthro-Fitness Services, LLC	Town Sports International, LLC	100%
TSI Astoria, LLC	Town Sports International, LLC	100%
TSI Avenue A, LLC	Town Sports International, LLC	100%
TSI Back Bay, LLC	TSI Holdings (MA), LLC	100%
TSI Battery Park, LLC	Town Sports International, LLC	100%
TSI Bay Ridge 86th Street, LLC	Town Sports International, LLC	100%
TSI Bayonne, LLC	TSI Holdings (NJ), LLC	100%
TSI Bayridge, LLC	Town Sports International, LLC	100%
TSI Beacon Street, LLC	TSI Holdings (MA), LLC	100%
TSI Bensonhurst, LLC	Town Sports International, LLC	100%
TSI Bethesda, LLC	TSI Holdings (MD), LLC	100%
TSI Boylston, LLC	Town Sports International, LLC	100%
TSI Broadway, LLC	Town Sports International, LLC	100%
TSI Brooklyn Belt, LLC	Town Sports International, LLC	100%
TSI Brunswick, LLC	Town Sports International, LLC	100%
TSI Bulfinch, LLC	Town Sports International, LLC	100%
TSI Butler, LLC	TSI Holdings (NJ), LLC	100%
TSI Canton, LLC	TSI Holdings (MA), LLC	100%
TSI Carmel, LLC	Town Sports International, LLC	100%
TSI Cash Management, LLC	Town Sports International, LLC	100%
TSI Central Square, LLC	Town Sports International, LLC	100%
TSI Cherry Hill, LLC	TSI Holdings (NJ), LLC	100%
TSI Chevy Chase, LLC	TSI Holdings (DC), LLC	100%
TSI Clarendon, LLC	TSI Holdings (VA), LLC	100%
TSI Clarendon Street, LLC	TSI Holdings (MA), LLC	100%
TSI Clifton, LLC	TSI Holdings (NJ), LLC	100%

Schedule VI

Legal Entity Name	Owner	Percentage of Ownership
TSI Cobble Hill, LLC	Town Sports International, LLC	100%
TSI Colonia, LLC	TSI Holdings (NJ), LLC	100%
TSI Columbia Heights, LLC	TSI Holdings (DC), LLC	100%
TSI Commack, LLC	Town Sports International, LLC	100%
TSI Connecticut Avenue, LLC	TSI Holdings (DC), LLC	100%
TSI Court Street, LLC	Town Sports International, LLC	100%
TSI Croton, LLC	Town Sports International, LLC	100%
TSI Danbury, LLC	Town Sports International, LLC	100%
TSI Davis Square, LLC	TSI Holdings (MA), LLC	100%
TSI Deer Park, LLC	Town Sports International, LLC	100%
TSI Dobbs Ferry, LLC	Town Sports International, LLC	100%
TSI Dorchester, LLC	TSI Holdings (MA), LLC	100%
TSI Downtown Crossing, LLC	Town Sports International, LLC	100%
TSI Dupont Circle, Inc.	TSI Holdings (DC), LLC	100%
TSI Dupont II, Inc.	TSI Holdings (DC), LLC	100%
TSI East 23, LLC	Town Sports International, LLC	100%
TSI East 31, LLC	Town Sports International, LLC	100%
TSI East 34, LLC	Town Sports International, LLC	100%
TSI East 36, LLC	Town Sports International, LLC	100%
TSI East 41, LLC	Town Sports International, LLC	100%
TSI East 48, LLC	Town Sports International, LLC	100%
TSI East 51, LLC	Town Sports International, LLC	100%
TSI East 59, LLC	Town Sports International, LLC	100%
TSI East 76, LLC	Town Sports International, LLC	100%
TSI East 86, LLC	Town Sports International, LLC	100%
TSI East 91, LLC	Town Sports International, LLC	100%
TSI East Brunswick, LLC	Town Sports International, LLC	100%
TSI East Meadow, LLC	Town Sports International, LLC	100%
TSI Englewood, LLC	TSI Holdings (NJ), LLC	100%
TSI F Street, LLC	TSI Holdings (DC), LLC	100%
TSI Fairfax, LLC	TSI Holdings (VA), LLC	100%
TSI Fenway, LLC	Town Sports International, LLC	100%
TSI First Avenue, LLC	Town Sports International, LLC	100%
TSI Fit Acquisition, LLC	TSI Holdings (MA), LLC	100%
TSI Forest Hills, LLC	Town Sports International, LLC	100%
TSI Fort Lee, LLC	TSI Holdings (NJ), LLC	100%
TSI Framingham, LLC	TSI Holdings (MA), LLC	100%
TSI Franklin (MA), LLC	TSI Holdings (MA), LLC	100%
TSI Franklin Park, LLC	TSI Holdings (NJ), LLC	100%

Schedule VI

Legal Entity Name	Owner	Percentage of Ownership
TSI Freehold, LLC	TSI Holdings (NJ), LLC	100%
TSI Gallery Place, LLC	TSI Holdings (DC), LLC	100%
TSI Garden City, LLC	Town Sports International, LLC	100%
TSI Garnerville, LLC	Town Sports International, LLC	100%
TSI Georgetown, LLC	TSI Holdings (DC), LLC	100%
TSI Germantown, LLC	TSI Holdings (MD), LLC	100%
TSI Glendale, LLC	Town Sports International, LLC	100%
TSI Glover, LLC	TSI Holdings (DC), LLC	100%
TSI Grand Central, LLC	Town Sports International, LLC	100%
TSI Great Neck, LLC	Town Sports International, LLC	100%
TSI Greenpoint, LLC	Town Sports International, LLC	100%
TSI Greenwich, LLC	Town Sports International, LLC	100%
TSI Hartsdale, LLC	Town Sports International, LLC	100%
TSI Hawthorne, LLC	Town Sports International, LLC	100%
TSI Herald, LLC	Town Sports International, LLC	100%
TSI Hicksville, LLC	Town Sports International, LLC	100%
TSI Highpoint, LLC	TSI Holdings (PA), LLC	100%
TSI Hoboken, LLC	TSI Holdings (NJ), LLC	100%
TSI Hoboken North, LLC	TSI Holdings (NJ), LLC	100%
TSI Holdings (CIP), LLC	Town Sports International, LLC	100%
TSI Holdings (DC), LLC	Town Sports International, LLC	100%
TSI Holdings (IP), LLC	Town Sports Insurance, Inc.	100%
TSI Holdings (MA), LLC	Town Sports International, LLC	100%
TSI Holdings (MD), LLC	Town Sports International, LLC	100%
TSI Holdings (NJ), LLC	Town Sports International, LLC	100%
TSI Holdings (PA), LLC	Town Sports International, LLC	100%
TSI Holdings (VA), LLC	Town Sports International, LLC	100%
TSI Huntington, LLC	Town Sports International, LLC	100%
TSI Insurance, Inc.	Town Sports International, LLC	100%
TSI International, Inc.	Town Sports International, LLC	100%
TSI Irving Place, LLC	Town Sports International, LLC	100%
TSI Jamaica Estates, LLC	Town Sports International, LLC	100%
TSI Jersey City, LLC	TSI Holdings (NJ), LLC	100%
TSI K Street, LLC	TSI Holdings (DC), LLC	100%
TSI Larchmont, LLC	Town Sports International, LLC	100%
TSI Lexington (MA), LLC	TSI Holdings (MA), LLC	100%
TSI Lincoln, LLC	Town Sports International, LLC	100%
TSI Livingston, LLC	TSI Holdings (NJ), LLC	100%
TSI Long Beach, LLC	Town Sports International, LLC	100%

Schedule VI

Legal Entity Name	Owner	Percentage of Ownership
TSI Lynnfield, LLC	TSI Holdings (MA), LLC	100%
TSI M Street, LLC	TSI Holdings (DC), LLC	100%
TSI Mahwah, LLC	TSI Holdings (NJ), LLC	100%
TSI Mamaroneck, LLC	Town Sports International, LLC	100%
TSI Market Street, LLC	TSI Holdings (PA), LLC	100%
TSI Marlboro, LLC	TSI Holdings (NJ), LLC	100%
TSI Matawan, LLC	TSI Holdings (NJ), LLC	100%
TSI Mercer Street, LLC	Town Sports International, LLC	100%
TSI Midwood, LLC	Town Sports International, LLC	100%
TSI Montclair, LLC	TSI Holdings (NJ), LLC	100%
TSI Morris Park, LLC	Town Sports International, LLC	100%
TSI Murray Hill, LLC	Town Sports International, LLC	100%
TSI Nanuet, LLC	Town Sports International, LLC	100%
TSI Natick, LLC	Town Sports International, LLC	100%
TSI New Rochelle, LLC	Town Sports International, LLC	100%
TSI Newark, LLC	TSI Holdings (NJ), LLC	100%
TSI Newbury Street, LLC	Town Sports International, LLC	100%
TSI Newton, LLC	TSI Holdings (MA), LLC	100%
TSI No Sweat, LLC	TSI Holdings (NJ), LLC	100%
TSI North Bethesda, LLC	TSI Holdings (MD), LLC	100%
TSI Norwalk, LLC	Town Sports International, LLC	100%
TSI Oceanside, LLC	Town Sports International, LLC	100%
TSI Old Bridge, LLC	TSI Holdings (NJ), LLC	100%
TSI Parsippany, LLC	TSI Holdings (NJ), LLC	100%
TSI Plainsboro, LLC	TSI Holdings (NJ), LLC	100%
TSI Port Jefferson, LLC	Town Sports International, LLC	100%
TSI Princeton, LLC	TSI Brunswick, LLC	100%
TSI Princeton North, LLC	TSI Holdings (NJ), LLC	100%
TSI Providence Downtown, LLC	Town Sports International, LLC	100%
TSI Providence Eastside, LLC	Town Sports International, LLC	100%
TSI Radnor, LLC	TSI Holdings (PA), LLC	100%
TSI Ramsey, LLC	TSI Holdings (NJ), LLC	100%
TSI Reade Street, LLC	Town Sports International, LLC	100%
TSI Rego Park, LLC	Town Sports International, LLC	100%
TSI Ridgewood, LLC	TSI Holdings (NJ), LLC	100%
TSI Rodin Place, LLC	TSI Holdings (PA), LLC	100%
TSI Scarsdale, LLC	Town Sports International, LLC	100%
TSI Seaport, LLC	Town Sports International, LLC	100%
TSI Sheridan, LLC	Town Sports International, LLC	100%

Schedule VI

Legal Entity Name	Owner	Percentage of Ownership
TSI Silver Spring, LLC	TSI Holdings (MD), LLC	100%
TSI Smithtown, LLC	Town Sports International, LLC	100%
TSI Society Hill, LLC	TSI Holdings (PA), LLC	100%
TSI Soho, LLC	Town Sports International, LLC	100%
TSI Somers, LLC	Town Sports International, LLC	100%
TSI Somerset, LLC	TSI Holdings (NJ), LLC	100%
TSI South Bethesda, LLC	TSI Holdings (MD), LLC	100%
TSI South End, LLC	TSI Holdings (MA), LLC	100%
TSI South Park Slope, LLC	Town Sports International, LLC	100%
TSI South Station, LLC	TSI Holdings (MA), LLC	100%
TSI Springfield, LLC	TSI Holdings (NJ), LLC	100%
TSI Stamford Downtown, LLC	Town Sports International, LLC	100%
TSI Stamford Post, LLC	Town Sports International, LLC	100%
TSI Stamford Rinks, LLC	Town Sports International, LLC	100%
TSI Staten Island, LLC	Town Sports International, LLC	100%
TSI Sterling, LLC	TSI Holdings (VA), LLC	100%
TSI Summer Street, LLC	TSI Holdings (MA), LLC	100%
TSI Sunnyside, LLC	Town Sports International, LLC	100%
TSI Syosset, LLC	Town Sports International, LLC	100%
TSI University Management, LLC	TSI Holdings (DC), LLC	100%
TSI Varick Street, LLC	Town Sports International, LLC	100%
TSI Wall Street, LLC	Town Sports International, LLC	100%
TSI Waltham, LLC	TSI Holdings (MA), LLC	100%
TSI Washington, Inc.	TSI Holdings (DC), LLC	100%
TSI Water Street, LLC	Town Sports International, LLC	100%
TSI Watertown, LLC	TSI Holdings (MA), LLC	100%
TSI Wayland, LLC	TSI Holdings (MA), LLC	100%
TSI Wellesley, LLC	TSI Holdings (MA), LLC	100%
TSI Wellington Circle, LLC	TSI Holdings (MA), LLC	100%
TSI West 14, LLC	Town Sports International, LLC	100%
TSI West 16, LLC	Town Sports International, LLC	100%
TSI West 23, LLC	Town Sports International, LLC	100%
TSI West 38, LLC	Town Sports International, LLC	100%
TSI West 41, LLC	Town Sports International, LLC	100%
TSI West 44, LLC	Town Sports International, LLC	100%
TSI West 48, LLC	Town Sports International, LLC	100%
TSI West 52, LLC	Town Sports International, LLC	100%
TSI West 73, LLC	Town Sports International, LLC	100%
TSI West 76, LLC	Town Sports International, LLC	100%

Schedule VI

Legal Entity Name	Owner	Percentage of Ownership
TSI West 80, LLC	Town Sports International, LLC	100%
TSI West 94, LLC	Town Sports International, LLC	100%
TSI West 115th Street, LLC	Town Sports International, LLC	100%
TSI West 125, LLC	Town Sports International, LLC	100%
TSI West 145th Street, LLC	Town Sports International, LLC	100%
TSI West Caldwell, LLC	TSI Holdings (NJ), LLC	100%
TSI West End, LLC	Town Sports International, LLC	100%
TSI West Hartford, LLC	Town Sports International, LLC	100%
TSI West Newton, LLC	Town Sports International, LLC	100%
TSI West Nyack, LLC	Town Sports International, LLC	100%
TSI West Springfield, LLC	TSI Holdings (VA), LLC	100%
TSI Westborough, LLC	Town Sports International, LLC	100%
TSI Westport, LLC	Town Sports International, LLC	100%
TSI Westwood, LLC	TSI Holdings (NJ), LLC	100%
TSI Weymouth, LLC	Town Sports International, LLC	100%
TSI White Plains City Center, LLC	Town Sports International, LLC	100%
TSI White Plains, LLC	Town Sports International, LLC	100%
TSI Whitestone, LLC	Town Sports International, LLC	100%
TSI Williamsburg, LLC	Town Sports International, LLC	100%
TSI Woburn, LLC	TSI Holdings (MA), LLC	100%
TSI Woodmere, LLC	Town Sports International, LLC	100%

SCHEDULE VII

EXISTING INDEBTEDNESS

None.

SCHEDULE VIII

INSURANCE

Coverage	Limit		Deductible
Workers Compensation	Coverage A
	Statutory	WC
☐
	Coverage D	EL
	☐	per accident
	☐	policy limit disease
	☐	each employee disease
	Included	Stop Gap

General Liability	☐	Each Occurrence	☐ SIR per Occurrence
	☐	General Agg. Per Location
☐ ALAE erodes retention / does not erode the policy limit
	☐	General Agg. Limit
	☐ occ / Agg.	Products & Completed Operations	☐ Deductible per Occurrence for Professional Liability Aggregate Stop Loss
	☐	Personal / Adv. lnj.
	☐	Fire Damage
	☐ excluded	Medical Expense
	☐	Employee Benefits Liability Occ & Agg (Claims Made)

Auto Liability	☐	CSL	Liability
	☐	Med Pay	☐ Nil
	☐ Statutory	PIP
Physical Damage

☐ Autos under $ K:
Comp
Coll
☐ Autos over $ K:
Comp
Coll

Umbrella		occ/agg	☐ SIR

Foreign Liability DIC	☐	GL Occ/Agg.	☐ EBL
	☐	Auto DIC	☐ Money/ Securities
	☐	Auto PD/each acc	☐ Medical Expense
	☐ State of hire	WC
	☐ ☐	Employers Liability Repatriation

Schedule VIII

Coverage	Limit		Deductible
	☐	AD&D
	☐	K&R

Property	All Risk / BI / EE		All Risk / BliEE
	☐		☐
	Major Sublimits		Earthquake
☐
	Earthquake		CA Earthquake
	☐	EQ Ann/Agg except	☐ N/A
	☐ Excluded	CA Earthquake	Transit
☐
	Flood		Named Windstorm
% TIV k min
	☐	Flood Ann/Agg except
	☐	Flood Zone AN Agg.	Flood
	Named Windstorm		☐ Except
	☐	Windstorm Agg
Flood Zone AN
	Other Major Sublimits		☐ TIV $mm min
	☐	Transit
	☐	Automatic Acquisition
	☐	Unnamed Locations
	☐	E&O
	☐	Contingent BVEE

Boiler & Machinery	☐	Combined PD/BVEE	☐ PD/BI/EE

Sublimits

	☐	Ammonia Cont
	☐	Water Damage
	☐	Spoilage
	☐	Haz Subs
	☐	Ordinance or Law
	☐	Media
	☐	Brands & Labels

Directors and Officers	☐	Traditional D&O	☐ Securities
	☐	Side A DC Only	☐ All other claims

Employment Practices Liability	☐	aggregate	☐ SIR
Fiduciary	☐	per occurrence	☐

Crime	☐	per occurrence	☐

Cyber Liability	☐	Security & Privacy	☐ Security & Privacy

Schedule VIII

Coverage	Limit	Deductible
	☐ Regulatory action	☐ Regulatory action
	☐ Event Management	☐ Event Management
	☐ Crisis fund	☐ N/A Crisis fund

SCHEDULE IX

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION

(AND WHETHER A REGISTERED ORGANIZATION AND/OR

A TRANSMITTING UTILITY), JURISDICTION OF ORGANIZATION,

LOCATION AND ORGANIZATIONAL IDENTIFICATION NUMBERS

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

BFX West 65th Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Boutique Fitness, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Town Sports International, LLC	Limited Liability Company	Yes	New York	New York		No

TSI 217 Broadway, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Alexandria, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Alexandria West, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Allston, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Andover, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Ardmore, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Arthro-Fitness Services, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Astoria, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Avenue A, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Back Bay, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Battery Park, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Bay Ridge 86th Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Bayonne, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Bayridge, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Beacon Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Bensonhurst, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Bethesda, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Boylston, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Broadway, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Brooklyn Belt, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Brunswick, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Bulfinch, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Butler, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Canton, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Carmel, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Cash Management, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Central Square, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Cherry Hill, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Chevy Chase, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Clarendon, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Clarendon Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Clifton, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Cobble Hill, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Colonia, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Columbia Heights, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Commack, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Connecticut Avenue, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Court Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Croton, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Danbury, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Davis Square, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Deer Park, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Dobbs Ferry, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Dorchester, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Downtown Crossing, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Dupont Circle, Inc.	Corporation	Yes	Delaware	Delaware		No

TSI Dupont II, Inc.	Corporation	Yes	Delaware	Delaware		No

TSI East 23, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI East 31, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI East 34, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI East 36, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI East 41, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI East 48, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI East 51, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI East 59, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI East 76, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI East 86, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI East 91, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI East Brunswick, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI East Meadow, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Englewood, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI F Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Fairfax, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Fenway, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI First Avenue, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Fit Acquisition, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Forest Hills, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Fort Lee, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Framingham, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Franklin (MA), LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Franklin Park, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Freehold, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Gallery Place, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Garden City, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Garnerville, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Georgetown, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Germantown, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Glendale, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Glover, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Grand Central, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Great Neck, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Greenpoint, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Greenwich, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Hartsdale, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Hawthorne, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Herald, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Hicksville, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Highpoint, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Hoboken, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Hoboken North, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Holdings II, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Holdings (CIP), LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Holdings (DC), LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Holdings (IP), LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Holdings (MA), LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Holdings (MD), LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Holdings (NJ), LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Holdings (PA), LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Holdings (VA), LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Huntington, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI International, Inc.	Corporation	Yes	Delaware	Delaware		No

TSI Irving Place, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Jamaica Estates, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Jersey City, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI K Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Larchmont, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Lexington (MA), LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Lincoln, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Livingston, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Long Beach, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Lynnfield, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI M Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Mahwah, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Mamaroneck, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Market Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Marlboro, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Matawan, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Mercer Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Midwood, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Montclair, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Morris Park, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Murray Hill, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Nanuet, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Natick, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI New Rochelle, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Newark, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Newbury Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Newton, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI No Sweat, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI North Bethesda, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Norwalk, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Oceanside, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Old Bridge, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Parsippany, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Plainsboro, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Port Jefferson, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Princeton, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Princeton North, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Providence Downtown, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Providence Eastside, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Radnor, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Ramsey, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Reade Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Rego Park, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Ridgewood, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Rodin Place, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Scarsdale, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Seaport, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Sheridan, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Silver Spring, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Smithtown, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Society Hill, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Soho, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Somers, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Somerset, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI South Bethesda, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI South End, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI South Park Slope, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI South Station, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Springfield, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Stamford Downtown, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Stamford Post, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Stamford Rinks, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Staten Island, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Sterling, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Summer Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Sunnyside, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Syosset, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI University Management, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Varick Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Wall Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Waltham, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Washington, Inc.	Corporation	Yes	Delaware	Delaware		No

TSI Water Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Watertown, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Wayland, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Wellesley, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Wellington Circle, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West 14, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West 16, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI West 23, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West 38, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West 41, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West 44, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West 48, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West 52, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West 73, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West 76, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West 80, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West 94, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West 115th Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI West 125, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West 145th Street, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West Caldwell, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West End, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West Hartford, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West Newton, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West Nyack, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI West Springfield, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Westborough, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Westport, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

Schedule IX

Exact Legal Name of Each Entity	Type of Organization (or, if the Entity is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Entity’s Location (for purposes of NY UCC § 9-307)	Entity’s Organization Identification Number (or, if none, so indicate)	Transmitting Utility? (Yes/No)

TSI Westwood, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Weymouth, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI White Plains City Center, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI White Plains, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Whitestone, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Williamsburg, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Woburn, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

TSI Woodmere, LLC	Limited Liability Company	Yes	Delaware	Delaware		No

SCHEDULE X

EXISTING LIENS

1. Liens of Dell Financial Services, L.P. on certain leased equipment of Town Sports International, LLC pursuant to continuation #201110056080719 filed with the New York Secretary of State on 10/05/2011.

2. Liens of Dell Financial Services, L.P. on certain leased equipment of Town Sports International, LLC pursuant to amendment #201209066005421 filed with the New York Secretary of State on 09/06/2012.

3. Liens of Wells Fargo Bank, N.A. on certain assets of TSI Holdings (MA), LLC pursuant to UCC-1 #2012 4403707 filed with the Delaware Secretary of State on 11/14/2012.

4. Liens of Citizens Bank of Massachusetts on the following trademark of TSI Holdings (IP), LLC recorded by the USPTO at reel/frame 3305/0391 on 2/15/06.1

Title	App. No./Reg. No.
FITCORP	3120276

[1]	The security interest represented by this filing has been terminated and the Borrower will use its commercially reasonable efforts to remove the UCC filing as a matter of record as promptly as possible after the Initial Borrowing Date.

SCHEDULE XI

EXISTING INVESTMENTS

The Borrower, through its subsidiary, TSI Washington, Inc., has an investment in Capital Hill Squash Club Associates (“CHSA”). The Borrower also has an investment in Kalorama Sports Management Associates (“KSMA”) through its indirect subsidiary TSI Dupont Circle, Inc. CHSA and KSMA are health clubs in Washington, D.C. that operate under the Borrower’s “Washington Sports Club” brand name. CHSA and KSMA have operations, which are similar, or related to, those of the Borrower.

TSI Washington, Inc. has a limited partnership interest in CHSA, which provides TSI Washington, Inc. with approximately 20% of the profits of CHSA, as defined in the limited partnership agreement governing TSI Washington, Inc.’s investment in CHSA. TSI Dupont Circle, Inc. has a co-general partnership and limited partnership interest in KSMA, which entitles TSI Dupont Circle, Inc. to receive approximately 45% of the profits of KSMA, as defined in the limited partnership agreement governing TSI Dupont Circle, Inc.’s investment in KSMA.

SCHEDULE XII

REVERSE DUTCH AUCTION PROCEDURES

This Schedule XII is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.17 of the Credit Agreement, of which this Schedule XII is a part. It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. Any of the terms set forth below may be modified solely with the consent of the Administrative Agent and the Borrower to the extent not otherwise inconsistent with the provisions of Section 2.17 of the Credit Agreement. None of the Administrative Agent, the Auction Manager, or any of their respective affiliates or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Administrative Agent and its affiliates, the “Agent-Related Person”) makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to the Borrower pursuant to any offering documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to the Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents. Capitalized terms not otherwise defined in this Schedule XII have the meanings assigned to them in the Credit Agreement.

(a) Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager for distribution to the Lenders of the relevant Tranche of Term Loans (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Borrower offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Borrower would be willing to purchase Term Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (New York time) (as such date and time may be extended by the Auction Manager, such time the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only one extension per offer shall be permitted. An Auction shall be regarded as a “failed auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed auction, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

(b) Reply Procedures. In connection with any Auction, each Lender of Term Loans of the applicable Tranche wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the

“Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of such Tranche held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The Borrower will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). The Borrower shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

(d) Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased at prices below the Applicable Threshold Price), the Borrower shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

(e) Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Schedule XII). The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(f) Auction Assignment and Assumption. Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Borrower:

(i) The conditions set forth in Section 2.17 of the Credit Agreement have each been satisfied on and as of the date hereof, except to the extent that such conditions refer to conditions that must be satisfied as of a future date, in which case the Borrower must terminate any Auction if it fails to satisfy one of more of the conditions which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to an Auction.

(ii) The representations and warranties of the Borrower and each other Credit Party contained in Section 8 of the Credit Agreement or any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (other than any representation or warranty that is qualified by materiality or reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 8.05(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 9.01 of the Credit Agreement.

(g) Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw an Auction only in the event that, (i) as of such time, no Qualifying Bid has been received by the Auction Manager or (ii) the Borrower has failed to meet a condition set forth in Section 2.17 of the Credit Agreement. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Term Loans by the Borrower required by the terms and conditions of Section 2.17 of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by the Borrower to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due). The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.17 of the Credit Agreement or this Schedule XII. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.17 of the Credit Agreement or this Schedule XII. None of the Administrative Agent, the Auction Manager, any other Agent-Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Credit Parties, or any of their affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Schedule XII shall not require the Borrower to initiate any Auction.

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

Deutsche Bank AG New York Branch,

as Administrative Agent for the Lenders party

to the Credit Agreement

referred to below

5022 Gate Parkway

Suite 100

Jacksonville, FL 32256

Attention: Maxeen Jacques

Ladies and Gentlemen:

The undersigned, Town Sports International, LLC (the “Borrower”), refers to the Credit Agreement, dated as of November 15, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among TSI Holdings II, LLC, the Borrower, the lenders from time to time party thereto (the “Lenders”), and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03[(a)][(b)(i)] of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03[(a)][(b)(i)] of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is             .1

(ii) The Loans to be made pursuant to the Proposed Borrowing shall consist of [Initial Term Loans] [Incremental Term Loans]2 [Revolving Loans] [Swingline Loans].

(iii) The aggregate principal amount of the Proposed Borrowing is $        .

[1]	Shall be a Business Day at least one Business Day in the case of Base Rate Loans (or same day in the case of Swingline Loans) and at least three Business Days in the case of Eurodollar Loans, in each case, after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) (or 1:00 p.m. (New York time) in the case of Swingline Loans) on such day.
[2]	For Incremental Term Loans, designate the Tranche.

Exhibit A-1

(iv) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [Eurodollar Loans].

[(v) The initial Interest Period for the Proposed Borrowing is [one month] [three months] [six months] [, to the extent agreed to by all Lenders with Commitments and/or Loans under the relevant Tranche, twelve months] and, if such Interest Period is unavailable, [specify alternative desired].]3

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date (it being understood and agreed that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (or all respects, as the case may be) as of such earlier date; and

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof (but, for this purpose, giving effect to the last sentence of Section 10.07 of the Credit Agreement to the extent applicable).

Very truly yours,

TOWN SPORTS INTERNATIONAL, LLC

By:
Name:
Title:

[3]	To be included for a Proposed Borrowing of Eurodollar Loans.

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Deutsche Bank Trust Company Americas,

as Administrative Agent for the Lenders party

to the Credit Agreement

referred to below

5022 Gate Parkway

Suite 100

Jacksonville, FL 32256

Attention: Maxeen Jacques

Ladies and Gentlemen:

The undersigned, Town Sports International, LLC (the “Borrower”), refers to the Credit Agreement, dated as of November 15, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among TSI Holdings II, LLC, the Borrower, the lenders from time to time party thereto (the “Lenders”), and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section [2.06][2.09] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of [Initial Term Loans] [Incremental Term Loans]1 [Revolving Loans] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section [2.06][2.09] of the Credit Agreement:

(i) The Proposed [Conversion] [Continuation] relates to the Borrowing of [Initial Term Loans] [Incremental Term Loans] [Revolving Loans]originally made on                  , 20     (the “Outstanding Borrowing”) in the principal amount of $         and currently maintained as a Borrowing of [Base Rate Loans] [Eurodollar Loans with an Interest Period ending on                  ,         ].

(ii) The Business Day of the Proposed [Conversion] [Continuation] is                     .2

(iii) The Outstanding Borrowing shall be [continued as a Borrowing of Eurodollar Loans with an Interest Period of        ] [converted into a Borrowing of [Base Rate Loans] [Eurodollar Loans with an Interest Period of         ]].3

[1]	For Incremental Term Loans, designate the Tranche.
[2]	Shall be a Business Day at least three Business Days (or one Business Day in the case of a conversion into Base Rate Loans) after the date hereof, provided that such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day.
[3]	If either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.

Exhibit A-2

Very truly yours,

TOWN SPORTS INTERNATIONAL, LLC

By:
Name:
Title:

EXHIBIT B-1

FORM OF INITIAL TERM NOTE

$	New York, New York

                 ,

FOR VALUE RECEIVED, TOWN SPORTS INTERNATIONAL, LLC, a New York limited liability company (the “Borrower”), hereby promises to pay to [                    ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 5022 Gate Parkway, Suite 100, Jacksonville, FL 32256 on the Initial Term Loan Maturity Date (as defined in the Agreement) the principal sum of              DOLLARS ($        ) or, if less, the unpaid principal amount of all Initial Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Initial Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Initial Term Notes referred to in the Credit Agreement, dated as of November 15, 2013, among TSI Holdings II, LLC, the Borrower, the lenders from time to time party thereto (including the Lender) and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranties (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Initial Term Loan Maturity Date, in whole or in part, and Initial Term Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

TOWN SPORTS INTERNATIONAL, LLC

By:
Name:
Title:

EXHIBIT B-2

FORM OF REVOLVING NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, TOWN SPORTS INTERNATIONAL, LLC, a New York limited liability company (the “Borrower”), hereby promises to pay to [            ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 5022 Gate Parkway, Suite 100, Jacksonville, FL 32256 on the Revolving Loan Maturity Date (as defined in the Agreement) the principal sum of              DOLLARS ($        ) or, if less, the unpaid principal amount of all Revolving Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of November 15, 2013, among TSI Holdings II, LLC, the Borrower, the lenders from time to time party thereto (including the Lender), and the Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranties (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part, and Revolving Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B-2

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

TOWN SPORTS INTERNATIONAL, LLC

By:
Name:
Title:

EXHIBIT B-3

FORM OF SWINGLINE NOTE

$5,000,000	New York, New York [Date]

FOR VALUE RECEIVED, TOWN SPORTS INTERNATIONAL, LLC, a New York limited liability company (the “Borrower”), hereby promises to pay to DEUTSCHE BANK AG NEW YORK BRANCH or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 5022 Gate Parkway, Suite 100, Jacksonville, FL 32256 on the Swingline Expiry Date (as defined in the Agreement) the principal sum of FIVE MILLION DOLLARS ($5,000,000) or, if less, the unpaid principal amount of all Swingline Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Swingline Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is the Swingline Note referred to in the Credit Agreement, dated as of November 15, 2013, among TSI Holdings II, LLC, the Borrower, the lenders from time to time party thereto (including the Lender), and the Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranties (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B-3

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

TOWN SPORTS INTERNATIONAL, LLC

By:
Name:
Title:

EXHIBIT B-4

FORM OF INCREMENTAL TERM NOTE

$	New York, New York
,

FOR VALUE RECEIVED, TOWN SPORTS INTERNATIONAL, LLC, a New York limited liability company (the “Borrower”), hereby promises to pay to [                    ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 5022 Gate Parkway, Suite 100, Jacksonville, FL 32256 on [Insert the applicable Incremental Term Loan Maturity Date] (the “Incremental Term Loan Maturity Date”) the principal sum of              DOLLARS ($        ) or, if less, the unpaid principal amount of all [Insert the applicable description of the respective Tranche of Incremental Term Loans] (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each [Incremental Term Loan] made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Incremental Term Notes referred to in the Credit Agreement, dated as of November 15, 2013, among TSI Holdings II, LLC, the Borrower, the lenders from time to time party thereto (including the Lender) and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranties (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Incremental Term Loan Maturity Date, in whole or in part, and Incremental Term Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

EXHIBIT B-4

TOWN SPORTS INTERNATIONAL, LLC

By:
Name:
Title:

EXHIBIT C

FORM OF LETTER OF CREDIT REQUEST

Dated 1

Deutsche Bank AG New York Branch, as Administrative Agent, under the Credit Agreement, dated as of November 15, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among TSI Holdings II, LLC, Town Sports International, LLC (the “Borrower”), the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent

60 Wall Street New York, New York 10005 Attention: MaryKay Coyle

[[        2             ], as Issuing Lender

under the Credit Agreement

]

Attention: [	]

Ladies and Gentlemen:

Pursuant to Section 3.03 of the Credit Agreement, we hereby request that the Issuing Lender, in its individual capacity, issue a [standby] [trade] Letter of Credit for the account of the undersigned on 3 (the “Date of Issuance”), which Letter of Credit shall be denominated in United States dollars and shall be in the initial aggregate Stated Amount of 4 .

[1]	Date of Letter of Credit Request.
[2]	Insert name and address of Issuing Lender. For standby Letters of Credit issued by Deutsche Bank AG New York Branch insert: Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005-MS NYC 60-2708, Attention: Global Loan Operations, Standby Letter of Credit Unit. For trade Letters of Credit issued by Deutsche Bank AG New York Branch, insert: Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005, Attention: Trade and Risk Services, Import LC. For Letters of Credit issued by another Issuing Lender, insert the correct notice information for that Issuing Lender.
[3]	Date of Issuance which shall be (x) a Business Day and (y) at least 4 Business Days after the date hereof (or such earlier date as is acceptable to the respective Issuing Lender in any given case).
[4]	Aggregate initial Stated Amount of the Letter of Credit which shall not be less than $20,000 (or such lesser amount as is acceptable to the respective Issuing Lender).

Exhibit C

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit will be    5    , and such Letter of Credit will be in support of    6    and will have a stated expiration date of    7    .

We hereby certify that:

(A)	the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, both before and after giving effect to the issuance of the Letter of Credit requested hereby, on the Date of Issuance (it being understood and agreed that (x) any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date; and

(B)	no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur (but, for this purpose, giving effect to the last sentence of Section 10.07 of the Credit Agreement to the extent applicable).

Copies of all documentation with respect to the supported transaction are attached hereto.

TOWN SPORTS INTERNATIONAL, LLC

By:
Name:
Title:

[5]	Insert name and address of beneficiary.
[6]	Insert a description of L/C Supportable Obligations (in the case of standby Letters of Credit) and insert description of permitted trade obligations of the Borrower and its Subsidiaries (in the case of trade Letters of Credit).
[7]	Insert the last date upon which drafts may be presented which may not be later than (i) in the case of standby Letters of Credit, the earlier of (x) twelve months after the Date of Issuance and (y) the 5th Business Day prior to the Revolving Loan Maturity Date and (ii) in the case of trade Letters of Credit, the earlier of (x) 180 days after the Date of Issuance and (y) 15 days prior to the Revolving Loan Maturity Date.

EXHIBIT D

SECTION 5.04(d)(ii) CERTIFICATE

Reference is hereby made to the Credit Agreement, dated as of November 15, 2013, among TSI Holdings II, LLC, Town Sports International, LLC, the lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Pursuant to the provisions of Section 5.04(d)(ii) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  ,

EXHIBIT F

FORM OF OFFICER’S CERTIFICATE

I, the undersigned, [Chairman of the Board/Chief Executive Officer/President/Chief Financial Officer/Vice President] of [NAME OF COMPANY], a              organized and existing under the laws of the State of                      (the “Company”), do hereby certify on behalf of the Company that:

1. This Certificate is furnished pursuant to Section 6 of the Credit Agreement, dated as of November 15, 2013, among [the Company,] [TSI Holdings II, LLC,] [Town Sports International, LLC,] the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2. The persons named in Exhibit A attached hereto are now duly elected and qualified officers of the Company, holding the respective offices in such Exhibit A set forth opposite their names, and the signatures on such Exhibit A set forth opposite their names are their genuine signatures.

3. Attached hereto as Exhibit B is a true and correct copy of the [Certificate of Incorporation] [Articles of Incorporation] [Certificate of Formation] of the Company, as in effect on the date hereof, certified by the Secretary of State of the State of              on                 ,         , together with all amendments thereto adopted through the date hereof.

4. Attached hereto as Exhibit C is a true and correct copy of the [By-Laws] [Limited Liability Company Agreement] [Partnership Agreement] of the Company which [were] [was] duly adopted, [are] [is] in full force and effect on the date hereof.

5. Attached hereto as Exhibit D is a true and correct copy of resolutions which were duly adopted on             , 2013 authorizing: (a) the Transaction, (b) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which the company is a party and (c) the extensions of credit contemplated by the Credit Agreement, and said resolutions have not been rescinded, amended or modified. Except as attached hereto as Exhibit D, no resolutions are now in force relating to or affecting such authorization which authorize the execution, delivery or performance of any of the Credit Documents to which the Company is a party.

[6. On the date hereof, all of the conditions set forth in Sections 6.06, 6.07, 6.08 and 7.01 of the Credit Agreement have been satisfied.]1

[1]	Insert in Officers’ Certificate for the Borrower only.

Exhibit F

[6][7]. There is no pending proceeding for the dissolution or liquidation of the Company or, to the knowledge of the undersigned, threatening its existence.

IN WITNESS WHEREOF, I have hereunto set my hand this              day of         , 20    .

[NAME OF COMPANY]

By:
Name:
Title:

Exhibit F

I, the undersigned, [Secretary/Assistant Secretary] of the Company, do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company that:

1. [Name of Person making above certifications] is the duly elected and qualified [Chairman of the Board/Chief Executive Officer/President/Chief Financial Officer/Vice President] of the Company and the signature above is [his] [her] genuine signature.

2. The certifications made by [name of Person making above certifications] on behalf of the Company in Items 2, 3, 4, 5 and [6] [7] above are true and correct.

IN WITNESS WHEREOF, I have hereunto set my hand this              day of         , 20    .

[NAME OF COMPANY]

By:
Name:
Title:

EXHIBIT A

Name[1]	Office	Signature

[1]	Include name, office and signature of each officer who will sign any Credit Document on behalf of the Company, including the officer who will sign the certification at the end of this Certificate or related documentation.

EXHIBIT G

FORM OF

PLEDGE AGREEMENT

among

TSI HOLDINGS II, LLC,

TOWN SPORTS INTERNATIONAL, LLC,

VARIOUS OTHER SUBSIDIARIES OF TSI HOLDINGS II, LLC

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as COLLATERAL AGENT

Dated as of November 15, 2013

[SEPARATELY FILED]

EXHIBIT H

FORM OF SECURITY AGREEMENT

among

TSI HOLDINGS II, LLC,

TOWN SPORTS INTERNATIONAL, LLC,

CERTAIN OTHER SUBSIDIARIES OF TSI HOLDINGS II, LLC

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as COLLATERAL AGENT

Dated as of November 15, 2013

[SEPARATELY FILED]

(1)

EXHIBIT I

FORM OF SUBSIDIARIES GUARANTY

[SEPARATELY FILED]

EXHIBIT J

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders

party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of TSI Holdings II, LLC (“Holdings”), a Delaware corporation, in that capacity only and not in my individual capacity (and without personal liability), do hereby certify on behalf of Holdings as of the date hereof that, based upon current assumptions which I do not believe to be unreasonable in light of the circumstances applicable thereto:

1. This Certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 6.13(i) of the Credit Agreement, dated as of November 15, 2013, among Holdings, Town Sports International, LLC (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this Certificate, the terms below shall have the following definitions:

(a)	“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries (taken as a whole) would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings and its Subsidiaries (taken as a whole) are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

(c)	“New Financing”

All Indebtedness incurred or to be incurred by Holdings and its Subsidiaries (taken as a whole) in connection with the Transaction (including Indebtedness under the Credit Documents (assuming the full utilization by the Borrower of the Commitments (except for any Incremental Term Loan Commitment) under the Credit Agreement) and

Exhibit J

all other financings contemplated by the other Credit Documents), in each case after giving effect to the Transaction and the incurrence of all financings, redemptions and repayments in connection therewith.

(d)	“Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Subsidiaries (taken as a whole) as of the date hereof after giving effect to the consummation of the Transaction (which, for purposes of this Certificate, shall include the retirement and repayment on the Initial Borrowing Date of indebtedness in respect of the Refinancing, in each case with the proceeds of the New Financing), determined in accordance with GAAP consistently applied, together with the amount of the New Financing.

(e)	“Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities (other than such contingent liabilities included within the term “Stated Liabilities”) of Holdings and its Subsidiaries (taken as a whole), after giving effect to the Transaction (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Holdings and the Borrower or that have been identified as such by an officer of Holdings or the Borrower, determined in accordance with GAAP.

(f)	“will be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable”

For the period from the date hereof through the stated maturity of all New Financing, Holdings and its Subsidiaries (taken as a whole) will have sufficient assets and cash flow to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or otherwise become payable.

(g)	“does or do not have Unreasonably Small Capital”

For the period from the date hereof through the stated maturity of all New Financing, Holdings and its Subsidiaries (taken as a whole) after consummation of the Transaction and all Indebtedness (including the Loans) being incurred, issued (including the Loans and Letters of Credit) and Liens created by Holdings and its Subsidiaries in connection therewith, are a going concern and have sufficient capital to ensure that they will continue to be a going concern (as such term is determined in accordance with GAAP) for such period and to remain a going concern.

Exhibit J

3. For purposes of this Certificate, I, or officers of Holdings and/or its Subsidiaries under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	Reviewed the financial statements (including the pro forma financial statements) referred to in Section 8.05 of the Credit Agreement.

(b)	Made inquiries of certain officials of Parent and its Subsidiaries who have responsibility for financial and accounting matters regarding (i) the existence and amount of Identified Contingent Liabilities associated with the business of Holdings and its Subsidiaries and (ii) whether the financial statements referred to in paragraph (a) above are in conformity with GAAP applied on a basis consistent with that of Parent’s audited financial statements as of December 31, 2012.

(c)	Reviewed to my satisfaction the Credit Documents and the respective Schedules and Exhibits thereto.

(d)	With respect to Identified Contingent Liabilities:

1.	inquired of certain officials of Parent and/or its Subsidiaries who have responsibility for legal, financial and accounting matters as to the existence and estimated liability with respect to all contingent liabilities associated with the business of Holdings and its Subsidiaries;

2.	confirmed with officers of Parent and/or its Subsidiaries that, to the best of such officers’ knowledge, (i) all appropriate items were included in Stated Liabilities or Identified Contingent Liabilities and that (ii) the amounts relating thereto were the maximum estimated amount of liabilities reasonably likely to result therefrom as of the date hereof; and

3.	to the best of my knowledge, in making the certification set forth in paragraph 4 below, considered all material Identified Contingent Liabilities that may arise from any pending litigation, asserted claims and assessments, guarantees, uninsured risks and other Identified Contingent Liabilities of Holdings and its Subsidiaries (exclusive of such Identified Contingent Liabilities to the extent reflected in Stated Liabilities) (after giving effect to the Transaction) and with respect to each such Identified Contingent Liability the estimable maximum amount of liability with respect thereto was used in making such certification.

(e)

Made inquiries of certain officers of Parent and/or its Subsidiaries who have responsibility for financial reporting and accounting matters regarding whether they were aware of any events or conditions that, as of the date hereof, would cause Holdings and its Subsidiaries (taken as a

Exhibit J

whole), after giving effect to the consummation of the Transaction and the related financing transactions (including the incurrence of the New Financing), to (i) have assets with a Fair Value or Present Fair Salable Value that are less than the sum of its or their Stated Liabilities and Identified Contingent Liabilities; (ii) have Unreasonably Small Capital; or (iii) not be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable.

(f)	Had the Projections relating to Holdings and/or its Subsidiaries which have been previously delivered to the Administrative Agent and the Lenders, prepared under my direction based on good faith estimates and assumptions, and have re-examined the Projections on the date hereof and considered the effect thereon of any changes since the date of the preparation thereof on the results projected therein.

4.	Based on and subject to the foregoing, I hereby certify on behalf of Holdings that, on and as of the date hereof and after giving effect to the consummation of the Transaction and the related financing transactions (including the incurrence of the New Financing), it is my opinion that (i) the Fair Value and Present Fair Salable Value of Holdings and its Subsidiaries (taken as a whole) exceed their respective Stated Liabilities and Identified Contingent Liabilities; (ii) Holdings and its Subsidiaries (taken as a whole) do not have Unreasonably Small Capital; and (iii) Holdings and its Subsidiaries (taken as a whole) intend to and believes that they will be able to pay their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable.

5.	Holdings and the Borrower do not intend, in consummating the transactions contemplated by the New Financing, to delay, hinder, or defraud either present or future creditors.

IN WITNESS WHEREOF, Holdings has caused this certificate to be executed on its behalf by the Chief Financial Officer of Holdings this 15th day of November, 2013.

TSI Holdings II, LLC

By:
Name:
	Title:	Chief Financial Officer

EXHIBIT K

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 9.01(e) of the Credit Agreement, dated as of November 15, 2013 (as amended, restated, supplemented and/or modified from time to time, the “Credit Agreement”), among TSI Holdings II, LLC, Town Sports International, LLC, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1. I am the duly elected, qualified and acting [Insert title of the Authorized Financial Officer] and deliver this Compliance Certificate in such capacity and not in my individual capacity.

2. I have reviewed and am familiar with the contents of this Compliance Certificate. The matters set forth herein are true to the best of my knowledge after due inquiry.

3. I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default [, except as set forth below].

4. Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) the calculation of the Total Leverage Ratio for the Relevant Period (as defined in ANNEX 2 hereto)[ and compliance with the covenant specified in Section 10.07 of the Credit Agreement for the Relevant Period]1.

5. Attached hereto as ANNEX 3 is the information required by Section 9.01(e)(iii)(y) of the Credit Agreement as of the date of this Compliance Certificate and Holdings and its Subsidiaries have taken all actions required to be taken by them pursuant to the respective Security Documents in connection with the information set forth on ANNEX 3.

[6. Attached hereto as ANNEX 4 is the information required by Section 9.01(e)(ii) of the Credit Agreement as of the date of this Compliance Certificate.]2

[1]	Insert only in the event that Section 10.07 of the Credit Agreement is in effect for the given Test Period.
[2]	Insert only for a Relevant Period ending on December 31 in any fiscal year of Holdings (commencing with the fiscal year ending December 31, 2014).

Exhibit K

IN WITNESS WHEREOF, I have executed this Compliance Certificate this              day of 20    .

TSI HOLDINGS II, LLC

By:
Name:
Title:

ANNEX 1

[Applicable Financial Statements To Be Attached]

ANNEX 2

The information described herein is as of             ,          (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [                 , 20    ]3 through the Computation Date (the “Relevant Period”).

Financial Covenant	Period or Date of Determination	Amount

A. Total Leverage Ratio
(a) Consolidated Indebtedness[4] as at Computation Date		$
(b) Consolidated EBITDA[5] for the Test Period ended on the Computation Date		$
(c) Ratio of line (a) to (b)			:1.00
[(d) Required Covenant Level			4.50:1.00	][6]

[3]	Insert the first day of the applicable Test Period.
[4]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated Indebtedness.
[5]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA for purposes of the Total Leverage Ratio.
[6]	Include clause (d) only in the event that Section 10.07 of the Credit Agreement is in effect for the given Test Period.

ANNEX 3

1. It is hereby certified that no changes are required to be made pursuant to the terms of the Security Documents to any of Annexes B through G, inclusive, in each case of the Security Agreement, Annexes A through F of the Pledge Agreement, in each case so as to make the information set forth therein accurate and complete as of date of this Certificate[, except as specifically set forth below:]

ANNEX 4

1. For the applicable Excess Cash Flow Payment Period, the Excess Cash Flow is $             and the Applicable Excess Cash Flow Repayment Percentage is     %.7

2. For the applicable Excess Cash Flow Payment Period, the amount of payment required by Section 5.02(e) of the Credit Agreement is $            .8

[7]	This certification is only required in the case of a compliance certificate delivered with annual financial statements pursuant to Section 9.01(b) of the Credit Agreement. The certificate should describe in reasonable detail the calculations necessary to determine the amount of Excess Cash Flow for the applicable Excess Cash Flow Payment Period as well as the Applicable Excess Cash Flow Repayment Percentage and the amount and dates of the required mandatory repayments pursuant to Section 5.02(e) of the Credit Agreement, together with the certification that the required mandatory repayments have been (or will be) made on the Excess Cash Flow Payment Date.
[8]	The certificate should describe in reasonable detail the calculation necessary to determine the amount of payment required by Section 5.02(e) for such Excess Cash Flow Payment Period.

EXHIBIT L

FORM OF ASSIGNMENT

AND

ASSUMPTION AGREEMENT1

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below, and is entered into by and between [the] [each] Assignor identified in item [1] [2] below ([the] [each, an] “Assignor”) and [[the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees] [and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for this Assignment set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the] [each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the] [each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represent the amount and percentage interest identified below of all of the respective Assignor’s outstanding rights and obligations under the respective Tranches identified below (including, to the extent included in any such Tranches, Letters of Credit and Swingline Loans) ([the] [each, an] “Assigned Interest”). [Such] [Each] sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the] [any] Assignor.

[1.	Assignor:

2.	Assignee:	][2]

[1.][3.]	Credit Agreement:	Credit Agreement, dated as of November 15, 2013, among TSI Holdings II, LLC, Town Sports International, LLC, the Lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent (such Credit Agreement, as in affect on the date of this Assignment, being herein called the “Credit Agreement”).

[1]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.
[2]	If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignees should be listed in the table under bracketed item 2 below.

Exhibit L

[2.	Assigned Interest:[3]

		Tranche Assigned[4]	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loan under Relevant Tranche Assigned

[Name of Assignor]	[Name of Assignee]		$	$

[Name of Assignor]	[Name of Assignee]		$	$

]

[4.	Assigned Interest:[5]

Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loan under Relevant Tranche Assigned
Initial Term Loan	$	$
Incremental Term Loans	$	$
Revolving Loan Commitment/ Revolving Loans	$	$

Effective Date                     ,         , 20    .

]

[3]	Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.
[4]	For complex multi-Tranche assignments a separate chart for each Tranche should be used for ease of reference.
[5]	Insert this chart if this Form of Assignment and Assumption is being used by a single Assignor for an assignment to a single Assignee.

Exhibit L

Assignor[s] Information		Assignee[s] Information

Payment Instructions:		Payment Instructions:

	Reference:		Reference:

Notice Instructions:		Notice Instructions:

	Reference:		Reference:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][6]

By:	By:
Name:	Name:
Title:	Title:

[6]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit L

[Consented to and][7] Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[TOWN SPORTS INTERNATIONAL, LLC]

By:
Name:
Title:][8]

[DEUTSCHE BANK AG NEW YORK BRANCH],
as Swingline Lender

By:
Name:
Title:

By:
Name:
Title:

[7]	Insert only if assignment is being made to an Eligible Transferee pursuant to Section 13.04(b)(y) of the Credit Agreement. Consent of the Administrative Agent shall not be unreasonably withheld or delayed.
[8]	Insert only if (i) no Event of Default under Section 11.01 or 11.05 of the Credit Agreement (other than with respect to an Immaterial Subsidiary) is then in existence and (ii) the assignment is being made pursuant to Section 13.04(b)(y) of the Credit Agreement to an Eligible Transferee. Consent of the Borrower shall not be unreasonably withheld or delayed, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days of receiving notice thereof.

Exhibit L

[NAME OF EACH ISSUING LENDER]

By:
Name:
Title:

By:
Name:
Title:][9]

[9]	Insert for any assignment of Revolving Loan Commitments (and related Obligations) pursuant to Section 13.04(b)(y) of the Credit Agreement. Consent of the Swingline Lender and each Issuing Lender not to be unreasonably withheld or delayed.

ANNEX A

to

ASSIGNMENT AND ASSUMPTION AGREEMENT

Town Sports International, LLC

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of Holdings or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by Holdings or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) a parent company and/or an affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company, (C) a fund that invests in bank loans and is managed by the same investment advisor as a Lender, by an affiliate of such investment advisor or by a Lender, or (D) an Eligible Transferee under Section 13.04(b) of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of [the] [its] Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the] [its] Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Foreign Lender, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [each] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such

Annex A

powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect to [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the] [each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents, and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS).

EXHIBIT M

JOINDER AGREEMENT

THIS JOINDER IN SUBSIDIARIES GUARANTY, SECURITY AGREEMENT AND PLEDGE AGREEMENT (this “Joinder”) is executed as of [DATE] by [NAME OF NEW SUBSIDIARY], a                      [corporation] [limited liability company] [partnership] (the “Joining Party”), and delivered to DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent, for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, TSI Holdings II, LLC (“Holdings”), Town Sports International, LLC (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Deutsche Bank AG New York Branch, as administrative agent (together with any successor administrative agent, the “Administrative Agent”), have entered into a Credit Agreement, dated as of November 15, 2013 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower, all as contemplated therein (the Lenders, the Issuing Lenders, the Administrative Agent and the Collateral Agent are herein called the “Lender Creditors”);

WHEREAS, the Borrower and/or one or more of its Subsidiaries may at any time and from time to time enter into one or more Interest Rate Protection Agreements or Other Hedging Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if any, collectively, the “Other Creditors” and, together with the Lender Creditors, the “Secured Creditors”);

WHEREAS, the Joining Party is a direct or indirect Wholly-Owned Domestic Subsidiary of the Borrower and desires, or is required pursuant to the provisions of the Credit Agreement, to become a Subsidiary Guarantor under the Subsidiaries Guaranty, an Assignor under, and as defined in, the Security Agreement (an “Assignor”), and a Pledgor under, and as defined in, the Pledge Agreement (a “Pledgor”); and

WHEREAS, the Joining Party will obtain benefits from the incurrence of Loans by, and the issuance of Letters of Credit for the account of, the Borrower, in each case pursuant to the Credit Agreement and the entering into by the Borrower and/or one or more of its other Subsidiaries of Interest Rate Protection Agreements and Other Hedging Agreements and, accordingly, desires to execute this Joinder in order to satisfy the requirements described in the preceding recital;

Exhibit M

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to the Secured Creditors and hereby covenants and agrees with each Secured Creditor as follows:

NOW, THEREFORE, the Joining Party agrees as follows:

1. By this Joinder, the Joining Party becomes (i) a Subsidiary Guarantor for all purposes under the Subsidiaries Guaranty, pursuant to Section 25 thereof, (ii) an Assignor for all purposes under the Security Agreement, pursuant to Section 10.12 thereof, and (iii) a Pledgor for all purposes under the Pledge Agreement, pursuant to Section 29 thereof.

2. The Joining Party agrees that, upon its execution hereof, it will become a Subsidiary Guarantor under the Subsidiaries Guaranty with respect to all Guaranteed Obligations (as defined in the Subsidiaries Guaranty), and will be bound by all terms, conditions and duties applicable to a Subsidiary Guarantor under the Subsidiaries Guaranty and the other Credit Documents. Without limitation of the foregoing, and in furtherance thereof, the Joining Party unconditionally, absolutely and irrevocably guarantees on a joint and several basis the due and punctual payment and performance of all Guaranteed Obligations (on the same basis as the other Subsidiary Guarantors under the Subsidiaries Guaranty).

3. The Joining Party agrees that, upon its execution hereof, it will become a Pledgor under the Pledge Agreement, and will be bound by all terms, conditions and duties applicable to a Pledgor under the Pledge Agreement. Without limitation of the foregoing and in furtherance thereof, as security for the due and punctual payment of the Obligations (as defined in the Pledge Agreement), the Joining Party hereby grants, pledges and assigns to the Collateral Agent for the benefit of the Secured Creditors and hereby grants to the Collateral Agent for the benefit of the Secured Creditors a continuing security interest in all Pledge Agreement Collateral, if any, now owned or, to the extent provided in the Pledge Agreement, hereafter acquired by it.

4. The Joining Party agrees that, upon its execution hereof, it will become an Assignor under the Security Agreement, and will be bound by all terms, conditions and duties applicable to an Assignor under the Security Agreement. Without limitation of the foregoing and in furtherance thereof, as security for the due and punctual payment of the Obligations (as defined in the Security Agreement), the Joining Party hereby assigns and transfers unto the Collateral Agent for the benefit of the Secured Creditors and hereby pledges and grants to the Collateral Agent for the benefit of the Secured Creditors, a continuing security interest in all Security Agreement Collateral, if any, now owned or, to the extent provided in the Security Agreement, hereafter acquired by it.

5. In connection with the grant by the Joining Party, pursuant to paragraph 3 above, of a security interest in all of its right, title and interest in the Pledge Agreement Collateral in favor of the Collateral Agent, the Joining Party agrees to deliver to the Collateral Agent for the benefit of the Secured Creditors, together with the delivery of this Joinder, each of the items required to be delivered by it pursuant to Section 3.2 of the Pledge Agreement.

6. Without limiting the foregoing, the Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by, and as

Exhibit M

(i) each Subsidiary Guarantor pursuant to Section 11 of the Subsidiaries Guaranty, (ii) each Assignor pursuant to Articles II, III, IV, V and VI of the Security Agreement and (iii) each Pledgor pursuant to Section 16 of the Pledge Agreement, and agrees to be bound by all covenants, agreements and obligations of a Subsidiary Guarantor, Assignor and Pledgor pursuant to the Subsidiaries Guaranty, the Security Agreement and the Pledge Agreement, respectively, and all other Credit Documents to which it is or becomes a party.

7. Annexes A, B, C, D, E, F and G to the Pledge Agreement are hereby amended by supplementing such Annexes with the information for the Joining Party contained on Annexes A, B, C, D, E, F and G attached hereto as Annex I. In addition, Annexes A, B, C, D, E, F and G to the Security Agreement are hereby amended by supplementing such Annexes with the information for the Joining Party contained on Annexes A, B, C, D, E, F and G attached hereto as Annex II.

8. This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. Delivery of an executed counterpart hereof by facsimile or other electronic transmission shall be as effective as delivery of any original executed counterpart hereof. In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder which shall remain binding on all parties hereto.

9. From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents.

10. The effective date of this Joinder is [DATE].

*    *    *

Exhibit M

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed as of the date first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

Accepted and Acknowledged by:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and as
Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

ANNEX I

to

JOINDER AGREEMENT

SCHEDULES A, B, C, D, E, F and G TO THE PLEDGE AGREEMENT

ANNEX A

to

PLEDGE AGREEMENT

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION

(AND WHETHER A REGISTERED ORGANIZATION AND/OR

A TRANSMITTING UTILITY), JURISDICTION OF ORGANIZATION

AND ORGANIZATIONAL IDENTIFICATION NUMBERS

Exact Legal Name of Each Pledgor	Registered Organization? (Yes/No)	Jurisdiction of Organization	Pledgor’s Organization Identification Number (or, if it has none, so indicate)	Transmitting Utility? (Yes/No)

ANNEX B

to

PLEDGE AGREEMENT

SCHEDULE OF SUBSIDIARIES

Entity	Ownership	Jurisdiction of Organization

ANNEX C

to

PLEDGE AGREEMENT

SCHEDULE OF STOCK

1.	[PLEDGOR]

Name of Issuing Corporation	Type of Shares	Number of Shares	Certificate No.	Percentage Owned	Sub-clause of Section 3.2(a) of Pledge Agreement

2.	[ADDITIONAL PLEDGOR(S)]

Name of Issuing Corporation	Type of Shares	Number of Shares	Certificate No.	Percentage Owned	Sub-clause of Section 3.2(a) of Pledge Agreement

ANNEX D

to

PLEDGE AGREEMENT

SCHEDULE OF NOTES

1.	[PLEDGOR]

Amount	Maturity Date	Obligor	Sub-clause of Section 3.2(a) of Pledge Agreement

2.	[ADDITIONAL PLEDGOR(S)]

Amount	Maturity Date	Obligor	Sub-clause of Section 3.2(a) of Pledge Agreement

ANNEX E

to

PLEDGE AGREEMENT

SCHEDULE OF LIMITED LIABILITY COMPANY INTERESTS

1.	[PLEDGOR]

Name of Issuing Limited Liability Company	Type of Interest	Percentage Owned	Sub-clause of Section 3.2(a) of Pledge Agreement

2.	[ADDITIONAL PLEDGOR(S)]

Name of Issuing Limited Liability Company	Type of Interest	Percentage Owned	Sub-clause of Section 3.2(a) of Pledge Agreement

ANNEX F

to

PLEDGE AGREEMENT

SCHEDULE OF PARTNERSHIP INTERESTS

1.	[PLEDGOR]

Name of Issuing Partnership	Type of Interest	Percentage Owned	Sub-clause of Section 3.2(a) of Pledge Agreement

2.	[ADDITIONAL PLEDGOR(S)]

Name of Issuing Partnership	Type of Interest	Percentage Owned	Sub-clause of Section 3.2(a) of Pledge Agreement

ANNEX G

to

PLEDGE AGREEMENT

SCHEDULE OF CHIEF EXECUTIVE OFFICES

Name of Pledgor	Address(es) of Chief Executive Office

ANNEX II

to

JOINDER AGREEMENT

SCHEDULES A, B, C, D, E, F and G TO THE SECURITY AGREEMENT

ANNEX A

to

SECURITY AGREEMENT

SCHEDULE OF CHIEF EXECUTIVE OFFICES

Name of Assignor	Address(es) of Chief Executive Office

ANNEX B

to

SECURITY AGREEMENT

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION

(AND WHETHER A REGISTERED ORGANIZATION AND/OR

A TRANSMITTING UTILITY), JURISDICTION OF ORGANIZATION

AND ORGANIZATIONAL IDENTIFICATION NUMBERS

Exact Legal Name of Each Assignor	Type of Organization (or, if the Assignor is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Assignor’s Organization Identification Number (or, if it has none, so indicate)	Transmitting Utility? (Yes/No)

ANNEX C

to

SECURITY AGREEMENT

SCHEDULE OF TRADE AND FICTITIOUS NAMES

Name of Assignor	Trade and/or Fictitious Names

ANNEX D

to

SECURITY AGREEMENT

DESCRIPTION OF COMMERCIAL TORT CLAIMS

Name of Assignor	Description of Commercial Tort Claims

ANNEX E

to

SECURITY AGREEMENT

SCHEDULE OF MARKS AND APPLICATIONS;

INTERNET DOMAIN NAME REGISTRATIONS

1.	Marks and Applications:

Marks	Country	Registration No.

2.	Internet Domain Name Registrations:

Internet Domain Names	Country	Registration No. (or other applicable identifier)

ANNEX F

to

SECURITY AGREEMENT

SCHEDULE OF PATENTS

ANNEX G

to

SECURITY AGREEMENT

SCHEDULE OF COPYRIGHTS

NUMBERS REGISTRATION	PUBLICATION DATE	COPYRIGHT TITLE

EXHIBIT N

FORM OF SUBORDINATION PROVISIONS

Section 1.01. Subordination of Liabilities. [Name of Payor] (the “Payor”), for itself, its successors and assigns, covenants and agrees, and each holder of the Note to which this Annex A is attached (the “Note”) by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, interest on, and all other amounts owing in respect of, the Note (the “Subordinated Indebtedness”) is hereby expressly subordinated, to the extent and in the manner set forth below, to the prior payment in full in cash of all Senior Indebtedness (as defined in Section 1.07 of this Annex A). The provisions of this Annex A shall constitute a continuing offer to all persons or other entities who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such holders are made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

Section 1.02. Payor Not to Make Payments with Respect to Subordinated Indebtedness in Certain Circumstances. (a) Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all Obligations (as defined in Section 1.07 of this Annex A) owing in respect of the Senior Indebtedness shall first be paid in full in cash in accordance with the terms thereof, before any payment of any kind or character, whether in cash, property, securities or otherwise, is made on account of the Subordinated Indebtedness.

(b) The Payor may not, directly or indirectly (and no person or other entity on behalf of the Payor may), make any payment of any Subordinated Indebtedness and may not acquire any Subordinated Indebtedness for cash or property until all Senior Indebtedness has been paid in full in cash if any event of default under the Credit Agreement (as defined in Section 1.07 of this Annex A) or any other issue of Senior Indebtedness is then in existence or would result therefrom. Each holder of the Note hereby agrees that, so long as any such event of default in respect of any issue of Senior Indebtedness exists, it will not sue for, or otherwise take any action to enforce the Payor’s obligations to pay, amounts owing in respect of the Note. Each holder of the Note understands and agrees that to the extent that clause (a) of this Section 1.02 or this clause (b) prohibits the payment of any Subordinated Indebtedness, such unpaid amount shall not constitute a payment default under the Note and the holder of the Note may not sue for, or otherwise take action to enforce the Payor’s obligation to pay such amount, provided that such unpaid amount shall remain an obligation of the Payor to the holder of the Note pursuant to the terms of the Note.

(c) In the event that, notwithstanding the provisions of the preceding subsections (a) and (b) of this Section 1.02, the Payor (or any Person on behalf of the Payor) shall make (or the holder of the Note shall receive) any payment on account of the Subordinated Indebtedness at a time when payment is not permitted by said subsection (a) or (b), such payment shall be held by the holder of the Note, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or the trustee under the indenture or other agreement pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear (including by

Exhibit N

giving effect to any intercreditor or subordination arrangements among such holders), for application pro rata to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if such notice is not given, the Payor shall give the holder of the Note prompt written notice of any maturity of Senior Indebtedness after which such Senior Indebtedness remains unsatisfied.

Section 1.03. Subordination to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of Payor. (a) Upon any distribution of assets of the Payor upon dissolution, winding up, liquidation or reorganization of the Payor (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness in accordance with the terms thereof (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before the holder of the Note is entitled to receive any payment of any kind or character on account of the Subordinated Indebtedness;

(ii) any payment or distributions of assets of the Payor of any kind or character, whether in cash, property or securities to which the holder of the Note would be entitled except for the provisions of this Annex A, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued as their respective interests may appear (including by giving effect to any intercreditor or subordination arrangements among such holders), to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

(iii) in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of the Payor of any kind or character, whether in cash, property or securities, shall be received by the holder of the Note on account of Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash in accordance with the terms thereof, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear (including by giving effect to any intercreditor or subordination arrangements among such holders) for application to the payment of such Senior Indebtedness until all such Senior

Exhibit N

Indebtedness shall have been paid in full in cash in accordance with the terms thereof, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

(b) To the extent any payment of Senior Indebtedness (whether by or on behalf of any Payor, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment has not occurred.

(c) If the holder of the Note does not file a proper claim or proof of debt in the form required in any proceeding or other action referred to in the introduction paragraph of this Section 1.03 prior to 30 days before the expiration of the time to file such claim or claims, then any of the holders of the Senior Indebtedness or their representative is hereby authorized to file an appropriate claim for and on behalf of the holder of the Note.

(d) Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if such notice is not given, the Payor shall give prompt written notice to the holder of the Note of any dissolution, winding up, liquidation or reorganization of the Payor (whether in bankruptcy, insolvency or receivership proceedings or upon assignment for the benefit of creditors or otherwise).

Section 1.04. Subrogation. Subject to the prior payment in full in cash of all Senior Indebtedness in accordance with the terms thereof, the holder of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Payor applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Payor or by or on behalf of the holder of the Note by virtue of this Annex A which otherwise would have been made to the holder of the Note shall, as between the Payor, its creditors other than the holders of Senior Indebtedness, and the holder of the Note, be deemed to be payment by the Payor to or on account of the Senior Indebtedness, it being understood that the provisions of this Annex A are and are intended solely for the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Section 1.05. Obligation of the Payor Unconditional. Nothing contained in this Annex A or in the Note is intended to or shall impair, as between the Payor and the holder of the Note, the obligation of the Payor, which is absolute and unconditional, to pay to the holder of the Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of the Note and creditors of the Payor other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of the Note from exercising all remedies otherwise permitted by applicable law upon an event of default under the Note, subject to the provisions of this Annex A and the rights, if any, under this Annex A of the holders of Senior

Exhibit N

Indebtedness in respect of cash, property, or securities of the Payor received upon the exercise of any such remedy. Upon any distribution of assets of the Payor referred to in this Annex A, the holder of the Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of the Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex A.

Section 1.06. Subordination Rights Not Impaired by Acts or Omissions of Payor or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Payor or by any act or failure to act in good faith by any such holder, or by any noncompliance by the Payor with the terms and provisions of the Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of the Note with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew, increase or otherwise alter, any Senior Indebtedness or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holder of the Note.

Section 1.07. Senior Indebtedness. The term “Senior Indebtedness” shall mean all Obligations (as defined below) (i) of the Payor under, or in respect of, (x) the Credit Agreement (as amended, modified, supplemented, extended, restated, refinanced, replaced or refunded from time to time, the “Credit Agreement”), dated as of November 15, 2013, by and among [TSI Holdings II, LLC], [the Payor] [Town Sports International, LLC], the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent, and any renewal, extension, restatement, refinancing or refunding thereof, and (y) each other Credit Document (as defined in the Credit Agreement) to which the Payor is a party and (ii) of the Payor under, or in respect of (including by reason of its Guaranty (as defined in the Credit Agreement) to the extent that the Payor is a party thereto), any Interest Rate Protection Agreements or Other Hedging Agreements (each as defined in the Credit Agreement). As used herein, the term “Obligation” shall mean any principal, interest, premium, penalties, fees, expenses, indemnities and other liabilities and obligations (including guaranties of the foregoing liabilities and obligations) payable under the documentation governing any Senior Indebtedness (including post-petition interest at the rate provided in the documentation with respect to such Senior Indebtedness, whether or not such interest is an allowed claim against the debtor in any bankruptcy or similar proceeding).

Section 1.08. Miscellaneous. If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by the Payor or any other Person or entity is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason

Exhibit N

whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Payor or such other Person or entity), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

EXHIBIT O-1

INCREMENTAL TERM LOAN COMMITMENT AGREEMENT

[Name(s) of Lender(s)]

            ,

Town Sports International, LLC

5 Penn Plaza

4th Floor

New York, New York 10001

Re:	Incremental Term Loan Commitments

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of November 15, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among TSI Holdings II, LLC (“Holdings”), Town Sports International, LLC (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Deutsche Bank AG New York Branch, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

Each Lender (each an “Incremental Term Loan Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Term Loan Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Term Loan Lender, its “Incremental Term Loan Commitment”). Each Incremental Term Loan Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Credit Agreement, including, without limitation, Sections 2.01(c) and 2.14 thereof.

Each Incremental Term Loan Lender, the Borrower and the Administrative Agent acknowledge and agree that the Incremental Term Loan Commitments provided pursuant to this Agreement shall constitute Incremental Term Loan Commitments of the respective Tranche specified in Annex I attached hereto and, upon the incurrence of Incremental Term Loans pursuant to such Incremental Term Loan Commitments, shall constitute Incremental Term Loans under such specified Tranche for all purposes of the Credit Agreement and the other applicable Credit Documents. Each Incremental Term Loan Lender, the Borrower and the Administrative Agent further agree that, with respect to the Incremental Term Loan Commitment provided by each Incremental Term Loan Lender pursuant to this Agreement, such Incremental Term Loan Lender shall receive from the Borrower such upfront fees, unutilized commitment fees and/or other fees, if any, as may be separately agreed to in writing with the Borrower and the Incremental Term Loan Lenders (and which fees have been identified by the Borrower to the Administrative Agent), all of which fees shall be due and payable to such Incremental Term Loan Lender on the terms and conditions set forth in each such separate agreement.

Exhibit O-1

Furthermore, each of the parties to this Agreement hereby agree to the terms and conditions set forth on Annex I hereto in respect of each Incremental Term Loan Commitment provided pursuant to this Agreement.

Each Incremental Term Loan Lender party to this Agreement, to the extent not already a party to the Credit Agreement as a Lender thereunder, (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Credit Documents, (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents, as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender, and (v) in the case of each Incremental Term Loan Lender that is a Foreign Lender, attaches the forms and/or Certificates referred to in Section 5.04(d) of the Credit Agreement, certifying as to its entitlement as of the date hereof to a complete exemption from United States withholding taxes with respect to all payments to be made to it by the Borrower under the Credit Agreement and the other Credit Documents.

Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental Term Loan Lender, the Administrative Agent, the Borrower, Holdings and each Subsidiary Guarantor, (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of facsimile) hereof, (iii) the payment of any fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in Section 8 of Annex I hereto (such date, the “Agreement Effective Date”), each Incremental Term Loan Lender party hereto (i) shall be obligated to make the Incremental Term Loans provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Credit Agreement and in this Agreement, and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other applicable Credit Documents.

The Borrower acknowledges and agrees that (i) it shall be liable for all Obligations with respect to the Incremental Term Loan Commitments provided hereby including, without limitation, all Incremental Term Loans made pursuant thereto, and (ii) all such Obligations (including all such Incremental Term Loans) shall constitute (and be included in the definition of) “Guaranteed Obligations” under each Guaranty and be entitled to the benefits of the respective Security Documents and each Guaranty as, and to the extent, provided in the Credit Agreement and in such other Credit Documents.

Holdings and each Subsidiary Guarantor acknowledges and agrees that all Obligations with respect to the Incremental Term Loan Commitments provided hereby and all Incremental Term Loans made pursuant thereto shall (i) be fully guaranteed pursuant to the Guaranties as, and to the extent, provided in the respective Guaranties and in the Credit Agreement, and (ii) be entitled to the benefits of the respective Security Documents as, and to the extent, provided therein and in the Credit Agreement.

Exhibit O-1

Attached hereto as Annex II is the officer’s certificate required to be delivered pursuant to clause (iii) of the definition of “Incremental Commitment Requirements” contained in the Credit Agreement certifying as to compliance with clauses (i) and (ii) of such definition and containing the calculations (in reasonable detail) required by such clause (ii) thereof.

Attached hereto as Annex III [is an opinion] [are opinions] of [insert name or names of counsel, including in-house counsel, who will be delivering opinions], counsel to the respective Credit Parties required to be delivered pursuant to clause (v) of the definition of “Incremental Commitment Requirements” contained in the Credit Agreement.

Attached hereto as Annex IV are true and correct copies of the applicable officers’ certificates and board of directors resolutions of the Credit Parties and, solely with respect to Holdings and the Borrower, good standing certificate, required to be delivered pursuant to clause (vi) of the definition of “Incremental Commitment Requirements” appearing in the Credit Agreement.

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on             ,         . If you do not so accept this Agreement by such time, our Incremental Term Loan Commitments set forth in this Agreement shall be deemed canceled.

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 13.12 of the Credit Agreement.

In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control.

*****

Exhibit O-1

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Very truly yours,

[NAME OF EACH INCREMENTAL TERM LOAN LENDER]

By
Name:
Title

Agreed and Accepted

this      day of             ,         :

TOWN SPORTS INTERNATIONAL, LLC

By:
Name:
Title:

Exhibit O-1

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit O-1

Each of Holdings and each Subsidiary Guarantor acknowledges and agrees to each the foregoing provisions of this Incremental Term Loan Commitment Agreement and to the incurrence of the Incremental Term Loans to be made pursuant thereto.

[INSERT SIGNATURE BLOCK FOR HOLDINGS AND SUBSIDIARY GUARANTORS]

ANNEX I TO EXHIBIT O-1

TERMS AND CONDITIONS FOR

INCREMENTAL TERM LOAN COMMITMENT AGREEMENT

Dated as of             ,

1. Name of Borrower and jurisdiction of organization: Town Sports International, LLC, a New York limited liability company.

2.	Incremental Term Loan Commitment Amounts (as of the Agreement Effective Date):

Names of Incremental Term Loan Lenders	Amount of Incremental Term Loan Commitment stated Dollars

Total:[1]

3.	Designation of Tranche of Incremental Term Loan Commitments (and Incremental Term Loans to be funded thereunder)[2]:

4.	Indicate the Incremental Term Loan Borrowing Date:

5.	Incremental Term Loan Maturity Date:[3]

6.	Dates for, and amounts of, Incremental Term Loan Scheduled Repayments:[4]

[1]	The aggregate amount of each Tranche of Incremental Term Loan Commitments must be at least $25,000,000 (or such lower amount as may be acceptable to the Administrative Agent) and in integral multiples of $5,000,000 in excess thereof.
[2]	Designate the respective Tranche for such Incremental Term Loan Commitments or indicate that it is to be added to (and form part of) an existing Tranche of Term Loans.
[3]	Insert Maturity Date for the Incremental Term Loans to be incurred pursuant to the Incremental Term Loan Commitments provided hereunder, provided that (i) such Incremental Term Loan Maturity Date shall be no earlier than the Initial Term Loan Maturity Date, and (ii) in the event the Incremental Term Loan Commitments to be provided pursuant to this Agreement are to be added to (and form a part of ) an existing Tranche of Term Loans, the Incremental Term Loan Maturity Date for the Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments shall be the same Maturity Date as for such existing Tranche of Term Loans.
[4]	Set forth the Scheduled Incremental Term Loan Repayment Dates and the principal amount (expressed as a numerical amount or as a percentage of the aggregate amount of Incremental Term Loans to be incurred

(continued…)

Annex I to Exhibit O-1

7.	Applicable Margins, Base Rate floor and Eurodollar Rate floor:[5]

8.	Other Conditions Precedent:[6]

[9.	The Borrower agrees to pay compensation as, and to the extent, provided in the last paragraph of Section 2.14(c) of the Credit Agreement.][7]

(…continued)

pursuant to the Incremental Term Loan Commitments provided hereunder), provided that (i) to the extent the Incremental Term Loan Commitments being provided hereunder constitute a new Tranche of Term Loans, the Weighted Average Life to Maturity of such new Tranche shall be no less than the Weighted Average Life to Maturity as then in effect for the Initial Term Loans, and (ii) in the event the Incremental Term Loan Commitments to be provided hereunder are to be added to (and form a part of) an existing Tranche of Term Loans, (x) the Scheduled Incremental Term Loan Repayments for such Incremental Term Loans shall be the same (on a proportionate basis) as is theretofore applicable to the existing Tranche of Term Loans to which such new Incremental Term Loans are being added, and (y) such Incremental Term Loans shall have the same Scheduled Incremental Term Loan Repayment Dates.
[5]	Insert the Applicable Margins, Base Rate floor and Eurodollar Rate floor that shall apply to the Incremental Term Loans being provided hereunder, provided in the event the Incremental Term Loan Commitments to be provided hereunder are to be made under (and form a part of) an existing Tranche of Term Loans, the Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments shall have the same Applicable Margins applicable to such existing Tranche of Term Loans.
[6]	Insert any additional conditions precedent which may be required to be satisfied prior to the Agreement Effective Date.
[7]	Insert if the respective Incremental Term Loan Commitments are to be added to (and form a part of) an existing Tranche of Term Loans and to the extent any related breakage type compensation is required to be paid by the Borrower.

EXHIBIT O-2

INCREMENTAL RL COMMITMENT AGREEMENT

[Name(s) of Lender(s)]

            ,

Town Sports International, LLC

5 Penn Plaza

4th Floor

New York, New York 10001

Re:	Incremental RL Commitments

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of November 15, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among TSI Holdings II, LLC (“Holdings”), Town Sports International, LLC (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Deutsche Bank AG New York Branch, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

Each Lender (each an “Incremental RL Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental RL Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental RL Lender, its “Incremental RL Commitment”). Each Incremental RL Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Credit Agreement, including, without limitation, Sections 2.01(b) and 2.15 thereof.

Each Incremental RL Lender, the Borrower and the Administrative Agent acknowledge and agree that the Revolving Loans incurred pursuant to the Incremental RL Commitments provided pursuant to this Agreement shall constitute Revolving Loans for all purposes of the Credit Agreement and the other applicable Credit Documents. Each Incremental RL Lender, the Borrower and the Administrative Agent further agree that, with respect to the Incremental RL Commitment provided by each Incremental RL Lender pursuant to this Agreement, such Incremental RL Lender shall receive from the Borrower such upfront fees, unutilized commitment fees and/or other fees, if any, as may be separately agreed to in writing with the Borrower and the Incremental RL Lenders (and which fees have been identified by the Borrower to the Administrative Agent), all of which fees shall be due and payable to such Incremental RL Lender on the terms and conditions set forth in each such separate agreement.

Furthermore, each of the parties to this Agreement hereby agree to the terms and conditions set forth on Annex I hereto in respect of each Incremental RL Commitment provided pursuant to this Agreement.

Exhibit O-2

Each Incremental RL Lender party to this Agreement, to the extent not already a party to the Credit Agreement as a Lender thereunder, (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Credit Documents, (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents, as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender, and (v) in the case of each Incremental RL Lender that is a Foreign Lender, attaches the forms and/or Certificates referred to in Section 5.04(d) of the Credit Agreement, certifying as to its entitlement as of the date hereof to a complete exemption from United States withholding taxes with respect to all payments to be made to it by the Borrower under the Credit Agreement and the other Credit Documents.

Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental RL Lender, the Administrative Agent, the Borrower, Holdings and each Subsidiary Guarantor, (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of facsimile) hereof, (iii) the payment of any fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in Section 5 of Annex I hereto (such date, the “Agreement Effective Date”), each Incremental RL Lender party hereto (i) shall be obligated to make the Revolving Loans provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Credit Agreement and in this Agreement, and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other applicable Credit Documents.

The Borrower acknowledges and agrees that (i) it shall be liable for all Obligations with respect to the Incremental RL Commitments provided hereby including, without limitation, all Revolving Loans made pursuant thereto, and (ii) all such Obligations (including all such Revolving Loans) shall constitute (and be included in the definition of) “Guaranteed Obligations” under each Guaranty and be entitled to the benefits of the respective Security Documents and each Guaranty as, and to the extent, provided in the Credit Agreement and in such other Credit Documents.

Holdings and each Subsidiary Guarantor acknowledges and agrees that all Obligations with respect to the Incremental RL Commitments provided hereby and all Revolving Loans made pursuant thereto shall (i) be fully guaranteed pursuant to the Guaranties as, and to the extent, provided in the respective Guaranties and in the Credit Agreement, and (ii) be entitled to the benefits of the respective Security Documents as, and to the extent, provided therein and in the Credit Agreement.

Exhibit O-2

Attached hereto as Annex II is the officer’s certificate required to be delivered pursuant to clause (iii) of the definition of “Incremental Commitment Requirements” contained in the Credit Agreement certifying as to compliance with clauses (i) and (ii) of such definition and containing the calculations (in reasonable detail) required by such clause (ii) thereof.

Attached hereto as Annex III [is an opinion] [are opinions] of [insert name or names of counsel, including in-house counsel, who will be delivering opinions], counsel to the respective Credit Parties required to be delivered pursuant to clause (v) of the definition of “Incremental Commitment Requirements” contained in the Credit Agreement.

Attached hereto as Annex IV are true and correct copies of the applicable officers’ certificates and board of directors resolutions of the Credit Parties and, solely with respect to Holdings and the Borrower, good standing certificate, required to be delivered pursuant to clause (vi) of the definition of “Incremental Commitment Requirements” appearing in the Credit Agreement.

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on             ,         . If you do not so accept this Agreement by such time, our Incremental

RL Commitments set forth in this Agreement shall be deemed canceled.

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 13.12 of the Credit Agreement.

In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control.

*****

Exhibit O-2

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Very truly yours,

[NAME OF EACH INCREMENTAL RL LENDER]

By
Name:
Title

Agreed and Accepted
this day of , :

TOWN SPORTS INTERNATIONAL, LLC

By:
Name:
Title:

Exhibit O-2

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit O-2

Each of Holdings and each Subsidiary Guarantor acknowledges and agrees to each the foregoing provisions of this Incremental RL Commitment Agreement and to the incurrence of the Revolving Loans to be made pursuant thereto.

[INSERT SIGNATURE BLOCK FOR HOLDINGS AND SUBSIDIARY GUARANTORS]

ANNEX I TO EXHIBIT O-2

TERMS AND CONDITIONS FOR INCREMENTAL

RL COMMITMENT AGREEMENT

Dated as of             ,

1. Name of Borrower and jurisdiction of organization: Town Sports International, LLC, a New York limited liability company.

2.	Incremental RL Commitment Amounts (as of the Agreement Effective Date):

Names of Incremental RL Lenders	Amount of Incremental RL Commitment stated Dollars

Total:[1]

3.	Indicate the Incremental RL Commitment Date:

4.	Applicable Margins:[2]

5.	Other Conditions Precedent:[3]

[6.	The Borrower agrees to pay compensation as, and to the extent, provided in Section 2.15(c) of the Credit Agreement.][4]

[1]	The aggregate amount of Incremental RL Commitments must be at least $10,000,000 (or such lower amount as may be acceptable to the Administrative Agent) and in integral multiples of $1,000,000 in excess thereof.
[2]	Insert the Applicable Margins that shall apply to the Revolving Loans to be incurred pursuant to the Incremental RL Commitments being provided hereunder.
[3]	Insert any additional conditions precedent which may be required to be satisfied prior to the Agreement Effective Date.
[4]	Insert to the extent any related breakage type compensation is required to be paid by the Borrower.

EXHIBIT P

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (this “Agreement”) is executed as of November 15, 2013 by and between TSI Holdings (IP), LLC, a Delaware limited liability company (“IP Sub”), and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent, for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, TSI Holdings II, LLC, Town Sports International, LLC (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Deutsche Bank AG New York Branch, as administrative agent (together with any successor administrative agent, the “Administrative Agent”), have entered into a Credit Agreement, dated as of November 15, 2013 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower, all as contemplated therein (the Lenders, the Issuing Lenders, the Administrative Agent and the Collateral Agent are herein called the “Lender Creditors”);

WHEREAS, the Borrower and/or one or more of its Subsidiaries may at any time and from time to time enter into one or more Interest Rate Protection Agreements or Other Hedging Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if any, collectively, the “Other Creditors” and, together with the Lender Creditors, the “Secured Creditors”);

WHEREAS, IP Sub is an indirect Wholly-Owned Domestic Subsidiary of the Borrower and desires, and is required pursuant to the provisions of the Credit Agreement, to become a Subsidiary Guarantor under the Subsidiaries Guaranty, an Assignor under, and as defined in, the Security Agreement (an “Assignor”), and a Pledgor under, and as defined in, the Pledge Agreement (a “Pledgor”);

WHEREAS, IP Sub will obtain benefits from the incurrence of Loans by, and the issuance of Letters of Credit for the account of, the Borrower, in each case pursuant to the Credit Agreement and the entering into by the Borrower and/or one or more of its other Subsidiaries of Interest Rate Protection Agreements and Other Hedging Agreements and, accordingly, desires to execute the Subsidiaries Guaranty, the Security Agreement and the Pledge Agreement in order to satisfy the requirements described in the preceding recital;

WHEREAS, IP Sub is the direct Subsidiary of TSI Insurance, Inc., a Delaware corporation (“Insurance Sub”), an entity regulated by the New York State Insurance Department, a governmental authority that has required that any grant of security interest by IP Sub as Assignor or Pledgor pursuant to the Security Agreement or the Pledge Agreement, respectively, be subordinated to insurance claims against Insurance Sub by the policyholders of Insurance Sub;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to IP Sub, the receipt and sufficiency of which are hereby acknowledged, IP Sub hereby covenants and agrees with the Collateral Agent, for the benefit of the Secured Creditors, as follows:

Section 1.01. Subordination of Liabilities. IP Sub, for itself, its successors and assigns, covenants and agrees, and the Collateral Agent for the benefit of the Secured Creditors by its acceptance hereof likewise covenants and agrees, that IP Sub’s guaranty of its Guaranteed Obligations (as defined in the Subsidiaries Guaranty) (the “Guaranty”), its pledge of its collateral in support of its Obligations (as defined in the Pledge Agreement) (the “Pledge”) and its assignment of a security interest in its collateral in support of its Obligations (as defined in the Security Agreement) (the “Assignment”) (such guaranty, pledge and assignment by IP Sub are collectively referred to as the “Subordinated Obligations”) are hereby expressly subordinated, to the extent and in the manner set forth below, to the prior payment in full of all insurance claims now or hereafter payable by Insurance Sub to its policyholders in the reasonable determination of the New York State Insurance Department (“Claims”). IP Sub is entering into the Subsidiaries Guaranty, the Pledge Agreement and the Security Agreement in reliance upon the subordination provisions contained in this Agreement. Upon acceptance by the Collateral Agent, the provisions of this Agreement shall become effective against the Secured Creditors with respect to the Subordinated Obligations of IP Sub.

Section 1.02. No Recovery against IP Sub with Respect to Subordinated Obligations until Payment in Full of Claims. (a) All Claims shall first be paid in full in accordance with the terms thereof and to the satisfaction of the New York State Insurance Department before any payment of any kind or character, whether in cash, property, securities or otherwise, is made on account of the Subordinated Obligations of IP Sub.

(b) The Collateral Agent shall not (and no Person on behalf of the Collateral Agent may) take any action directly or indirectly to recover or collect against IP Sub or its assets in respect of any of IP Sub’s Guaranty, Pledge or Assignment, or otherwise seek to have IP Sub make any payment on account of the Subordinated Obligations of IP Sub, until all Claims have been paid in full in accordance with the terms thereof.

(c) In the event that, notwithstanding the provisions of the preceding subsections (a) and (b) of this Section 1.02, the Collateral Agent (or any Person on behalf of the Collateral Agent) shall receive any recovery or collection against IP Sub or its assets in respect of any of IP Sub’s Guaranty, Pledge or Assignment at a time when recovery, collection or payment is not permitted by said subsection (a) or (b), such amount shall be held by the Collateral Agent, in trust for the benefit of, and shall be paid forthwith over and delivered to, Insurance Sub, for application to the payment of all Claims remaining unpaid to the extent necessary to pay all Claims in full in accordance with the terms thereof and to the satisfaction of the New York State Insurance Department.

Section 1.03. Subordination to Prior Payment of All Claims on Dissolution, Liquidation or Reorganization of IP Sub. (a) Upon any distribution of assets of IP Sub upon dissolution, winding up, liquidation or reorganization of IP Sub (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) the holders of all Claims shall first be entitled to receive payment in full of all Claims in accordance with the terms thereof and to the satisfaction of the New York State Insurance Department before the Collateral Agent is entitled to receive any payment of any kind or character against IP Sub or its assets on account of the Subordinated Obligations of IP Sub;

(ii) any payment or distributions of assets of IP Sub of any kind or character, whether in cash, property or securities, to which the Collateral Agent would be entitled except for the provisions of this Agreement, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, to the holders of Claims or their representative or representatives to the satisfaction of the New York State Insurance Department, to the extent necessary to make payment in full of all Claims remaining unpaid in accordance with the terms thereof; and

(iii) in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of IP Sub of any kind or character, whether in cash, property or securities, shall be received by the Collateral Agent on account of Subordinated Obligations of IP Sub before all Claims are paid in full in accordance with the terms thereof and to the satisfaction of the New York State Insurance Department, such payment or distribution shall be received and held in trust by the Collateral Agent for and shall be paid over to the holders of the Claims remaining unpaid or their representative or representatives for application to the payment of such Claims until all such Claims shall have been paid in full in accordance with the terms thereof and to the satisfaction of the New York State Insurance Department.

(b) Without in any way modifying the provisions of this Agreement or affecting the subordination effected hereby if such notice is not given, IP Sub shall give prompt written notice to the Collateral Agent of any dissolution, winding up, liquidation or reorganization of IP Sub (whether in bankruptcy, insolvency or receivership proceedings or upon assignment for the benefit of creditors or otherwise).

Section 1.04. Subrogation. Subject to the prior payment in full of all Claims in accordance with the terms thereof and to the satisfaction of the New York State Insurance Department, the Collateral Agent shall be subrogated to the rights of the holders of Claims to receive payments or distributions of assets of IP Sub applicable to the Claims until all Subordinated Obligations shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Claims by or on behalf of IP Sub or by or on behalf of the Collateral Agent by virtue of this Agreement which otherwise would have been made to the Collateral Agent shall, as between IP Sub, its creditors other than the holders of Claims, and the Collateral Agent, be deemed to be payment by IP Sub of Claims or on account of IP Sub’s Guaranty, Pledge or Assignment, it being understood that the provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Collateral Agent, on the one hand, and the holders of the Claims, on the other hand.

Section 1.05. Obligation of IP Sub Unconditional. Nothing contained in this Agreement is intended to or shall impair, as between IP Sub and the Collateral Agent (on behalf of the Secured Creditors), the obligation of IP Sub, which is absolute and unconditional, for its Obligations under the Guaranty, Pledge and Assignment and to pay to the Collateral Agent for the benefit of the Secured Creditors on account of the Subordinated Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Collateral Agent and creditors of IP Sub other than the holders of the Claims, nor shall anything herein or therein prevent the Collateral Agent from exercising all remedies otherwise permitted by applicable law upon an event of default under the Credit Agreement, subject to the provisions of this Agreement. Upon any distribution of assets of IP Sub referred to in this Agreement, the Collateral Agent shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the Collateral Agent, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Claims and other indebtedness of IP Sub, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Agreement.

Section 1.06. Termination. This Agreement shall continue in effect until the earlier of (i) the date upon which both (A) the Total Commitment under the Credit Agreement has been terminated, no Note under the Credit Agreement is outstanding and all Loans thereunder have been repaid in full, all Letters of Credit issued under the Credit Agreement have been terminated and all other

Obligations (as defined in the Security Agreement) then due and payable have been paid in full and (B) unless the respective Interest Rate Protection Agreements and Other Hedging Agreements specifically provide otherwise, all Interest Rate Protection Agreements and Other Hedging Agreements entered into with any Other Creditor have been terminated and all Other Obligations then due and payable have been paid in full and (ii) such time as IP Sub is no longer regulated by the New York State Insurance Department.

Section 2.01. Successors; Choice of Law; Counterparts; Severability. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. Delivery of an executed counterpart hereof by facsimile or other electronic transmission shall be as effective as delivery of any original executed counterpart hereof. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto. From and after the execution and delivery hereof by the parties hereto, this Agreement shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents.

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IN WITNESS WHEREOF, IP Sub has caused this Agreement to be duly executed as of the date first above written.

TSI HOLDINGS (IP), LLC

By:
Name:
Title:

[Signature Page to TSI IP Sub Subordination Agreement]

Accepted and Acknowledged by:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to TSI IP Sub Subordination Agreement]